As Filed with the Securities and Exchange Commission on November 13, 2013	Registration No. 333-____________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SECUREALERT, INC.

(Name of Registrant As Specified in its Charter)

Utah	3669	87-0543981
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

150 West Civic Center Drive, Suite 400
Sandy, Utah 84070
Telephone: (801) 451-6141
(Address and Telephone Number of Principal Executive Offices)

Gordon Jesperson, Esq.
Chief Legal Counsel
150 West Civic Center Drive, Suite 400
Salt Lake City, UT 84070
Telephone: (801) 451-6141

(Name, Address and Telephone Number of Agent for Service)

Copies to:
Kevin R. Pinegar, Esq.
Wayne D. Swan, Esq.
Durham Jones & Pinegar, P.C.
111 East Broadway, Suite 900
Salt Lake City, UT 84111
Telephone: (801) 415-3000
Facsimile: (801) 415-3500

Approximate Date of Proposed Sale to the Public:
From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Being Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock, $0.00001 par value per share, issuable upon conversion of note	3,905,917	$18.90	$73,821,831	$9,508

Total	3,905,917			$9,508

(1) Pursuant to Rule 416 under the Securities Act, the shares being registered hereunder include such indeterminate number of shares of Common Stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act. The price per share and aggregate offering price are based on the closing sales price of the Registrant’s Common Stock on November 12, 2013, as reported on the OTC Markets (OTCQB).

The Registrant amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and the selling shareholder is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY	SUBJECT TO COMPLETION	November 13, 2013
PROSPECTUS

3,905,917 Shares of Common Stock

This prospectus relates to the offer and resale by the selling shareholder identified in this prospectus of up to 3,905,917 shares (the “Shares”) of the common stock, par value $0.00001, (the “Common Stock”) of SecureAlert, Inc., a Utah corporation (“SecureAlert”), issued to the selling shareholder upon conversion of a promissory note held by and payable to the selling shareholder (the “Note”).  The Note was made by SecureAlert under a Loan and Security Agreement between SecureAlert, Inc. and the selling shareholder on December 3, 2012.  The Note was converted and the Shares issued to the selling shareholder on September 30, 2013.

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale or other disposition of the Shares of Common Stock by the selling shareholder.  Please refer to the section of this prospectus entitled “The Loan and Security Agreement” for a description of the loan transaction involving the Note and the section entitled “Selling Shareholder” for additional information regarding the selling shareholder. The selling shareholder may, from time to time, sell, transfer or otherwise dispose of any or all of the Shares on any exchange, market or trading facility on which the Common Stock is traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at various prices determined at the time of sale or at negotiated prices. See “Plan of Distribution” for more information about how the selling shareholder may sell the Shares.

We will pay the expenses incurred in registering the Shares, including legal and accounting fees. The selling shareholder will pay any commissions and selling expenses it may incur in connection with the sale of the Shares. See “Plan of Distribution.”

Our Common Stock is currently quoted on the OTC Markets (OTCQB) under the symbol “SCRA.” On November 12, 2013, the last reported sale price of our Common Stock was $18.90 per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 4 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities regulators have approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ________ ___, 2013.

You should rely only on the information contained in this prospectus. We have not, and the selling shareholder has not, authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell, nor is the selling shareholder seeking an offer to buy, securities in any state where the offer or solicitation is not permitted. The information contained in this prospectus is complete and accurate as of the date on the front cover of this prospectus, but information may have changed since that date. We are responsible for updating this prospectus to ensure that all material information is included and we will update this prospectus to the extent required by law.

This prospectus includes statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe that these industry publications and third-party research, surveys and studies are reliable, we have not independently verified such data and we do not make any representation as to the accuracy of the information.

PROSPECTUS SUMMARY

SecureAlert, Inc., a Utah corporation, is referred to as “SecureAlert,” “we,” “us,” “our,” or the “Company” throughout this prospectus. The items in the following summary are described in more detail later in this prospectus. This summary does not contain all of the information you should consider. Before investing in our securities, you should read the entire prospectus carefully, including the “Risk Factors” beginning on page 4 and the financial statements and related notes beginning on page F-1. Our fiscal year ends on September 30.

Overview

We were originally formed to manufacture and market medical diagnostic stains, solutions and related equipment.  In July 2001, we expanded our product sales and monitoring services related to Personal Emergency Response Systems (“PERS”) and mobile Global Positioning System (“GPS”) tracking for the elderly.  In 2006, we introduced the GPS tracking technology and monitoring business for the incarceration industry, which includes manufacturing, distributing, and monitoring mobile emergency and interactive GPS tracking products worn on the body that focus on the defendant and offender tracking, monitoring and intervention marketplace.

In fiscal year 2010, we spun off our medical diagnostic stain and PERS business in an entity known as ActiveCare, Inc., a Delaware corporation.  At the end of fiscal year 2012, we sold our interest in Midwest Monitoring and Surveillance, Inc. to focus our resources on further developing our foreign markets.  Early in fiscal year 2013, we sold our wholly-owned subsidiary, Court Programs of Florida, Inc. and related entities, as part of the same strategy.

Our Products and Services

We market and deploy offender management programs, combining patented GPS tracking technologies, full-time 24/7/365 intervention-based monitoring capabilities.  Our vision is to be the global market leader for delivering the most reliable offender management solutions, which leverage superior intervention capabilities and integrated communication technologies.  We believe that we currently deliver the only offender management technology which effectively integrates GPS, RF (Radio Frequency) and an interactive 3-way voice communication system into a single piece device, deployable worldwide.

Our ReliAlert™ and ReliAlert XC™ devices are manufactured in the United States and include a portfolio of products, e-Arrest Beacons and monitoring services designed to create “Jails without Walls,” and facilitate re-socializing offender populations.  The products and services are customizable by offender types (e.g., domestic abusers, sexual predators, gang members, pre-trial defendants, or juvenile offenders) and offer practical solutions and options for the reintegration and effective re-socialization of select offenders safely back into society.  Additionally, our proprietary software and device firmware support the dynamic accommodation of agency-established monitoring protocols, victim protection imperatives, geographic boundaries, work environments, school attendance, rehabilitation programs and sanctioned home restrictions.  Our technologies are designed for domestic or international, federal, state and local agencies to provide location tracking of designated individuals within the criminal justice system and throughout a restricted geography.

Our GPS devices are securely attached around the offender’s ankle with a tamper resistant strap (steel cabling with optic fiber) that can be adjusted or removed without detection only by a supervising officer, and which is activated through services provided by our SecureAlert Monitoring Center (or other agency-based monitoring centers).  Our monitoring devices feature our upgraded, patented, dual-steel banded SecureCuff™ strap for “at-risk” offenders who have qualified for electronic monitoring supervision, but who require an incremental level of security and supervision, provided through both hardware and monitoring services.  Our monitoring and intervention centers act as an important link between the offender and the supervising officer, as intervention specialists persistently track and monitor the offender, initiating contact at the direction of the supervising agency and/or when the offender is in violation of any established restrictions or protocols.

The ReliAlert and ReliAlert XC units are intelligent devices with integrated computer circuitry and constructed from case-hardened plastics designed to promptly notify the intervention centers of any attempt made to breach applicable protocols, or to remove or otherwise tamper with the device or optical strap housing.  Electronic monitoring provides for significantly enhanced probation and parole supervision, while also rationalizing the increased or earlier release of expensive-to-house low-risk, at-risk or moderate risk offender populations.  We market our services on the basis that electronic monitoring and other supervisory programs provide cost-effective alternatives to incarceration or specific solutions for at-risk juveniles, domestic violence perpetrators and/or sexual predators, all of whom need careful monitoring and situational intervention to thwart repeat crimes.  Due to the continuing economic crisis domestically and globally, it is our view that these incarceration costs are unsustainable, given ongoing state and federal budget reductions, facility-specific overcrowding concerns, increased rehabilitation imperatives and politicized re-socialization agendas.

In support of continually evolving rehabilitation and re-socialization initiatives of law enforcement and justice agencies in the United States and global markets, we have made the strategic decision to adopt and pursue a broader services charter than most electronic monitoring companies.  Our “C.A.R.E.” programs support “Corrections” and “Accountability” objectives in concert with “Rehabilitation” and “Empowerment” agendas.  Specifically, our technology is deployed to facilitate a stringent protocol enforcement capability which incorporates restricted movement provisions coupled with enablement of positive reinforcement communications to support of social worker interactions, ongoing ministry options and proactive access by authorized counselors and sponsors.  We design our programs to be uniquely positioned to allow for regular, frequent, and positive interaction and daily affirmations with monitored offenders with the goal that they will become responsible and contributing members of society, even while living within the virtual “electronic fence” boundaries established through our proprietary technologies.

Corporate Information

Our principal executive office and monitoring facility is located at 150 West Civic Center Drive, Suite 400, Sandy, Utah 84070, and our telephone number is (801) 451-6141.  Our website address is www.securealert.com.  No information found on our website is part of this prospectus. Also, this prospectus may include the names of various government agencies or the trade names of other companies. Unless specifically stated otherwise, the use or display by us of such other parties’ names and trade names in this prospectus is not intended to and does not imply a relationship with, or endorsement or sponsorship of us by, any of these other parties.

Reverse Stock Split

On February 28, 2013, our shareholders approved a reduction in the authorized share capital of the Company to 15,000,000 shares of Common Stock, and authorized a reverse split to reduce the outstanding shares of the Company at a ratio of 200-for-1, which was implemented on March 25, 2013.  Share and per share information for the prior periods has been retroactively adjusted in this prospectus to reflect the effects of the reverse stock split.

Risk Factors

Important factors that could cause actual results to differ materially from our expectations (“cautionary statements”) are disclosed under “Risk Factors” and elsewhere in this prospectus, including without limitation, in conjunction with the forward-looking statements included in this prospectus.  All subsequent written and oral forward-looking statements attributable to us, or personas acting on our behalf, are expressly qualified in their entirety by the cautionary statements.  Some of the factors that we believe could affect our results include:

•	Risks related to our ability to generate sufficient cash to finance our operations, which may not be successful;
•
Risks related to general economic conditions; if recovery from the recent recession continues to be slow or prolonged, it could continue to adversely affect our government agency customers and our reliance on third-party manufacturers and suppliers increases our risk of obtaining adequate, timing, and cost-effective product supplies;

•	How well we manage our business;
•	Competition that could negatively impact our business;
•	Risks associated with adequately maintaining security and preventing unauthorized access to electronic and other confidential information and data breaches;
•	Risks related to our information systems;
•	Our current lack of a Chief Executive Officer and our inability to identify, hire and subsequently integrate a new Chief Executive Officer;
•	Changes in regulations or enforcement that may adversely impact our business;
•	Risks relating to conducting business internationally, subjecting us to a variety of regulations, political interests and monetary fluctuations;
•	Disruptions in the capital markets could increase our costs of doing business; and
•	The possibility that the interests of our controlling shareholder may conflict with the interests of other shareholders or creditors.

The foregoing factors are not exhaustive and new factors may emerge or changes to the foregoing factors may occur that could impact our business.  In addition, there may be other factors not presently known to us or which we currently consider to be immaterial that may cause our actual results of operations to differ materially from the forward-looking statements.  We undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise.  You should review carefully the section captioned “Risk Factors” in this prospectus.

THE OFFERING

On December 3, 2012, we entered into a Loan and Security Agreement (the “Loan Agreement”) with Sapinda Asia Limited (“Sapinda”), or the selling shareholder, pursuant to which it made available to us $16,640,000 (the “Loan”).  In connection with the Loan, we entered into a convertible secured promissory note in the principal amount of $16,640,000 (the “Note”).  By its terms, the Note was convertible into shares of our Common Stock, par value $0.00001 per share at a price of $4.50 per share.  On August 13, 2013, we entered into an Acknowledgement and Agreement with the selling shareholder, pursuant to which we agreed to file with the Securities and Exchange Commission (“SEC”) the registration statement that includes this prospectus under the Securities Act of 1933, as amended, or the Securities Act, for the purpose of registering the resale of the shares of Common Stock underlying conversion of the Note (the “Shares”).  On September 30, 2013, the selling shareholder exercised its right to convert the Note and we issued the Shares to be offered and sold by the selling shareholder under this prospectus.

The above descriptions of the Loan Agreement (including the Note) and the Acknowledgement and Agreement are qualified in their entirety by reference to Exhibits 10.30 and 10.33, respectively, to the registration statement of which this prospectus is a part, filed with the SEC on November 13, 2013.

Securities Offered

Common Stock offered by the selling shareholder	3,905,917 Shares
Common Stock outstanding prior to the offering	9,806,746 Shares
Common Stock outstanding after the offering	9,806,746 Shares
Use of proceeds	We will not receive any proceeds from the sale of the Shares by the selling shareholder in this offering. See “Use of Proceeds”.
Risk factors	An investment in the Shares involves a high degree of risk. See “Risk Factors” for a discussion of factors you should consider carefully before making an investment decision.
OTC Markets (OTCQB) symbol	SCRA

RISK FACTORS

Before you make a decision to invest in our securities, you should consider carefully the risks described below, together with other information in this prospectus. If any of the following events actually occur, our business, operating results, prospects or financial condition could be materially and adversely affected. This could cause the trading price of our Common Stock to decline and you may lose all or part of your investment. The risks described below are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also significantly impair our business operations and could result in a complete loss of your investment.

Risks Related to our Company

The financial statements contained in this prospectus for the year ended September 30, 2012 and for the nine months ended June 30, 2013, have been prepared on the basis that we will continue as a going concern, notwithstanding the fact that our financial performance and condition during the past few years raise substantial doubt as to our ability to do so. There is no assurance we will ever be profitable.  In fiscal year 2012, we incurred a net loss of $17,458,107 and had negative cash flows from operating activities of $1,709,388, and as of June 30, 2013 we have an accumulated deficit of $254,707,653 compared to an accumulated deficit of $248,513,626 at September 30, 2012.  These factors raise substantial doubt about our ability to continue as a going concern.  The financial statements included in this prospectus do not include any adjustments that might result from the outcome of this uncertainty.  Our plan with respect to this uncertainty is to focus on increasing the number of TrackerPAL™ and ReliAlert™ devices in the market place from which we will generate monitoring service revenue, reducing operating costs and raising capital through additional borrowings and or the sale of our equity securities.  There can be no assurance that revenues will increase rapidly enough to offset operating losses and repay indebtedness.  If we are unable to increase cash flows from operating activities or obtain additional financing, we will be unable to continue the development of our products and will likely cease operations.

Sales by certain of our shareholders of a substantial number of shares of our Common Stock in the public market, including the sale of the Shares in this offering, could adversely affect the market price of our Common Stock.  A large number of outstanding shares of our Common Stock are held by several of our principal shareholders, including the selling shareholder.  If any of these principal shareholders were to decide to sell large amounts of stock over a short period of time such sales could cause the market price of our Common Stock to decline.

We may not be able to generate sufficient cash from operations to satisfy our obligations.  Our ability to finance our debt obligations depends on our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. Some of our obligations are past due and is owed to several vendors and suppliers critical to our operations.  We cannot assure you that we will maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness.

If our cash flows and capital resources are insufficient to fund our operations and to pay our obligations, we may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure or refinance our indebtedness. These alternative measures may not be successful and may not permit us to meet our obligations. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our other obligations.  We may not be able to consummate those dispositions or to obtain the proceeds that we could realize from them and these proceeds may not be adequate to meet any debt service obligations then due.

Risks Related to our Business

Budgetary issues faced by government agencies could adversely impact our future revenue.  Our revenues are primarily derived from contracts with state, local and county government agencies in the United States and governments of Caribbean and Latin American nations.  Many of these government agencies are experiencing budget deficits and may continue to do so.  As a result, the amount spent by our current clients on equipment and services that we supply may be reduced or grow at rates slower than anticipated and it may be more difficult to attract additional government clients.  In addition, since 2009, the industry has experienced a general decline in average daily lease rate for GPS tracking units.  As a result of these factors, our ability to maintain or increase our revenues may be negatively affected.

As a result of our increased focus on a new business market, our business is subject to many of the risks of a new or start-up venture.  Our business goals and strategy subjects us to the risks and uncertainties usually associated with companies in their early stages of development.  If we are to be successful, we must accomplish the following, among other things:

•	Develop and introduce functional and attractive product and service offerings;
•	Increase awareness of our brand and develop consumer loyalty;
•	Respond to competitive and technological developments;
•	Increase gross profit margins;
•	Build an operational structure to support our business; and
•	Attract, retain and motivate qualified personnel.

If we fail to achieve these goals, that failure would have a material adverse effect on our business, prospects, financial condition and operating results.  There is no assurance that a market for our products or services will continue to develop or that demand for our products and services will be sustainable.  If the market fails to develop, develops more slowly than expected or becomes saturated with competitors, our business, financial condition and operating results would be materially adversely affected.

The selling shareholder is the beneficial owner of a significant percentage of our Common Stock, giving it and parties related to or affiliated with it substantial control, and limiting the influence of other shareholders on important policy and management issues. The selling shareholder is the beneficial owner of approximately 40% of our outstanding Common Stock as of October 18, 2013 (see “Security Ownership of Certain Beneficial Owners and Management” and “Selling Shareholder”).  The selling shareholder is therefore able to effectively control our affairs and business, including the election of our directors and, subject to certain limitations, approval or preclusion of fundamental corporate transactions. This concentration of ownership may also have the effect of delaying or preventing or entering into a change of control transaction or making other transactions more difficult or impossible without their support. In addition, this equity holder may have an interest in pursuing acquisitions, divestitures, financing or other transactions that, in its judgment, could enhance its equity investments, even though such transactions may involve risk to us or to our other shareholders.  Additionally, it may make investments in businesses that directly or indirectly compete with us, or may pursue acquisition opportunities that may be complementary to our business and, as a result, those acquisition opportunities may not be available to us.

There is no certainty that the market will accept our products and services.  Our targeted markets may be slow to or may never accept our products or services.  Governmental organizations may not use our products unless they determine, based on experience, advertising or other factors, that those products are a preferable alternative to currently available methods of tracking.  In addition, decisions to adopt new tracking devices can be influenced by government administrators, regulatory factors, and other factors largely outside our control.  No assurance can be given that key decision-makers will accept our new products, which could have a material adverse effect on our business, financial condition and results of operations.

We are dependent upon the services of our senior management team, and the failure to attract and retain such individuals could adversely affect our operations.  We are dependent on the services, abilities and experience of our executive officers. The permanent loss of the services of any of these senior executives and any change in the composition of our senior management team could have a negative impact on our ability to execute on our business and operating strategies.  We are currently evaluating candidates to hire as a Chief Executive Officer to take over from the interim CEO, a role currently filled by the Executive Committee of our Board of Directors.

We rely on significant suppliers for key products and cellular access. If we do not renew these agreements when they expire we may not continue to have access to these suppliers’ products or services at favorable prices or in volumes as we have in the past, which would reduce revenues and could adversely affect results of operations or financial condition. We have entered into an agreement with a national cellular access company for cellular services. We also rely currently on a single manufacturer for the manufacture of our TrackerPAL and ReliAlert devices. If any of these significant suppliers were to cease providing products or services to us, we would be required to seek alternative sources. There is no assurance that alternate sources could be located or that the delay or additional expense associated with locating alternative sources for these products or services would not materially and adversely affect our business and financial condition.

Our business subjects our research, development and ultimate marketing activities to current and possibly to future government regulations. The cost of compliance or the failure to comply with these regulations could adversely affect our business, results of operations and financial condition. Our monitoring device products are not subject to specific approvals from any governmental agency, although our products using cellular and GPS technologies must be manufactured in compliance with applicable rules and regulations of the Federal Communications Commission (“FCC”).  There can also be no assurance that changes in the legal or regulatory framework or other subsequent developments will not result in limitation, suspension or revocation of regulatory approvals granted to us. Any such events, were they to occur, could have a material adverse effect on our business, financial condition and results of operations.  We may be required to comply with FCC regulations for manufacturing practices, which mandate procedures for extensive control and documentation of product design, control and validation of the manufacturing process and overall product quality. Foreign regulatory agencies have similar manufacturing standards. Any third parties manufacturing our products or supplying materials or components for such products may also be subject to these manufacturing practices and mandatory procedures. If we, our management or our third-party manufacturers fail to comply with applicable regulations regarding these manufacturing practices, we could be subject to a number of sanctions, including fines, injunctions, civil penalties, delays, suspensions or withdrawals of market approval, seizures or recalls of product, operating restrictions and, in some cases, criminal prosecutions.  Our products and related manufacturing operations may also be subject to regulation, inspection and licensing by other governmental agencies, including the Occupational Health and Safety Administration.

We face intense competition, including competition from entities that are more established and may have greater financial resources than we do, which may make it difficult for us to establish and maintain a viable market presence.  Our current and expected markets are rapidly changing.  Existing products and services and emerging products and services will compete directly with our products.  Our technology competes directly with other technology, and, although we believe our technology has advantages over these competing systems, there can be no assurance that our technology will have advantages that are significant enough to cause users to adopt its use.  Competition is expected to increase.  Many of these competitors have products or techniques approved or in development and operate large, well-funded research and development programs in the field.  Moreover, these companies and institutions may be in the process of developing technology that could be ultimately more effective than our products.  We face competition based on product efficacy, availability of supply, marketing and sales capability, price and patent position.  There can be no assurance that our competitors will not develop more effective or more affordable products.

The loss of a significant customer may affect our results of operations and business condition.  During fiscal year 2013, two customers each accounted for 10% or more of sales as follows:  Customer A (34%) and Customer B (10%).  During the fiscal year ended September 30, 2013, we completed a contract with Customer A.  A three-year contract with Customer B comes up for renewal in November 2013 and it is anticipated that we will continue providing services to this customer under a month-to-month agreement. The loss of either of these customers may result in lower revenues and limit cash available to grow our business and to achieve profitability.

Our business plan is subject to the risks of technological uncertainty, which may result in our products failing to be competitive or readily accepted in our markets. Some of the products we are currently evaluating likely will require further research and development efforts before they can be commercialized. There can be no assurance that our research and development efforts will be successful.  In addition, the technology which we integrate or that we may expect to integrate with our product and service offerings is rapidly changing and developing.  We face risks associated with the possible obsolescence of our technology and the risks of delay in the further development of our own technologies. Cellular coverage is not uniform throughout our current and targeted markets and GPS technology depends upon “line-of-sight” access to satellite signals used to locate the user.  This limits the effectiveness of GPS if the user is in the lower floors of a tall building, underground or otherwise located where the signals have difficulty penetrating.

Our business plan anticipates significant growth through monitoring revenues and acquisitions. To manage the expected growth we will require capital and there is no assurance we will be successful in obtaining necessary additional funding.  If we are successful in implementing our business plan, we may be required to raise additional capital to manage anticipated growth.  Our actual capital requirements will depend on many factors, including but not limited to, the costs and timing of our ongoing business activities, the cost and timing of expanding our revenues, marketing and manufacturing activities, our ability to establish and maintain collaborative relationships, competing technological and market developments, the costs involved in preparing, filing, prosecuting, maintaining and enforcing and defending patent claims and other intellectual property rights, developments related to regulatory issues, and other factors, including many that are outside our control. To satisfy our capital requirements, we may seek to raise funds through borrowings as well as public or private financings, collaborative relationships or other arrangements. Any arrangement that includes the issuance of equity securities or securities convertible into our equity securities may be dilutive to shareholders (including the purchasers of the Shares), and debt financing, if available, may involve significant restrictive covenants that limit our ability to raise capital in other transactions. Collaborative arrangements, if necessary to raise additional funds, may require that we relinquish or encumber our rights to certain of our technologies, products or marketing territories.  Any inability or failure to raise capital when needed could also have a material adverse effect on our business, financial condition and results of operations. There can be no assurance that any such financing, if required, will be available on terms satisfactory to us, if at all.

Our products are subject to the risks and uncertainties associated with the protection of intellectual property and related proprietary rights.  We believe that our success depends in part on our ability to obtain and enforce patents, maintain trade secrets and operate without infringing on the proprietary rights of others in the United States and in other countries.  We own 13 patents and have filed and intend to file additional patent applications in the United States and in key foreign jurisdictions relating to our technologies, improvements to those technologies and for specific products we may develop.  There can be no assurance that patents will issue on any of these applications or that, if issued, any patents will not be challenged, invalidated or circumvented.  The prosecution of patent applications and the enforcement of patent rights are expensive, and the expense may adversely affect our profitability and the results of our operations.  In addition, there can be no assurance that the rights afforded by any patents will guarantee proprietary protection or competitive advantage.  Our success will also depend, in part, on our ability to avoid infringing the patent rights of others.  We must also avoid any material breach of technology licenses we may enter into with respect to our new products and services.  Existing patent and license rights may require us to alter the designs of our products or processes, obtain licenses or cease certain activities.  In addition, if patents have been issued to others that contain competitive or conflicting claims and such claims are ultimately determined to be valid and superior to our own, we may be required to obtain licenses to those patents or to develop or obtain alternative technology.  If any licenses are required, there can be no assurance that we will be able to obtain any necessary licenses on commercially favorable terms, if at all.  Any breach of an existing license or failure to obtain a license to any technology that may be necessary in order to commercialize our products may have a material adverse impact on our business, results of operations and financial condition.  Litigation that could result in substantial costs may also be necessary to enforce patents licensed or issued to us or to determine the scope or validity of third-party proprietary rights.  If our competitors prepare and file patent applications in the United States that claim technology also claimed by us, we may have to participate in proceedings declared by the United States Patent and Trademark Office to determine priority of invention, which could result in substantial costs, even if we eventually prevail.  An adverse outcome could subject us to significant liabilities to third parties, require disputed rights to be licensed from third parties or require that we cease using such technology.

We also rely on trade secrets laws to protect portions of our technology for which patent protection has not yet been pursued or is not believed to be appropriate or obtainable.  These laws may protect us against the unlawful or unpermitted disclosure of any information of a confidential and proprietary nature, including but not limited to our know-how, trade secrets, methods of operation, names and information relating to vendors or suppliers and customer names and addresses.  We intend to protect this unpatentable and unpatented proprietary technology and processes, in addition to other confidential and proprietary information in part, by entering into confidentiality agreements with employees, collaborative partners, consultants and certain contractors.  There can be no assurance that these agreements will not be breached, that we will have adequate remedies for any breach, or that our trade secrets and other confidential and proprietary information will not otherwise become known or be independently discovered or reverse-engineered by competitors.

We conduct business internationally with a variety of sovereign governments and we are subject to a variety of regulations and political interests that could affect the timing of our payment for services and the duration of our contracts.  We face the risk of systems interruptions and capacity constraints, possibly resulting in adverse publicity, revenue loss and erosion of customer trust.  The satisfactory performance, reliability and availability of our network infrastructure are critical to our reputation and our ability to attract and retain customers and to maintain adequate customer service levels.  We may experience temporary service interruptions for a variety of reasons, including telecommunications or power failures, fire, water damage, vandalism, computer bugs or viruses or hardware failures.  We may not be able to correct a problem in a timely manner.  Any service interruption that results in the unavailability of our system or reduces its capacity could result in real or perceived public safety issues that may affect customer confidence in our services and result in negative publicity that could cause us to lose customer accounts or fail to obtain new accounts.  Any inability to scale our systems may cause unanticipated system disruptions, slower response times, degradation in levels of customer service, or impaired quality and speed of transaction processing.  We are not certain that we will be able to project the rate or timing of increases, if any, in the use of our services to permit us to upgrade and expand our systems effectively or to integrate smoothly and newly developed or purchased modules with our existing systems.

General economic conditions may affect our revenue and harm our business.  As widely reported, financial markets in the United States, Europe and Asia have been experiencing extreme disruption in the past several years. Unfavorable changes in economic conditions, including declining consumer confidence, inflation, recession or other changes, may lead our customers to delay or reduce purchases of our products and services, adversely affecting our results of operations and financial condition. Challenging economic conditions also may impair the ability of our customers or distributors to pay for products or services they have purchased, and as a result, our reserves for doubtful accounts and write-offs of accounts receivable could increase. Our cash flows may be adversely affected by delayed payments or underpayments by our customers. We are unable to predict the duration and severity of the current disruption in financial markets and adverse economic conditions in the United States and other countries.

Serious disruptions or catastrophic events, including geo-political events and weather may adversely affect our business and results of operations.  Unforeseen public health issues, such as pandemics and epidemics, and geo-political events, such as civil unrest in a country in which our suppliers or customers are located or terrorist or military activities disrupting transportation, communications or utility systems, as well as natural disasters such as hurricanes, tornadoes, floods, earthquakes and other adverse weather and climate conditions, whether occurring in the U.S. or abroad, particularly during peak seasonal periods, could disrupt our operations or the operations of one or more of our vendors or customers located in the affected areas.  Such occurrences could significantly impact our operating results and financial performance.  As a result, our business could be adversely affected.

Risks Related to Our Common Stock

A decline in the price of our Common Stock could affect our ability to raise further working capital and adversely impact our operations and would severely dilute existing or future investors if we were to raise funds at lower prices.  A prolonged decline in the price of our Common Stock could result in a reduction in our ability to raise capital. Because our operations have been financed through the sale of equity securities and convertible debt instruments, a decline in the price of our Common Stock could be especially detrimental to our continued operations. Any reduction in our ability to raise equity capital in the future would force us to reallocate funds from other planned uses and would have a significant negative effect on our business plans and operations, including our ability to develop new products and continue our current operations. If our stock price declines, there can be no assurance that we can raise additional capital or generate funds from operations sufficient to meet our obligations.

We believe the following factors could cause the market price of our Common Stock to continue to fluctuate widely and could cause our Common Stock to trade at a price below the price at which you purchase your Shares:

•	actual or anticipated variations in our quarterly operating results;
•	announcements of new services, products, acquisitions or strategic relationships by us or our competitors;
•	changes in accounting treatments or principles;
•	changes in earnings estimates by securities analysts and in analyst recommendations; and
•	general political, economic, regulatory and market conditions.

The market price for our Common Stock may also be affected by our ability to meet or exceed expectations of analysts or investors. Any failure to meet these expectations, even if minor, could materially adversely affect the market price of our Common Stock.

If we issue additional shares of Common Stock in the future, it will result in the dilution of our existing shareholders.  Our Articles of Incorporation authorize the issuance of 15,000,000 shares of Common Stock. Our Board of Directors has the authority to issue additional shares of Common Stock up to the authorized capital stated in The Articles of Incorporation.  The issuance of any such shares of Common Stock will result in a reduction of the book value or market price of the outstanding shares of our Common Stock. If we do issue any such additional shares of Common Stock, such issuance also will cause a reduction in the proportionate ownership and voting power of all other shareholders. Further, any such issuance may result in a change of control of our corporation.

Trading of our Common Stock may be volatile and sporadic, which could depress the market price of our Common Stock and make it difficult for our shareholders to resell their shares.  There is currently a limited market for our Common Stock and the volume of our Common Stock traded on any day may vary significantly from one period to another. Our Common Stock is quoted on OTC Market’s OTCQB. Trading in stock quoted on OTC Market’s OTCQB is often thin and characterized by wide fluctuations in trading prices, due to many factors that may have little to do with our operations or business prospects. The availability of buyers and sellers represented by this volatility could lead to a market price for our Common Stock that is unrelated to operating performance. Moreover, OTC Market’s OTCQB is not a stock exchange, and trading of securities quoted on OTC Market’s OTCQB is often more sporadic than the trading of securities listed on a stock exchange like NASDAQ. There is no assurance that a sufficient market will develop in the stock, in which case it could be difficult for our shareholders to resell their stock.

Our Board of Directors may authorize the issuance of preferred stock and designate rights and preferences that will dilute the ownership and voting interests of existing shareholders without their approval.  Our Articles of Incorporation authorize us to issue up to 20,000,000 shares of preferred stock, at par value $0.0001. The Board of Directors is authorized to designate, and to determine the rights and preferences of any series or class of preferred stock. The Board of Directors may, without shareholder approval, issue shares of preferred stock with dividend, liquidation, conversion, voting or other rights which are senior to the Common Stock or which could adversely affect the voting power or other rights of the existing holders of outstanding shares of preferred stock or Common Stock. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of the Common Stock and reduce the likelihood that common shareholders will receive dividend payments and payments upon liquidation. The issuance of additional shares of preferred stock may also adversely affect an acquisition or change in control.  The Board of Directors has designated 85,000 shares of preferred stock as our Series D Preferred stock.  Each share of Series D Preferred stock is convertible into 30 shares of Common Stock.  Holders of the Series D Preferred stock may vote their shares on an as-converted basis on any issue presented for a vote of the shareholders, including the election of directors and the approval of certain transactions such as a merger or other business combination.  As of October 30, 2013, there were 468 shares of Series D Preferred issued and outstanding, which were convertible into 14,040 shares of Common Stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve substantial risks and uncertainties. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” but are also contained elsewhere in this prospectus. In some cases, you can identify forward-looking statements by the words “may,” “might,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “objective,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue” and “ongoing,” or the negative of these terms, or other comparable terminology intended to identify statements about the future. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements.

The forward-looking statements contained in this prospectus involve a number of risks and uncertainties, many of which are outside of our control. Factors that could cause actual results to differ materially from projected results include, but are not limited to, those discussed in “Risk Factors” elsewhere in this prospectus. Readers are expressly advised to review and consider those Risk Factors. Although we believe that the assumptions underlying the forward-looking statements contained in this prospectus are reasonable, any of the assumptions could be inaccurate, and therefore there can be no assurance that such statements will be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved. Furthermore, past performance in operations and share price is not necessarily indicative of future performance. Except as required by applicable laws including the securities laws of the United States, we disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

This prospectus relates to Shares of our Common Stock that may be offered and sold from time to time by the selling shareholder. We will not receive any proceeds upon the sale of the Shares by the selling shareholder.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Market Information

Our Common Stock is traded on the OTC Bulletin Board under the symbol “SCRA.OB.” The following table sets forth the range of high and low bid prices of our Common Stock as reported on the OTC Bulletin Board, adjusted to reflect the reverse stock split, for each of the periods indicated.  The sales information is available online at http://otcbb.com.

Fiscal Year Ended September 30, 2012	High	Low
First Quarter ended December 31, 2011	$20.00	$13.20
Second Quarter ended March 31, 2012	$15.40	$8.00
Third Quarter ended June 30, 2012	$10.80	$5.60
Fourth Quarter ended September 30, 2012	$7.80	$4.00

Fiscal Year Ended September 30, 2013	High	Low
First Quarter ended December 31, 2012	$14.60	$3.22
Second Quarter ended March 31, 2013	$14.60	$11.00
Third Quarter ended June 30, 2013	$14.70	$7.00
Fourth Quarter ended September 30, 2013	$20.90	$14.40

Holders

As of October 30, 2013, there were approximately 2,500 holders of record of our Common Stock and 9,806,746 shares of Common Stock outstanding. We also have granted options and warrants for the purchase of 434,806 shares of Common Stock and 5,400 shares of Series D Preferred stock that may be converted into 162,000 shares of Common Stock.  As of October 30, 2013, there were 468 shares of Series D Preferred stock outstanding, which are convertible into 14,040 shares of Common Stock and are voted on an as-converted basis with the outstanding Common Stock.

Dividends

Since incorporation, we have not declared any cash dividends on our Common Stock.  We do not anticipate declaring cash dividends on our Common Stock for the foreseeable future.  The Series D Preferred stock is entitled to dividends at the rate equal to 8% per annum calculated on the purchase amount actually paid for the shares or amount of debt converted.  The dividend is payable in cash or shares of Common Stock at the sole discretion of the Board of Directors.  To date all dividends payable on our preferred stock outstanding have been paid by issuance of shares of common or preferred stock.  During the fiscal years ended September 30, 2013 and 2012, we recorded $1,042,897 and $2,480,298 in stock dividend expense, respectively, payable with respect to our outstanding preferred stock.

Dilution

The Board of Directors determines when and under what conditions and at what prices to issue stock.  In addition, a significant number of shares of Common Stock are reserved for issuance upon exercise of purchase or conversion rights. The issuance of any shares of Common Stock for any reason will result in dilution of the equity and voting interests of existing shareholders.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is American Stock Transfer & Trust Company, 6201 15th Avenue, Brooklyn, New York, 11219.

Securities Authorized for Issuance under Equity Compensation Plans

Our Board of Directors has adopted two equity incentive plans: the 2006 Equity Incentive Award Plan or 2006 Plan, and the 2012 Equity Incentive Award Plan or 2012 Plan.  These plans were approved by our shareholders on July 10, 2006 and December 21, 2011, respectively.  We believe that incentives and stock-based awards focus employees on the objective of creating shareholder value and promoting the success of the Company, and that incentive compensation plans like the 2006 Plan and the 2012 Plan are an important attraction, retention and motivation tool for participants in the plans.

Under the 2006 Plan, no shares of Common Stock are available for issuance pursuant to awards granted under the plan.  Under the 2012 Plan, 60,000 options or shares of Common Stock are available for awards.  As of the date of this prospectus, awards for the purchase of 50,000 shares of Common Stock have been granted under the 2006 Plan and awards for the purchase of 30,000 shares of Common Stock have been granted under the 2012 Plan.

The following table includes information as of September 30, 2013 for all of our equity compensation plans:

Equity Compensation Plan Information
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	21,433	$16.66	68,567

Equity compensation plans not approved by security holders	477,349	$24.00	-

Total	498,782	$24.00	68,567

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our audited consolidated financial statements and notes thereto for the fiscal year ended September 30, 2012 and the nine months ended June 30, 2013, included elsewhere in this prospectus.

Our Business

We market and deploy offender management programs, combining patented GPS tracking technologies, fulltime 24/7/365 intervention-based monitoring capabilities and case management services.

Results of Operations

Fiscal Year Ended September 30, 2012

During the fiscal year ended September 30, 2012, we had net revenues of $19,791,492 compared to net revenues of $17,961,803 for the fiscal year ended September 30, 2011, an increase of $1,829,689, or approximately 10%.  Revenues from monitoring services for the fiscal year ended September 30, 2012, totaled $17,778,337, compared to $16,410,292 for the same period ended 2011, resulting in an increase of $1,368,045 or approximately 8%.  These revenues increased as a result of our continued expansion into the global market which contributed an additional $2,254,161 to monitoring revenues for the fiscal year ended September 30, 2012. Domestic revenues decreased by $424,473, or 3%, from the fiscal year ended September 30, 2011. This decrease resulted primarily from lowering our monitoring daily charge to compete in the domestic marketplace. Revenues from product sales for the fiscal year ended September 30, 2012 were $2,013,155, compared to $1,551,511 for the prior year, an increase of $461,644, or 30%.  This increase was primarily due to the sale and installation of an onsite charging solution.  For the years ended September 30, 2012 and 2011, revenues from one-piece activated GPS tracking devices supported entirely about a single limb of the monitored person totaled $8,360,697 and $6,505,056, respectively.

Cost of Revenues

During the fiscal year ended September 30, 2012, cost of revenues, excluding impairment of equipment and parts, totaled $11,418,012, compared to cost of revenues during the fiscal year ended September 30, 2011 of $9,565,959, an increase of $1,852,053.  These net costs of revenues, as a percentage of net revenues, increased 5%, from 53% in 2011 to 58% in 2012.  The increase in cost of revenues of $1,852,053 in 2012 resulted primarily from increases in the costs of the charging solution of $360,961, royalty fees of $853,623, communication costs of $311,764, and amortization expenses of $187,126.

Although there were increases in the cost of revenues, as stated above, the increase in communication costs in 2012 involve the costs associated with Subscriber Identity Modules (“SIM”) which are embedded in each TrackerPAL and ReliAlert device.  The SIM enables the device to transfer voice and data information to a monitoring center.  We incur a monthly charge for each SIM, regardless of whether or not the associated device generates revenue because the SIM cards are ordered and inserted into devices before the devices are sold or leased. Increases in these costs are expected as the number of activated devices increases.

Impairment costs for equipment and parts for the fiscal years ended September 30, 2012 and 2011 were $1,648,762 and $464,295, respectively.  These costs resulted from disposals of obsolete inventory, monitoring equipment and parts as we continue to make enhancements to the device.

Amortization for the fiscal years ended September 30, 2012 and 2011, totaled $1,387,756 and $1,160,920, respectively. Amortization costs are based on a three-year useful life for TrackerPAL and ReliAlert devices.  Devices that are leased or retained by us for future deployment or sale are amortized over three years.  We believe this three-year life is appropriate due to rapid changes in electronic monitoring technology and the corresponding potential for obsolescence.  Management periodically assesses the useful life of the devices for appropriateness.

We expect the cost of revenues, excluding impairment of equipment and parts, as a percentage of revenues to decrease in the foreseeable future due to (a) economies of scale realized through projected increases in revenues, and (b) further development of our proprietary software, enabling each operator to monitor more devices resulting in lower monitoring center costs.

Gross Profit and Margin

During the fiscal year ended September 30, 2012, gross profit totaled $6,724,718, or 34% of net revenues, compared to $7,931,549, or 44% of net revenues during the fiscal year ended September 30, 2011, a decrease of $1,206,831.  Included in cost of revenues are costs attributable to impairment of inventory and monitoring equipment of $1,648,762 and $464,295 for the fiscal years ended September 30, 2012 and 2011, respectively.  These impairment costs from disposal and reduction in value of obsolete monitoring equipment are expenses we expect to decrease in future periods.  Excluding impairment costs, adjusted gross profit for the fiscal year ended September 30, 2012 was $8,373,480 or 42% of net revenues, compared to $8,395,844 or 47% of net revenues, for the same period in 2011, a decrease of $22,364.

Research and Development Expenses

During the fiscal year ended September 30, 2012, we incurred research and development expenses of $1,248,654 compared to similar expenses recognized during fiscal year 2011 totaling $1,453,994.  This decrease of $205,340 is due primarily to a reduction in research and development staff.

Selling, General and Administrative Expenses

During the fiscal year ended September 30, 2012, our selling, general and administrative expenses totaled $15,405,742, compared to $15,652,303 for the fiscal year ended September 30, 2011.  The decrease of $246,561 is the result of decreases in the following expenses: payroll, payroll taxes and employee benefits ($399,781), travel expenses ($213,387), and legal ($100,982).  Consulting expense for the fiscal year ended September 30, 2012 was $3,911,027 compared to $2,681,718 for the fiscal year ended September 30, 2011, an increase of $1,229,309.  The increase in consulting expenses resulted from modifications of outstanding stock options.

Other Income and Expense

For the fiscal year ended September 30, 2012, interest expense was $1,489,897, compared to $712,840 for the fiscal year ended September 30, 2011. This increase of $777,057 is a result primarily of the non-cash interest expense of $860,190 related to amortization of debt discounts on convertible debentures. Also included in interest expense is $59,575 related to amortization of debt discounts in connection with an acquisition, and $39,965 for re-pricing of warrants.

Net Loss

We had a net loss for the fiscal year ended September 30, 2012 totaling $17,458,107 (approximately $8.00 per share), compared to a net loss of $9,858,824 (approximately $6.00 per share) for the fiscal year ended September 30, 2011.  This increase of $7,599,283 is due primarily to the impairment of goodwill of $5,514,395, impairment of monitoring equipment and parts of $1,184,467, royalties of $853,623, interest expense of $777,057, and settlement charges of $126,966.

Liquidity and Capital Resources

We have not historically financed operations entirely from cash flows from operating activities.  During the fiscal year ended September 30, 2012, we funded our operating and investing activities through sale and issuance of debt and equity securities.  The cash provided by these transactions was used by us to (i) pay operating expenses, including the costs associated with our monitoring center, (ii) purchase monitoring equipment and parts, (iii) pay down various debt and accounts payable, and (iv) pay general and administrative expenses, including the salaries of our employees, officers, and consultants and other expenses as described below.

As of September 30, 2012, we had unrestricted cash of $695,111, compared to unrestricted cash of $949,749 as of September 30, 2011.  As of September 30, 2012, we had a working capital deficit of $13,600,345, compared to a working capital deficit of $1,201,955 as of September 30, 2011.  The decrease in working capital in fiscal year 2012 primarily resulted from the royalty repurchase agreement and borrowings from the issuance of our convertible debentures.

During fiscal year 2012, our operating activities used cash of $1,709,388, compared to $6,809,513 used during fiscal year 2011.  This improvement in cash used from operating activities of $5,100,125 resulted primarily from an increase in revenues of $1,829,689 and improved collections of accounts receivable of $3,780,843.

Investing activities during the fiscal year ended September 30, 2012, used cash of $2,720,944, compared to $3,716,554 during the fiscal year ended September 30, 2011.  The decrease in cash used by investing activities of $995,610 during fiscal year 2012 resulted primarily from the decrease in cash used for the purchase of monitoring equipment and payments related to an acquisition during the fiscal year ended September 30, 2011.

Financing activities during the fiscal year ended September 30, 2012, provided $4,175,694 of net cash compared to $10,349,584 during the fiscal year ended September 30, 2011.

During the fiscal year ended September 30, 2012, we made net payments of $906,478 on notes payable, $207,578 on related-party notes payable, and $1,147,250 of commissions paid in connection with capital raised.  During fiscal year 2012, we had proceeds of $2,004,000 from the issuance of Series D Convertible Preferred stock, proceeds of $500,000 from the issuance of convertible debentures, proceeds of $2,900,000 from the issuance of convertible debentures to related-parties and $1,033,000 from the issuance of Common Stock to a related party.

During the fiscal year ended September 30, 2011, we made net payments of $635,657 on notes payable and $188,634 on a related-party line of credit.  During the fiscal year 2011, we had net proceeds of $10,344,603 from the issuance of Series D Convertible Preferred stock and net proceeds of $829,272 from related-party notes payable.

During fiscal year ended September 30, 2012, we incurred a net loss of $17,458,107 and negative cash flows from operating activities of $1,709,388, compared to a net loss of $9,858,824 and negative cash flows from operating activities of $6,809,513 for the fiscal year ended September 30, 2011.  As of September 30, 2012, our working capital deficit was $13,600,345, stockholders’ equity was $4,427,137, and accumulated deficit totaled $248,513,626.

Continuing Operations – Nine months ended June 30, 2013, compared to nine months ended June 30, 2012

Revenues

For the nine months ended June 30, 2013, we had revenues from operations of $13,081,610, compared to $10,116,610 for the nine months ended June 30, 2012, an increase of $2,965,000 (29%).  Of these revenues, $12,617,534 and $8,572,595 were from monitoring and other related services, an increase of $4,044,939 (47%).  The increase was primarily attributed to an increase in international monitoring of $3,776,862 for the nine months ended June 30, 2013, compared to the same period ended in 2012.

Product revenues decreased $1,079,939 (70%) from $1,544,015 for the nine months ended June 30, 2012 to $464,076 for the nine months ended June 30, 2013.  Revenues in 2012 included one-time revenues of $1,071,983 from the development of a charging solution for an international customer.

Cost of Revenues

During the nine months ended June 30, 2013, cost of revenues totaled $6,617,239, compared to cost of revenues during the nine months ended June 30, 2012 of $5,035,758, an increase of $1,581,481.  The increase in cost of revenues resulted primarily from increases of $764,000 in royalties, $450,000 in impairment of equipment and $505,775 in costs in connection with the development of a charging solution for an international customer described above.

Depreciation for the nine months ended June 30, 2013 and 2012 totaled $1,009,089 and $987,863, respectively. Depreciation costs are based on a three-year useful life for TrackerPAL® and ReliAlert™ devices.  Devices that are leased or retained by us for future deployment or sale are amortized over three years.  We believe this three-year life is appropriate due to rapid changes in electronic monitoring technology and the corresponding potential for obsolescence.  Management periodically assesses the useful life of the devices for appropriateness.

We expect the cost of revenues as a percentage of revenues to decrease in the foreseeable future due to (a) economies of scale realized through projected increases in revenues, and (b) further development of our proprietary software, enabling each operator to monitor more devices resulting in lower monitoring center costs.

Gross Profit and Margin

During the nine months ended June 30, 2013, gross profit totaled $6,464,371, or 49% of net revenues, compared to $5,080,852, or 50% of net revenues during the nine months ended June 30, 2012, an improvement of $1,383,519, due to higher net revenues.

Research and Development Expenses

During the nine months ended June 30, 2013, we incurred research and development expenses of $668,269 compared to research and development expenses for the nine months ended June 30, 2012 totaling $987,215.  These research and development costs were incurred to improve efficiency in the software, firmware and hardware of our products and services.

Selling, General and Administrative Expenses

During the nine months ended June 30, 2013, our selling, general and administrative expenses totaled $6,238,783, compared to $10,838,842 for the nine months ended June 30, 2012.  The decrease of $4,600,059 is primarily the result of reductions in consulting expense ($3,551,188); legal and professional fees ($389,404); and payroll expense ($599,151), offset by an increase in international taxes ($195,842).

Other Income and Expense

For the nine months ended June 30, 2013, interest expense was $5,939,171, compared to $992,334 for the nine months ended June 30, 2012.  This increase in interest expense includes non-cash expenses of $5,194,397 and $592,482 related to the amortization of debt discount in connection with convertible debentures that were issued from February 2012 to February 2013.

Net Loss

We had a net loss from continuing operations for the nine months ended June 30, 2013 totaling $6,612,386, compared to a net loss of $7,551,159 for the nine months ended June 30, 2012.  This improvement in net loss of $938,773 is due primarily to a decrease in a reduction of selling, general, and administrative expenses.

Discontinued Operations - Nine months ended June 30, 2013, compared to nine months ended June 30, 2012

Effective October 1, 2012, we sold all of the issued and outstanding capital stock of our subsidiary, Midwest Monitoring and Surveillance, Inc. (“Midwest”), to the former principals of Midwest. Because Midwest was a component of our consolidated entity, this sale requires discontinued operations reporting treatment of the Midwest operations.

We also sold to the former principal of our wholly owned subsidiary, Court Programs, Inc. (“Court Programs”), all of the issued and outstanding capital stock of Court Programs and its affiliated entities, effective January 1, 2013. Because these entities were a component of our consolidated entity, this sale requires discontinued operations reporting treatment of their operations.

A summary of the operating results of discontinued operations for the nine months ended June 30, 2013 and 2012 is as follows:

	Nine Months Ended June 30,
	2013	2012
Revenues	$477,298	$5,135,887
Cost of revenues	(163,487)	(3,102,773)
Gross profit	313,811	2,033,114
Selling, general and administrative	(319,976)	(2,166,014)
Loss from operations	(6,165)	(132,900)
Other income	(295)	(45,715)
Net loss from discontinued operations	$(6,460)	$(178,615)

Liquidity and Capital Resources

During the nine months ended June 30, 2013, we were able to finance our business in part from cash flows from operating activities. During the nine months ended June 30, 2013, we supplemented cash flows to finance our business from the sale and issuance of related-party notes payable, providing net cash proceeds from financing activities of $2,512,112.

As of June 30, 2013, we had unrestricted cash of $4,030,960 and working capital of $5,715,346, compared to unrestricted cash of $458,029 and a working capital deficit of $13,600,345 as of September 30, 2012.  For the nine months ended June 30, 2013, our operating activities provided cash of $1,438,750 compared to $1,894,016 of cash used in operating activities for the nine months ended June 30, 2012.

We used cash of $523,121 for investing activities during the nine months ended June 30, 2013, compared to $1,645,495 of cash used in investing activities in the nine months ended June 30, 2012.

Financing activities for the nine months ended June 30, 2013, provided cash of $2,512,112, compared to $3,175,673 for the nine months ended June 30, 2012. For the nine months ended June 30, 2013, we received proceeds of $2,800,000 from the issuance of a convertible debenture from a related-party entity.  Cash decreased by $287,888 due to principal payments made on notes payable.  Cash provided by financing activities was used to support operating activities.

On February 1, 2013, we entered into a revolving loan agreement with the selling shareholder wherein we may borrow up to $1,200,000 at an interest rate of 3% per annum for unused funds and 10% per annum for borrowed funds. As of June 30, 2013, no advances have been made under this loan. The loan terminates on June 30, 2014.

Cash flow from discontinued operations for the nine months ended June 30, 2013, provided cash of $145,190, compared to $232,606 for the nine months ended June 30, 2012.

Going Concern

We have incurred recurring net losses and negative cash flows from operating activities for the fiscal years ended September 30, 2012 and 2011.  In addition, we have accumulated deficits of $248,513,626 and $231,055,519 as of September 30, 2012 and 2011, respectively. These factors raise substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.  In order for us to continue as a going concern, we must generate positive cash flows from operating activities and obtain the necessary funding to meet our projected capital investment requirements.

Management’s plans with respect to this uncertainty include raising additional capital through borrowing, from the issuance of preferred or Common Stock or debt securities, and by expanding the market for our ReliAlert portfolio of products.  There can be no assurance that revenues will increase rapidly enough to offset operating losses and repay debts.  If we are unable to increase cash flows from operating activities or obtain additional financing, we will be unable to continue the development of our products and may have to cease operations.

Inflation

We do not believe that inflation has had a material impact on our historical operations or profitability.

Critical Accounting Policies

In Note (2) to the audited Consolidated Financial Statements for the fiscal year ended September 30, 2012, we discussed those accounting policies that are considered to be significant in determining the results of operations and our financial position.

The preparation of financial statements requires management to make significant estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. By their nature, these estimates and judgments are subject to an inherent degree of uncertainty. On an on-going basis, we evaluate our estimates, including those related to bad debts, inventories, intangible assets, warranty obligations, product liability, revenue, and income taxes. We base our estimates on historical experience and other facts and circumstances that are believed to be reasonable, and the results form the basis for making judgments about the carrying value of assets and liabilities.  The actual results may differ from these estimates under different assumptions or conditions.

With respect to inventory reserves, revenue recognition, impairment of long-lived assets and allowance for doubtful accounts receivables, we apply critical accounting policies discussed below in the preparation of our financial statements.

Inventory Reserves

The nature of our business requires maintenance of sufficient inventory on hand at all times to meet the requirements of our customers. We record inventory and raw materials at the lower of cost, or market, which approximates actual cost.  General inventory reserves are maintained for the possible impairment of the inventory.  Impairment may be a result of slow moving or excess inventory, product obsolescence or changes in the valuation of the inventory. In determining the adequacy of reserves, management analyzes the following, among other things:

•	Current inventory quantities on hand;
•	Product acceptance in the marketplace;
•	Customer demand;
•	Historical sales;
•	Forecast sales;
•	Product obsolescence; and
•	Technological innovations.

Any modifications to these estimates of reserves are reflected in cost of revenues within the statement of operations during the period in which such modifications are determined necessary by management.

Revenue Recognition

Our revenue has historically been from two sources: (i) monitoring services; and (ii) product sales.

Monitoring Services

Monitoring services include two components: (a) lease contracts in which we provide monitoring services and lease devices to distributors or end users and we retain ownership of the leased device; and (b) monitoring services purchased by distributors or end users who have previously purchased monitoring devices and opt to use our monitoring services.

We typically lease our devices under one-year contracts with customers that opt to use our monitoring services.  However, these contracts may be cancelled by either party at any time with 30 days notice.  Under our standard leasing contract, the leased device becomes billable on the date of activation or 7 to 21 days from the date the device is assigned to the lessee, and remains billable until the device is returned.  We recognize revenue on leased devices at the end of each month that monitoring services have been provided.  In those circumstances in which we receive payment in advance, we record these payments as deferred revenue.

Product Sales

We may sell monitoring devices in certain situations to our customers. In addition, we may sell equipment in connection with the building out and setting up a monitoring center on behalf of customers.  We recognize product sales revenue when persuasive evidence of an arrangement with the customer exists, title passes to the customer and the customer cannot return the devices or equipment, prices are fixed or determinable (including sales not being made outside the normal payment terms) and collection is reasonably assured. When purchasing products (such as TrackerPAL and ReliAlert devices), customers may, but are not required to, enter into one of our monitoring service contracts.  We recognize revenue on monitoring services for customers that have previously purchased devices at the end of each month that monitoring services have been provided.

We sell and install standalone tracking systems that do not require our ongoing monitoring.  We have experience in component installation costs and direct labor hours related to this type of sale and can typically reasonably estimate costs, therefore we recognize revenue over the period in which the installation services are performed using the percentage-of-completion method of accounting for material installations.  We typically use labor hours or costs incurred to date as a percentage of the total estimated labor hours or costs to fulfill the contract as the most reliable and meaningful measure that is available for determining a project’s progress toward completion.  We evaluate our estimated labor hours and costs and determine the estimated gross profit or loss on each installation for each reporting period.  If it is determined that total cost estimates are likely to exceed revenues, we accrue the estimated losses immediately.

Multiple Element Arrangements

The majority of our revenue transactions do not have multiple elements. However, on occasion, we enter into revenue transactions that have multiple elements.  These may include different combinations of products or monitoring services that are included in a single billable rate.  These products or monitoring services are delivered over time as the customer utilizes our services.  For revenue arrangements that have multiple elements, we consider whether the delivered devices have standalone value to the customer, there is objective and reliable evidence of the fair value of the undelivered monitoring services, which is generally determined by surveying the price of competitors’ comparable monitoring services, and the customer does not have a general right of return.  Based on these criteria, we recognize revenue from the sale of devices separately from the monitoring services provided to the customer as the products or monitoring services are delivered.

Other Matters

We consider an arrangement with payment terms longer than our normal terms not to be fixed or determinable, and we recognize revenue when the fee becomes due.  Normal payment terms for the sale of monitoring services and products are due upon receipt to 30 days.  We sell our devices and services directly to end users and to distributors.  Distributors do not have general rights of return.  Also, distributors have no price protection or stock protection rights with respect to devices we sell to them.  Generally, title and risk of loss pass to the buyer upon delivery of the devices.

We estimate our product returns based on historical experience and maintain an allowance for estimated returns, which is recorded as a reduction to accounts receivable and revenue.

Shipping and handling fees charged to customers are included as part of net revenues.  The related freight costs and supplies directly associated with shipping products to customers are included as a component of cost of revenues.

Impairment of Long-lived Assets

We review our long-lived assets for impairment when events or changes in circumstances indicate that the book value of an asset may not be recoverable and in the case of goodwill, at least annually. We evaluate whether events and circumstances have occurred which indicate possible impairment as of each balance sheet date. We use an equity method of the related asset or group of assets in measuring whether the assets are recoverable.  If the carrying amount of an asset exceeds its market value, an impairment charge is recognized for the amount by which the carrying amount exceeds the estimated fair value of the asset.  Impairment of long-lived assets is assessed at the lowest levels for which there is an identifiable fair market value that is independent of other groups of assets.  As of September 30, 2012 and 2011, we impaired goodwill from Court Programs by $2,488,068 and $0, respectively and impaired goodwill from Midwest by $3,026,327 and $0, respectively, for a total goodwill impairment for the fiscal year ended September 30, 2012 and 2011 of $5,514,395 and $0, respectively.

Allowance for Doubtful Accounts

We must make estimates of the collectability of accounts receivable. In doing so, we analyze accounts receivable and historical bad debts, customer credit-worthiness, current economic trends and changes in customer payment patterns when evaluating the adequacy of the allowance for doubtful accounts.

Recent Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board (FASB) or other standard setting bodies, which are adopted by us as of the specified effective date. Unless otherwise discussed, we believe that the impact of recently issued standards that are not yet effective will not have a material impact on our financial position or results of operations upon adoption.

Accounting for Stock-Based Compensation

We recognize compensation expense for stock-based awards expected to vest on a straight-line basis over the requisite service period of the award based on their grant date fair value.  We estimate the fair value of stock options using a Black-Scholes option pricing model which requires us to make estimates for certain assumptions regarding risk-free interest rate, expected life of options, expected volatility of stock and expected dividend yield of stock.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to our shareholders.

BUSINESS

Our Business

We market and deploy offender management programs, combining patented GPS tracking technologies, fulltime 24/7/365 intervention-based monitoring capabilities and case management services.  Our vision is to be the global market leader for delivering the most reliable offender management solutions, which leverage superior intervention capabilities and integrated communication technologies.  We believe that we currently deliver the only offender management technology, which effectively integrates GPS, RF (Radio Frequency) and an interactive 3-way voice communication system into a single piece device, deployable worldwide.  Through our patented electronic monitoring technologies and services, we empower law enforcement, corrections and rehabilitation professionals with offender, defendant, probationer and parolee programs, which grant convicted criminals and pre-trial suspects an accountable opportunity to be “free from prison”.  This provides for greater public safety at a lower cost compared to incarceration or traditional resource-intensive alternatives.

By way of explanation, GPS technology utilizes highly accurate clocks on 24 satellites orbiting the earth owned and operated by the United States Department of Defense.  These satellites are designed to transmit their identity, orbital parameters and the correct time to earthbound GPS receivers at all times.  Supporting the satellites are several radar-ranging stations maintaining exact orbital parameters for each satellite and transmitting that information to the satellites for rebroadcast at frequencies between 1500 and 1600 MHz. A GPS receiver (or engine) scans the frequency range for GPS satellite transmissions. If the receiver can detect three satellite transmissions, algorithms within the engine deduce its location, usually in terms of longitude and latitude, on the surface of the earth as well as the correct time. If the receiver can detect four or more GPS satellite transmissions, it can also deduce its own elevation above sea level.  The effectiveness of GPS technology is limited by obstructions between the device and the satellites and, therefore, service can be interrupted or may not be available at all if the user is located in the lower floors of high-rise buildings or underground.

Our ReliAlert and ReliAlert XC devices are manufactured in the United States and include a portfolio of products, e-Arrest Beacons and monitoring services designed to create “Jails without Walls”, while re-socializing offender populations.  The products and services are customizable by offender types (e.g., domestic abusers, sexual predators, gang members, pre-trial defendants, or juvenile offenders) and offer practical solutions and options for the reintegration and effective re-socialization of select offenders safely back into society.  Additionally, our proprietary software and device firmware support the dynamic accommodation of agency-established monitoring protocols, victim protection imperatives, geographic boundaries, work environments, school attendance, rehabilitation programs and sanctioned home restrictions.  Our technologies are designed for domestic or international, federal, state and local agencies to provide location tracking of designated individuals within the criminal justice system and throughout a restricted geography.

Our GPS devices are securely attached around the offender’s ankle with a tamper resistant strap (steel cabling with optic fiber) that can be adjusted or removed without detection only by a supervising officer, and which is activated through services provided by our SecureAlert Monitoring Center (or other agency-based monitoring centers).  We deploy our upgraded, patented, dual-steel banded SecureCuff strap for “at-risk” offenders who have qualified for electronic monitoring supervision, but who require an incremental level of security and supervision, provided through both hardware and monitoring services.  Our monitoring and intervention centers act as an important link between the offender and the supervising officer, as intervention specialists persistently track and monitor the offender, initiating contact at the direction of the supervising agency and/or when the offender is in violation of any established restrictions or protocols.  The ReliAlert and ReliAlert XC units are intelligent devices with integrated computer circuitry and constructed from case-hardened plastics designed to promptly notify the intervention centers of any attempt made to breach applicable protocols, or to remove or otherwise tamper with the device or optical strap housing.

According to the Bureau of Justice Bulletin published November 2012, 4,814,200 adults were under community supervision at the end of 2011.  At year end 2010, 4,887,900 adults were on probation, resulting in a 2% decline from a year ago.  Additionally, an estimated 853,900 adults were on parole during 2011.  The Bureau of Justice statistics define “probation” and “parole” as follows:

•
Probation is a court-ordered period of correctional supervision in the community, generally as an alternative to incarceration.  In some cases, probation can be a combined sentence of incarceration followed by a period of community supervision.

•
Parole is a period of conditional supervised release in the community following a prison term.  It includes parolees released through discretionary or mandatory supervised release from prison, those released through other types of post-custody conditional supervision, and those sentenced to a term of supervised release.

Electronic monitoring provides for significantly enhanced probation and parole supervision, while also rationalizing the increased or earlier release of expensive-to-house low-risk, at-risk or moderate risk offender populations.  From a budgetary perspective, reports on file with us indicate that the average daily cost of incarcerating an inmate ranges from $65 to $475, or more, depending upon facility type, adult or juvenile, security level, services rendered, available amenities and jurisdiction.  We market our services on the basis that electronic monitoring and other supervisory programs provide cost-effective alternatives to incarceration or specific solutions for at-risk juveniles, domestic violence perpetrators and/or sexual predators, all of whom need careful monitoring and situational intervention to thwart repeat crimes.  Due to the continuing economic crisis domestically and globally, it is our view that these incarceration costs are unsustainable, given ongoing state and federal budget reductions, facility-specific overcrowding concerns, increased rehabilitation imperatives and politicized re-socialization agendas.

In our view, electronic monitoring provides reliable, public safety-centric alternatives to incarceration for low and moderate risk offenders (adult and juvenile), early release for good behavior initiatives, work release programs, sentencing diversions and accelerated halfway house deployments.  Furthermore, we estimate that for between 10 to 20% of the traditional costs of incarceration or for roughly one-third the variable costs (which include, for example, inmate daily food, laundry, uniforms, medical, and guard overtime), our electronic monitoring solutions can provide reliable alternatives to incarceration, supporting real-time location tracking, interactive voice access and intervention-based contact, thus reducing the potential for subsequent or repeat offenses. Importantly, the price of our monitoring and intervention solutions ranges from $2.74 to $10.00 per day or up to a 90% reduction from the costs of incarceration.  The ongoing budget crisis and the lingering impact of “the Great Recession” continue to move many jurisdictions to adopt or reconsider adopting “pay-to-stay,” “offender pay,” “parent pay,” or “partial pay” programs with the effect of shifting the burden of incarceration or tracking and monitoring costs in whole or part directly to the offender and defraying some or all of the costs to the public.

In support of these continually evolving rehabilitation and re-socialization initiatives, which extend to law enforcement and justice agencies beyond the U.S and into other global markets, we have made the strategic decision to adopt and pursue a broader services charter than most electronic monitoring companies.  Our “C.A.R.E.” programs support “Corrections” and “Accountability” objectives in concert with “Rehabilitation” and “Empowerment” agendas.  Specifically, our technology is deployed to facilitate a stringent protocol enforcement capability which incorporates restricted movement provisions coupled with enablement of positive reinforcement communications to support of social worker interactions, ongoing ministry options and proactive access by authorized counselors and sponsors.  We design our programs to be uniquely positioned to allow for regular, frequent, and positive interaction and daily affirmations with monitored offenders with the goal that they will become responsible and contributing members of society, even while living within the virtual “electronic fence” boundaries established through our proprietary technologies.

Our Strategy

Our global growth strategy is to empower worldwide national security officials, law enforcement, corrections departments and rehabilitation professionals with sole-sourced offender management solutions, which integrate reliable intervention technologies supporting re-socialization or mandated monitoring initiatives.  The use of our interactive services and intervention products is intended to provide law enforcement and judiciaries alike, with the ability to provide offenders a level of unmatched “real-time” accountability, while preserving public safety costs that are lower than with the cost of traditional incarceration or other transitional service offerings.

We intend to accomplish our global strategy through the “value-driven” yet profitable deployment of a portfolio of proprietary and non-proprietary GPS/RF real-time monitoring and intervention products and services, which can also include alcohol and drug tracking and testing on behalf of corrections, probation, law enforcement and rehabilitation personnel worldwide, all in support of offender reformation, re-socialization and recidivism reduction initiatives.

Our exclusive portfolio of products and services balances the need to dynamically track and monitor offenders with the opportunity to positively encourage and transform offenders, with the aim of reducing recidivism rates through our proprietary C.A.R.E programs and client-adapted initiatives.

We will continue to innovate, develop and deploy adaptive, cost-effective and reliable interactive technologies, which meet the ever-changing needs of our global clients, while providing value-driven and enhanced public safety services.  Our goal is to continue to manufacture proprietary technologies, while also procuring complementary, best-in-class technologies through world-class companies such as Alcohol Monitoring Services (AMS), which markets SCRAM continuous alcohol monitoring devices and/or 3M, which markets the E3 Presence Monitoring, MEMS Alcohol Monitoring and TRaCE Inmate Tracking products.

In summary, we are committed to delivering a superior proprietary and non-proprietary portfolio of reliable, intervention monitoring products and services for the global offender management marketplace, where we are currently targeting pilots and deployments throughout the world in various regions (North America, Latin America, the Caribbean, Australasia, Africa and Europe).  We have shown meaningful international growth since fiscal year 2010, which we anticipate to continue during this next fiscal year and which will remain a concerted focus for the Company.

Marketing

Over the past two years, we expanded our electronic monitoring operations, both domestically as well as internationally.  Growth was aided by the lack of public funding to expand prisons, as well as a widening view that society needs to look at alternative ways of sentencing offenders, as well as keeping track of certain types of offenders, such as those convicted of sexual or domestic violence offenses, that have been released from custody.  These views and the harsh economic and funding realities gave rise to the wider implementation of electronic monitoring programs globally.

With our unique and patented functionality, we are poised to take advantage of these opportunities.  In particular demand was the patented two- and three-way voice communication of our ReliAlert device, and our SecureCuff steel reinforced band.  These two features contributed heavily to a 50% increase in active devices in the United States and its territories from both existing and new customers, particularly for high risk and juvenile populations.  Other SecureAlert features, including the real-time posting of location traces and flexible mapping, were instrumental in winning other key accounts.

We are committed to make continuous enhancements to both the ReliAlert device line and our TrackerPAL tracking and monitoring software.  Device enhancements centered on componentry designed to expand the life span and robustness of the devices, enhance GPS sensitivity, and increase battery operation time.  The life expectancy of a ReliAlert device is now expected to be longer than predecessor devices under normal operating conditions.  The latest ReliAlert devices also have greater GPS sensitivity which enables better GPS coverage in impaired reception environments.  Initial battery operation time of the latest ReliAlert devices has tested at 48-49 hours versus the prior time of 41-42 hours, at 5 minute tracking.

TrackerPAL software was also enhanced in several areas.  Key among these enhancements were changes to security and password conventions.  We take the security of our systems and data seriously.  We have established a program to make such changes on a periodic basis to help ensure the utmost security.  We also added new features to the software designed to assist our distributor and multi-location customers more easily manage their multiple locations.  Additionally, we provided enhancements and options in the areas of participant registration functionality, device activation and deactivation, alarm notification and reporting.

It is our intention to continually upgrade existing solutions and work with customers and partners to develop next generation ideas and solutions.  In order to better enable such initiatives, we sold several of our Court Programs operations and disposed of our interest in Court Programs early in fiscal year 2013.  The Court Programs model is fundamentally a services business, while our strategic purpose is to produce and globally deploy leading edge offender tracking technology and monitoring services. While the Court Programs approach served as a good outlet for our core offerings, like any business, it required management attention and investment to continue to grow.  Rather than continuing to divert executive management attention and investment dollars from our core operations, we converted the offices to distributorships owned by local operators who know and are part of the communities they serve.  The distributorships will continue to distribute our offerings, but will also independently continue to grow by leveraging the strong customer, office and employee bases already in place.

Research and Development Program

During the fiscal year ended September 30, 2013, we spent $987,934 on research and development, compared to research and development expenditures of $1,248,654 in the fiscal year ended September 30, 2012.  These costs of $987,934 were to further develop our TrackerPAL and ReliAlert portfolio of products and services.

Monitoring Center

During fiscal year 2013, we continued to realize productivity enhancements and additions to our key core competency and differentiator, our Intervention Monitoring Center.  Productivity gains were achieved through monitoring software enhancements as well as continuous optimization of processes and procedures and ongoing training. The Intervention Monitoring Center employs bilingual Spanish-speaking staff who provide 24/7 Spanish-language coverage.  The bilingual staff addresses the needs of both domestic and international Spanish-speaking customers.

Strategic Relationship

Inovar, Inc. located in Logan Utah, is a leading contract electronics manufacturer dedicated to providing flexible solutions to OEMs (original equipment manufacturers) in the fast growing segments of the electronics, medical, and aerospace industries and the military.  Inovar is ISO 9001:2000 and ISO 13485:2003 certified to provide the most comprehensive and value-added services to our customers. Inovar currently provides several key components for our ReliAlert products.

Competition

We encounter GPS, house arrest and case management competition from traditional and evolving competitors.  There is also significant consolidation of our industry.  Our primary competitors include the following companies:

•
GEO Care, Inc. – Boca Raton, Florida (purchased and consolidated BI Incorporated, Boulder, Colorado in 2011) – This international company provides a wide variety of private correctional services from facilities operation and management to correctional health care services.  BI Incorporated has been providing intensive community supervision services and technologies for more than 20 years to criminal justice agencies throughout the United States.

•	G4S plc – Crawley, Sussex, England – This international company is reportedly the world’s leading international security solutions group.
•	iSECUREtrac Corp., Omaha, Nebraska – This company supplies electronic monitoring equipment for tracking and monitoring persons on pretrial release, probation, parole, or work release.
•	Omnilink Systems, Inc., Alpharetta, Georgia – This company provides a one-piece device combined with GPS and Sprint cellular networks to electronically track an individual.
•
3M Electronic Monitoring, Odessa, Florida (purchased and consolidated Attenti Group, (ElmoTech and ProTech) in 2011) – This company has satellite tracking software technology that operates in conjunction with GPS and wireless communication networks.

•	Satellite Tracking of People, LLC – Houston, Texas – This company provides GPS tracking systems and services to government agencies.
•
Sentinel Offender Services, LLC, Augusta, Georgia (purchased and consolidated G4S’ US Offender Monitoring operation in 2012) – This company supplies monitoring and supervision solutions for the offender population.  Through their acquisition and consolidation of G4S’ US Offender Monitoring operation, they expanded their customer base to which they provide electronic monitoring of offenders, prison and detention center management and transitional support services.  Through this acquisition, it is believed that they also now resell Omnilink’s active GPS device.

We also face competition from small and regional companies that provide electronic monitoring technology along with localized case management and/or monitoring services.  Some of these entities utilize less well-known technologies or are resellers of the above competitors’ products.  We do not believe there is reliable publicly available information to indicate our relative market share or that of our competitors.

Dependence on Major Customers

For our year ended September 30, 2013, one customer accounted for $1,622,327 (10%) of our total revenues and another customer accounted for $5,252,960 (34%) of our total revenues.  In addition, the latter customer accounted for $2,450,984 (12%) of our total revenues for the fiscal year ended September 30, 2012.  No other customer represented more than 10% of total revenues for the fiscal years ended September 30, 2013 or 2012.

Dependence on Major Suppliers

We purchase cellular services from several suppliers.  The cost to us for these services during the fiscal years ended September 30, 2013 and 2012, was approximately $974,709 and $961,994, respectively.  Our cellular costs increased by approximately 1% in 2013 compared to 2012, due to the increase in the number of monitoring devices assigned to customers.

Product Returns

During fiscal year 2012, we made improvements to the ReliAlert and ReliAlert XC devices as well as internal processes to improve product reliability and reduce product returns including some of the following:

•	Improving case design to enhance waterproofing for our ReliAlert and ReliAlert XC devices.
•	Strengthening our inspection process and developing new tests for incoming parts from suppliers.
•	Designing new software to program and test devices, reducing the risk of “user error” while configuring units for deployment;

Intellectual Property

Trademarks

We have developed and use trademarks in our business, particularly relating to our corporate and product names. We own seven trademarks that are registered with the United States Patent and Trademark Office plus one trademark registered in Mexico and one in Canada. We are in the process of applying for four additional trademarks.  Federal registration of a trademark in the United States enables the registered owner of the mark to bar the unauthorized use of the registered mark in connection with a similar product in the same channels of trade by any third-party anywhere in the United States, regardless of whether the registered owner has ever used the trademark in the area where the unauthorized use occurs. We may file additional applications for the registration of our trademarks in foreign jurisdictions as our business expands under current and planned distribution arrangements.  Protection of registered trademarks in some jurisdictions may not be as extensive as the protection provided by registration in the United States.

The following table summarizes our trademark registrations and applications:

Trademark	Application Number	Registration Number	Status/Next Action
Mobile911®	75/615,118	2,437,673	Registered
Mobile911 Siren with 2-Way Voice Communication & Design®	76/013,886	2,595,328	Registered
MobilePAL®	78/514,031	3,035,577	Registered
HomePAL®	78/514,093	3,041,055	Registered
PAL Services®	78/514,514	3,100,192	Registered
TrackerPAL®	78/843,035	3,345,878	Registered
Mobile911®	78/851,384	3,212,937	Registered
TrackerPAL®	CA 1,315,487	749,417	Registered
TrackerPAL®	MX 805,365	960954	Registered
ReliAlert™	85/238,049	In process	Pending
HomeAware™	85/238,064	In process	Pending
SecureCuff™	85/238,058	In process	Pending
TrueDetect™	85/237,202	In process	Pending

Patents

We have 12 patents issued and three patents pending in the United States.  At foreign patent offices we have one patent issued and 13 patents pending.  We are also preparing patents that will be filed in other countries in the coming year.  The following tables summarize information regarding our patents and patent applications.  There is no assurance given that the pending applications will be granted or that they will, if granted, contain all of the claims currently included in the applications.

Domestic Patents	Application#	Date Filed	Patent#	Issued	Status

Emergency Phone for Automatically Summoning Multiple Emergency Response Services	09/173645	16-Oct-98	6226510	1-May-01	Issued

Combination Emergency Phone and Personal Audio Device	09/185191	`	6285867	4-Sep-01	Issued

Panic Button Phone	09/044497	19-Mar-98	6044257	28-Mar-00	Issued

Interference Structure for Emergency Response System Wristwatch	09/651523	29-Aug-00	6366538	2-Apr-02	Issued

Emergency Phone With Alternate Number Calling Capability	09/684831	10-Oct-00	7092695	15-Aug-06	Issued

Remote Tracking and Communication Device	11/202427	10-Aug-05	7330122	12-Feb-08	Issued

Remote Tracking System and Device With Variable Sampling and Sending Capabilities Based on Environmental Factors	11/486991	14-Jul-06	7545318	9-Jun-09	Issued

Alarm and Alarm Management System for Remote Tracking Devices	11/486992	14-Jul-06	7737841	15-Jun-10	Issued

Remote Tracking and Communication Device	12/028088	8-Feb-08	7804412	28-Sep-10	Issued

A Remote Tracking System with a Dedicated Monitoring Center	11/486976	14-Jul-06	7936262	3-May-11	Issued

Alarm and Alarm Management System for Remote Tracking Devices	12/792572	2-Jun-10	8013736	6-Sep-11	Issued

Remote Tracking and Communication Device	12/875988	3-Sep-10	8031077	4-Oct-11	Issued

A Remote Tracking Device and a System and Method for Two-Way Voice Communication Between the Device and a Monitoring Center	11/486989	14-Jul-06	-	-	Pending

A System and Method for Monitoring Individuals Using a Beacon and Intelligent Remote Tracking Device	12/399151	6-Mar-09	-	-	Pending

Tracking Device Incorporating Enhanced Security Mounting Strap	12/818,453	18-Jun-10	-	-	Pending

International Patents	Application#	Date Filed	Patent#	Issued	Status

Remote Tracking and Communication Device - Mexico	MX/a/2008/ 1932	4-Aug-06	278405	6-Oct-10	Issued

Remote Tracking and Communication Device - EPO	6836098.1	4-Aug-06	-	-	Pending

Remote Tracking and Communication Device - Brazil	PI0614742.9	4-Aug-06	-	-	Pending

Remote Tracking and Communication Device - Canada	2617923	4-Aug-06	-	-	Pending

A Remote Tracking System with a Dedicated Monitoring Center - EPO	7812596	3-Jul-07	-	-	Pending

A Remote Tracking System with a Dedicated Monitoring Center - Brazil	PI0714367.2	3-Jul-07	-	-	Pending

Secure Strap Mounting System For an Offender Tracking Device - EPO	10 009 091.9	1-Sep-10	-	-	Pending

Secure Strap Mounting System For an Offender Tracking Device - Brazil	Filed. Number not yet available	28-Feb-11	-	-	Pending

Secure Strap Mounting System For an Offender Tracking Device - Mexico	X/a/2011/002283	28-Feb-11	-	-	Pending

Secure Strap Mounting System For an Offender Tracking Device - Canada	2732654	28-Feb-11	-	-	Pending

A System and Method for Monitoring Individuals Using a Beacon and Intelligent Remote Tracking Device - Brazil	PI0909172-6	1-Sep-10	-	-	Pending

A System and Method for Monitoring Individuals Using a Beacon and Intelligent Remote Tracking Device - Mexico	9680	2-Sep-10	-	-	Pending

A System and Method for Monitoring Individuals Using a Beacon and Intelligent Remote Tracking Device - Canada	MX/a/2010/ 2717866	3-Sep-10	-	-	Pending

A System and Method for Monitoring Individuals Using a Beacon and Intelligent Remote Tracking Device - EPO	9716860.3	6-Oct-10	-	-	Pending

License Agreement

During the fiscal year ended September 30, 2010, we entered into a cross-licensing agreement with Satellite Tracking of People, LLC (“STOP”) accessing four patents that enhanced our positions into the areas of Crime Scene Correlation, augmenting GPS locationing with cellular network-based locationing, and confinement using RF-based beacon.

Royalty Agreement

On August 4, 2011, with an effective date of July 1, 2011, we entered into an agreement (the “Royalty Agreement”) with Borinquen Container Corp., a corporation organized under the laws of the Commonwealth of Puerto Rico (“Borinquen”) pursuant to which we purchased Borinquen’s wholly-owned subsidiary, International Surveillance Services Corporation, a Puerto Rico corporation (“ISS”) in consideration of 310,000 shares of our Common Stock, valued at the market price on the date of the Royalty Agreement at $16.40 per share, or $5,084,000.  We also granted to Borinquen a royalty in the amount of 20% of our net revenues from the sale or lease of our monitoring devices and monitoring services within a territory comprised of South and Central America, the Caribbean, Spain and Portugal, for a term of 20 years.  The royalty payments were due quarterly through June 30, 2031.

On February 1, 2013, we redeemed the royalty held by Borinquen for a cash payment of $10,768,555, using proceeds from the Loan made to us by the selling shareholder.  We have capitalized the total cost of the royalty purchase commitment, $10,768,555, as a non-current asset and recorded a loan payable to Borinquen to reflect the obligations under that agreement. We will amortize the asset over the remaining term of the Royalty Agreement (19 years), subject to periodic tests for impairment. For more information about the Loan, see “The Loan and Security Agreement” on page 43, below.

Trade Secrets

We own certain intellectual property, including trade secrets that we seek to protect, in part, through confidentiality agreements with employees and other parties, although some employees who are involved in research and development activities have not entered into these agreements. Even where these agreements exist, there can be no assurance that these agreements will not be breached, that we would have adequate remedies for any breach, or that our trade secrets will not otherwise become known to or independently developed by competitors.

We intend to protect our legal rights concerning intellectual property by all appropriate legal action. Consequently, we may become involved from time to time in litigation to determine the enforceability, scope, and validity of any of the foregoing proprietary rights. Any patent litigation could result in substantial cost and divert the efforts of management and technical personnel.

Seasonality

Given the consistency in recurring domestic monitoring revenues by customer throughout 2012, we detected no apparent seasonality in our business.  However, as in previous years, incremental domestic deployment opportunities slow down in the months of July and August.  We believe that this is due to the unavailability of many judges, probation directors and other key parole officials, who observe a traditional vacation season during these two months.

Environment

We are not aware of any instance in which we have contravened federal, state, or local laws relating to protection of the environment or in which we otherwise may be subject to liability for environmental conditions that could materially affect operations.

Employees

As of October 30, 2013, we had 92 full-time employees and 8 part-time employees.  None of the employees are represented by a labor union or subject to a collective bargaining agreement.  We have never experienced a work stoppage and management believes that the relations with employees are good.

Additional Available Information

Our principal executive offices and facilities are located at 150 West Civic Center Drive, Suite 400, Sandy, Utah 84070.  Our telephone number is (801) 451-6141. We maintain a web site at www.securealert.com.  The information found on, or otherwise accessible through, our website, is not incorporated information, and does not form a part of this prospectus.  We make available, free of charge at our corporate website copies of our annual reports filed with the United States Securities and Exchange Commission (“SEC”) on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements, and all amendments to these reports, as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act.  All reports filed us with the SEC are available free of charge via the EDGAR system through the SEC website at www.sec.gov.  In addition, the public may read and copy materials we have filed with the SEC at the SEC’s public reference room located at 450 Fifth St., N.W., Washington, D.C. 20549.

Legal Proceedings

We are party to the following legal proceedings:

Lazar Leybovich et al v. SecureAlert, Inc.  On March 29, 2012, Lazar Leybovich, Dovie Leybovich and Ben Leybovich filed a complaint in the 11th Circuit Court in and for Miami-Dade County, Florida alleging breach of contract with regard to certain Stock Redemption Agreements with the Company.  The complaint was subsequently withdrawn by the plaintiffs.  An amended complaint was filed by the plaintiffs on November 15, 2012.  We believe these allegations are inaccurate and intend to defend the case vigorously. We have not accrued any potential loss as the probability of incurring a material loss is deemed remote by management, after consultation with legal counsel.

Larry C. Duggan v. Court Programs of Florida, Inc. and SecureAlert, Inc.  On March 26, 2012, Mr. Duggan filed a complaint in the 9th Circuit Court in and for Orange County, Florida alleging malicious prosecution, abuse of process and negligent infliction of emotional distress against us and our former subsidiary.  The case resulted from actions of a former agent of our former subsidiary.  We intend to defend this matter. We have not accrued any potential loss as the probability of incurring a material loss is deemed remote by management, after consultation with legal counsel.

Integratechs v. SecureAlert, Inc.  On March 14, 2013, Integratechs, Inc. filed a suit in the Fourth Judicial District Court of Utah County, claiming the Company breached a contract for computer services and intentionally interfered with its economic relations.  The Company believes the allegations are inaccurate and will defend the case vigorously.

Christopher P. Baker v. SecureAlert, Inc.  In February 2013, Mr. Baker filed suit against the Company in the Third Judicial District Court in and for Salt Lake County, State of Utah.  Mr. Baker asserts that the Company breached a 2006 consulting agreement with him and claims damages of not less than $210,000.  The Company disputes plaintiff’s claims and will defend the case vigorously.  No accrual for a potential loss has been made as the Company believes the probability of incurring a material loss is remote.

MANAGEMENT

Directors and Executive Officers

The following table sets forth information about the members of our Board of Directors as of September 30, 2013:

Name	Age	Position

David S. Boone	53	Director
Guy Dubois	55	Director
Rene Klinkhammer	33	Director
Winfried Kunz	48	Director
Dan L. Mabey	62	Director
George F. Schmitt	70	Director

David S. Boone is the CEO of Paranet Solutions, LLC, in Dallas, Texas.  He became a director of our Company on December 21, 2011. He has served in executive roles with a variety of publicly traded and start-up organizations including Kraft General Foods, Sears, PepsiCo, Safeway and Belo Corporation, as well as serving as the CFO of Intira Corporation.  In addition, he has served as a consultant with the Boston Consulting Group.  Mr. Boone was CEO, President and Director of American CareSource Holdings from 2005 to 2011, a NASDAQ traded company.  In addition, he was the 2009 Ernst and Young Entrepreneur of the Year winner for Health Care in the Southwest Region. Mr. Boone serves on a number of private company boards and serves on the board of the Texas Kidney Foundation. Mr. Boone graduated from the University of Illinois, cum laude, in 1983 majoring in accounting.  Mr. Boone is a Certified Public Accountant.  He received his master’s degree in business administration from Harvard in 1989.

Guy Dubois is our Chairman since February 2013 and became a director in December 2012.  Mr. Dubois is a Director at Singapore-based Tetra House Pte. Ltd., that provides consulting and advisory services worldwide.  Mr. Dubois was Chief Executive Officer of gategroup AG from September 2008 until April 2011. He previously held the positions of President, Executive Vice President Finance and Administration, Chief Administrative Officer and Chief Financial Officer of Gate Gourmet Holding LLC. He has served as a manager of the Board of Managers of Gate Gourmet Holding LLC from March 2007 until April 2011 and as a member of the Board of gategroup AG from February 2008 until April 2011.  Prior to joining Gate Gourmet in July 2003, Mr. Dubois was Vice President Finance, Administration, Demand and Supply Chain for Roche’s Vitamins Inc. in New Jersey from 2000 to 2003. Prior to which he was Area Manager, Finance and Administration for Roche’s Vitamins Asia-Pacific Pte. Ltd. in Singapore from 1997 to 1999, and Finance Manager from 1995 to 1997. Mr. Dubois worked in corporate finance for Hoffman-La Roche in 1994.  Mr. Dubois also served on the European Organization for Nuclear Research (CERN) team in Switzerland in various roles, including Treasurer and Chief Accountant, Manager General Accounting and Financial Accountant from 1989 to 1994.  He also worked with IBM in Sweden from 1984 to 1988 as Product Support Specialist for Financial Applications.  He attended the Limburg Business School in Diepenbeek, Belgium, and has a degree in Financial Science and Accountancy.  Mr. Dubois’ appointment to the Board of Directors was a requirement of a financing arrangement with the selling shareholder as part of the terms of the Loan Agreement.

Rene Klinkhammer became a director in January 2010.  He graduated from European Business School, Oestrich-Winkel, Germany, in 2004, with an MBA-equivalent degree in business administration.  His majors were Banking, Finance and International Management.  After graduating, Mr. Klinkhammer joined Deutsche Bank’s Investment Banking Division as an analyst in the Corporate Finance Advisory Group, specializing in mergers and acquisitions, along with debt and equity financing transactions for larger German clients of the bank.  From 2007 to June 2013, Mr. Klinkhammer worked for Sapinda Holding B.V. and its subsidiaries, a group of privately-owned investment companies with offices in Amsterdam, Berlin, London and other major cities around the world.  Since July 2013, Mr. Klinkhammer works for Anoa Capital S.A., Luxembourg based provider of innovative financing solutions, as Head of Origination. For the past six years, Mr. Klinkhammer has worked with us as both an investor and advisor.

Winfried Kunz became a director on December 21, 2011. He studied Business Administration and Economics from 1984 -1989 at the Universities in Munich and Cologne.  In 1985 he started working as a system analyst and from 1987 – 1998 as a management consultant for German, British and American companies in the information technology business, where he served in executive positions.  Mr. Kunz worked as an executive at Precision Software Ltd., Contact Software International Inc., and Symantec Corp.  For more than 15 years, Mr. Kunz has worked as an independent consultant and managing partner of Asecon GmbH, a company he founded in 1997, developing and implementing investor innovative business models for residential properties with a focus in Munich for his own portfolio and for third parties.  For more than 10 years he has been a consultant to JK Wohnbau GmbH, a Munich-based real estate developer, where he served as COO from 2009 until the company’s initial public offering in 2010. From 2009 to 2011, Mr. Kunz has also worked with us as an investor.

Dan L. Mabey became a director on December 21, 2011.  He is the President of Bighorn Oil and Gas, an energy development company (Casper, Wyoming), and he has served in both public and private company leadership positions in the high-tech industry including President of 1-2-1 View digital signage company (Singapore), Chief Operating Officer and Director of In Media Corporation IPTV service company (California), President of Interactive Devices, Inc. a video compression company (Folsom, California) and Vice President of Broadcast International, a satellite broadcast company ( Salt Lake City, Utah).  From 1990 until 2002, Mr. Mabey was Director of the State of Utah Department of Economic Development International Business Development Office, growing Utah exports from $700 million to $3.6 billion a year. He helped recruit the 2002 Winter Olympics to Salt Lake City, Utah, and managed international business development for the games. Throughout his career, Mr. Mabey has been active in civic and community organizations and is the recipient of numerous service awards. He is also the co-inventor or lead inventor on six patents and the sole inventor of a seventh.  Mr. Mabey received a Masters of Public Administration (MPA) degree from Idaho State University in 1978 and a B.A. degree from Boise State University in 1974.

George F. Schmitt became a director on December 21, 2011.  He is a director and CEO of MBTH Technology Holdings.  He has held this position since December, 2010.  Mr. Schmitt is also a director of XG Technology, Inc. a publicly traded company, Kentrox and Calient.  Mr. Schmitt previously served as a director of TeleAtlas, Objective Systems Integrators, Omnipoint and LHS Group.  Mr. Schmitt is a principal of Sierra Sunset II, LLC and serves as a Trustee of St. Mary’s College.  In addition, Mr. Schmitt has served as a director of many privately held companies including Voice Objects, Knowledge Adventure, Jungo and Cybergate, among others.  Mr. Schmitt has also served as Financial Vice President of Pacific Telesis and chaired the audit committee of Objective Systems Integrations and TeleATLAS.  Mr. Schmitt received an M.S. in Management from Stanford University, where he was a Sloan Fellow, and a B.A. in Political Science from Saint Mary’s College.

Board of Directors

Election and Meetings+

Directors hold office until the next annual meeting of the shareholders and until their successors have been elected or appointed and duly qualified.  Executive officers are appointed by the Board of Directors and hold office until their successors are appointed and duly qualified.  Vacancies on the Board which are created by the retirement, resignation or removal of a director may be filled by the vote of the remaining members of the Board, with such new director serving the remainder of the term or until his/her successor shall be elected and qualify.

The Board of Directors is elected by and is accountable to our shareholders.  The Board establishes policy and provides strategic direction, oversight, and control.  The Board met 18 times during fiscal year 2013.  All directors attended at least 80% of the meetings of the Board and the committees of the Board of Directors, of which they are members.

Director Independence

The Board of Directors intends to comply with the director independence standards of the NASDAQ Stock Market, including NASDAQ Rule 4200(a)(15).  The Board determined the independence of all directors based on the NASDAQ standards and asserts that George F. Schmitt, Winfried Kunz, David S. Boone, Rene Klinkhammer and Dan L. Mabey meet the standards to be considered independent.  The Board has not appointed a lead independent director.

Shareholder Communications with Directors

If we receive correspondence from our shareholders that is addressed to the Board of Directors, we forward it to every director or to the individual director to whom it is addressed. Shareholders who wish to communicate with the directors may do so by sending their correspondence to the directors c/o SecureAlert, Inc., 150 West Civic Center Drive, Suite 400, Sandy, Utah 84070.

Involvement in Certain Legal Proceedings

There are no material proceedings to which any director or executive officer or any associate of any such director or officer is a party adverse to us or has a material interest adverse to our Company.

Except as discussed below, no director or executive officer has been involved in any of the following events during the past ten years:

•	any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;
•	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offences);
•
being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities;

•
being found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

•
being the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of: (i) any federal or state securities or commodities law or regulation; or (ii) any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease- and- desist order, or removal or prohibition order; or (iii) any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

•
being the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Securities Exchange Act of 1934), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

An executive of gategroup holdings AG, an airline catering company headquartered in Switzerland was convicted in a Danish court in September 2012 of fraud and embezzlement involving that company’s assets.  Guy Dubois, a director of the Company since December 2012, was Chief Executive Officer of gategroup holdings AG at the time the executive committed the acts leading to her conviction, voluntarily resigned from gategroup holdings AG in 2011.  The Zurich State Prosecutor initiated an investigation in 2011 focused on whether other individuals, including Mr. Dubois were aware of or benefitted personally from the fraud and embezzlement that occurred.  Mr. Dubois, who has indicated he was unaware of any of these activities at the time they were being committed, has been cooperating with that investigation.

Committees of the Board of Directors

The Board of Directors has a separately-designated standing Audit Committee, Compensation Committee, and Nominating Committee.  These committees assist the Board of Directors to perform its responsibilities and make informed decisions.  Charters for these committees are posted on our website, www.securealert.com.

Audit Committee.  The primary duties of the Audit Committee are to oversee (i) management’s conduct of our financial reporting process, including reviewing the financial reports and other financial information provided by the Company, and reviewing our systems of internal accounting and financial controls, (ii) our independent auditors’ qualifications and independence and the audit and non-audit services provided to the Company and (iii) the engagement and performance of our independent auditors.  The Audit Committee assists the Board in providing oversight of our financial and related activities, including capital market transactions. The Audit Committee has a charter, a copy of which is available on our website at www.securealert.com.

The Audit Committee meets with our Chief Financial Officer and with our independent registered public accounting firm and evaluates the responses by the Chief Financial Officer both to the facts presented and to the judgments made by our independent registered public accounting firm.  The Audit Committee met four times during both fiscal years 2012 and 2013 and all members of the Audit Committee attended at least 75% of the committee’s meetings.

Members of the Audit Committee as of September 30, 2013, are Messrs. Boone, Schmitt and Kunz.  Each member of the Audit Committee satisfies, according to the full Board of Directors, the definition of independent director as established in the NASDAQ Listing Standards.  All of the members of the Audit Committee are financially literate.  In accordance with Section 407 of the Sarbanes-Oxley Act of 2002, the Board of Directors designated David S. Boone as the Audit Committee’s “Audit Committee Financial Expert” as defined by the applicable regulations promulgated by the Securities and Exchange Commission.

The Audit Committee reviewed and discussed the matters required by United States auditing standards required by the Public Company Accounting Oversight Board (“PCAOB”) and our audited financial statements for the fiscal year ended September 30, 2013 with management and our independent registered public accounting firm.  The Audit Committee has received the written disclosures and the letter from our independent registered public accounting firm required by Independence Standards Board No. 1, and the Audit Committee has discussed with the independent registered public accounting firm the independent registered public accounting firm's independence.

Compensation Committee.  Members of the committee are Messrs. Mabey, Boone, and Schmitt.  The committee elected Mr. Mabey as the Chairman of the Committee.  The Compensation Committee met two times during fiscal year 2012.  Members of the Compensation Committee are appointed by the Board of Directors.  Messrs. Mabey, Boone, and Schmitt are independent directors, as determined by the Board of Directors in accordance with the NASDAQ listing standards.  The Compensation Committee is governed by a charter approved by the Board of Directors, a copy of which is available on the Company’s website www.securealert.com.

The Compensation Committee has responsibility for developing and maintaining an executive compensation policy that creates a direct relationship between pay levels and corporate performance and returns to shareholders.  The Committee monitors the results of such policy to assure that the compensation payable to our executive officers provides overall competitive pay levels, creates proper incentives to enhance shareholder value, rewards superior performance, and is justified by the returns available to shareholders.

The Compensation Committee also acts on behalf of the Board of Directors in administering compensation plans approved by the Board, in a manner consistent with the terms of such plans (including, as applicable, the granting of stock options, restricted stock, stock units and other awards, the review of performance goals established before the start of the relevant plan year, and the determination of performance compared to the goals at the end of the plan year).  The Committee reviews and makes recommendations to the Board with respect to new compensation incentive plans and equity-based plans; reviews and recommends the compensation of the Company’s directors to the full Board for approval; and reviews and makes recommendations to the Board on changes in major benefit programs of executive officers of the Company.

Nominating and Corporate Governance Committee.  Mr. Schmitt serves as the chair of the Nominating and Corporate Governance Committee.  Messrs. Kunz and Klinkhammer also currently serve as members of this committee.  The Nominating Committee has the responsibility for identifying and recommending candidates to fill vacant and newly created Board positions, setting corporate governance guidelines regarding director qualifications and responsibilities, and planning for senior management succession.

The Nominating and Corporate Governance Committee is required to review the qualifications and backgrounds of all directors and nominees (without regard to whether a nominee has been recommended by shareholders), as well as the overall composition of the Board of Directors, and recommend a slate of directors to be nominated for election at the annual meeting of shareholders, or, in the case of a vacancy on the Board of Directors, recommend a director to be elected by the Board to fill such vacancy.  The Nominating Committee held one meeting during fiscal 2013.

Code of Ethics. We have established a Code of Business Ethics that applies to our officers, directors and employees.  The Code of Business Ethics contains general guidelines for conducting our business consistent with the highest standards of business ethics, and is intended to qualify as a “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder.  We will post on our website www.securealert.com any amendments to or waivers from a provision of our Code of Business Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer, controller or persons performing similar functions and that relates to any element of the Code of Business Ethics.

Executive Officers

The following table sets forth certain information regarding our principal executive officer and principal financial and accounting officer as of September 20, 2013:

Name	Age	Position

Executive Committee of Board of Directors		Principal Executive Officer
Chad D. Olsen	42	Chief Financial Officer

The Executive Committee of the Board of Directors was established to act temporarily  in the principal executive officer function following the resignation of John L. Hastings, III in October 2012.  Mr. Hastings had served as our President since June 2008 and as Chief Executive Officer since June 2011.  Current members of the Executive Committee are Guy Dubois and David S. Boone.  Mr. Dubois was, on April 16, 2013, granted warrants equal to $300,000 for his additional work as a director and member of the Board’s Executive Committee.  This grant is of warrants to purchase 64,665 shares of Common Stock at an exercise price of $9.00 per share; that vest in equal monthly increments over a period of one year or immediately upon the hiring of a new Chief Executive Officer.  These warrants were valued at the date of grant using the Black-Scholes model. The Board of Directors has not determined a timeline for the hiring of a new Chief Executive Officer.

Chad D. Olsen became our Chief Financial Officer in January 2010.  Prior to that time, he served as our corporate controller since September 2001.  From 1992 to 1997, Mr. Olsen worked in the banking and investment industry where he assisted clients with tax, investment and banking services. From 1997 to 2001, Mr. Olsen worked with a certified public accounting firm performing tax, auditing, and business advisory services. Additionally, Mr. Olsen owned and operated his own accounting practice performing tax, accounting, and consulting services. Mr. Olsen received a Bachelor of Science Degree in Accounting from Brigham Young University.

Employment Agreements

We have no employment agreements with any Named Executive Officer.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Securities Exchange Act of 1934, as amended (“Exchange Act”) requires our officers, directors, and persons who beneficially own more than 10% of our Common Stock to file reports of ownership and changes in ownership with the SEC. Officers, directors, and greater-than-ten-percent shareholders are also required by the SEC to furnish us with copies of all Section 16(a) forms that they file.

Based solely upon a review of these forms that were furnished to us, we believe that all reports required to be filed by these individuals and persons under Section 16(a) were filed during fiscal year 2013 and that such filings were timely except the following:

•	Mr. Klinkhammer, a director, filed two late Form 4s reporting two transactions; and
•	Mr. Schmitt, a director, filed two late Form 4s reporting two transactions.
•	Mr. Dubois, a director, filed two late Form 4s reporting two transactions.
•	Mr. Boone, a director, filed one late Form 4 reporting one transaction.
•	Mr. Mabey, a director, filed one late Form 4 reporting one transaction.
•	Mr. Kunz, a director, filed one late Form 4 reporting one transaction.

Compensation of Directors

The table below summarizes the compensation paid by us to our non-employee directors for the fiscal year ended September 30, 2013 who are serving as directors as of October 18, 2013:

(a)	(b)	(c)	(d)	(e)
	Fees earned	Stock awards	Option awards	Total
Name	($)	($)	($)	($)
David S. Boone	$-	$-	$76,385	$76,385
Guy Dubois	$-	$-	$335,322	$335,322
Rene Klinkhammer	$-	$7,500	$46,859	$54,359
Winfried Kunz	$-	$-	$55,706	$55,706
Dan L. Mabey	$-	$15,000	$35,047	$50,047
George F. Schmitt	$-	$-	$55,706	$55,706

Effective January 1, 2012, the Company accrued $2,500 per month for each director to be issued in shares of Common Stock valued on the last date of the quarter or the director may elect warrants in the amount of three times the amount had the director elected to take shares, valued at the date of grant using the Black-Scholes valuation method.  Additionally, the Chairman of the Audit Committee accrues $5,000 per month rather than $2,500.  Mr. Dubois became a director in December 2012 and our Chairman on February 28, 2013.  Amount indicated includes the fair market value on the date of grant of warrants to purchase 73,413 shares of Common Stock granted to Mr. Dubois with exercise prices ranging from $9.00 to $19.46 and expiring from March 2015 to September 2015, valued using the Black-Scholes model.

The table below summarizes outstanding warrants previously issued to our current non-employee directors for compensation as of September 30, 2013:

	Grant	Expiration	Exercise	Number of	Compensation
Name	Date	Date	Price	Options	Expense

Winfried Kunz	3/22/13	3/21/15	$12.58	8,943	$43,809
7/1/13		6/30/15	$14.70	2,040	$11,811
10/1/13		9/30/15	$19.46	1,140	$8,848

George F. Schmitt	3/22/13	3/21/15	$12.58	8,943	$43,809
7/1/13		6/30/15	$14.70	2,040	$11,811
10/1/13		9/30/15	$19.46	1,140	$8,848

Rene Klinkhammer	1/20/10	1/19/15	$26.00	1,000	$21,036
3/22/13		3/21/15	$12.58	8,943	$43,809
7/1/13		6/30/15	$14.70	2,040	$11,811

David S. Boone	3/22/13	3/21/15	$12.58	8,943	$43,809
7/1/13		6/30/15	$14.70	4,083	$23,640
10/1/13		9/30/15	$19.46	2,280	$17,698

Dan L. Mabey	3/22/13	3/21/15	$12.58	8,943	$43,809

Guy Dubois	3/22/13	3/21/15	$12.58	2,385	$11,682
4/16/13		4/15/15	$9.00	64,665	$300,000
7/1/13		6/30/15	$14.70	4,083	$23,640

Reimbursement of Expenses

We reimburse travel expenses of members of the Board of Directors for their attendance at Board meetings and other necessary business travel.

Compensation Risks Assessment

As required by rules adopted by the SEC, management has made an assessment of our compensation policies and practices with respect to all employees to determine whether risks arising from those policies and practices are reasonably likely to have a material adverse effect on us. In doing so, management considered various features and elements of the compensation policies and practices that discourage excessive or unnecessary risk taking. As a result of the assessment, we have determined that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on us.

EXECUTIVE COMPENSATION

Summary Compensation

Set out in the following summary compensation table are the particulars of compensation paid to the following persons:

•
our principal executive officer (note, we currently have no principal executive officer, rather the executive committee of the Board of Directors acts as our principal executive officer and compensation for the members of this committee is included in the Director Compensation table above);

•
each of our two most highly compensated executive officers who were serving as executive officers at the end of the fiscal year ended September 30, 2013 who had total compensation exceeding $100,000, (with the principal executive officer, the Named Executive Officers); and

•
up to two additional individuals for whom disclosure would have been provided under (b) but for the fact that the individual was not serving as our executive officer at the end of the most recently completed financial year, who we will collectively refer to as the named executive officers, for our fiscal years ended September 30, 2013 and 2012.

Name and
Principal				Stock	Option	All Other
Position	Year	Salary	Bonus	Awards	Awards	Compensation	Total
( a )	( b )	( c )	( d )	( e )	( f )	( g )	( h )
Chad D. Olsen (2)	2013	$192,000	$-	$-	$-	$8,740	$200,740
Chief Financial Officer	2012	$192,000	$35,000	$124,000	$432,352	$42,195	$825,547

Bernadette Suckel (3)	2013	$168,000	$-	$-	$-	$8,061	$176,061
Managing Director Global	2012	$168,000	$35,000	$77,500	$270,219	$7,950	$558,669
Customer Service

(1)
Mr. Olsen has served as our Chief Financial Officer since January 2010. Prior to his appointment as Chief Financial Officer, Mr. Olsen was our controller.  Column (g) includes additional compensation for paid-time off, health, dental, life and vision insurance.

(2)
Mrs. Suckel has served as Managing Director of Global Customer Service and Account Management of the Company since June 2008. Column (g) includes additional compensation for health, dental, life and vision insurance.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth for each Named Executive Officer certain information concerning outstanding equity awards as of September 30, 2013:

Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: Number of underlying	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: Number of Unearned shares, units or other rights that have not vested (#)

Chad D. Olsen	1,000	-	-	$15.00	1/15/14	-	-	-
	125	-	-	$15.00	3/14/14	-	-	-
	3,590	-	-	$15.00	9/29/15	-	-	-
	30,000	-	-	$16.66	9/29/14	-	-	-

Bernadette Suckel	1,000	-	-	$60.00	1/15/14	-	-	-
	18,750	-	-	$16.66	9/29/14	-	-	-
	3,500	-	-	$30.00	9/29/15	-	-	-

We have adopted our 2012 Plan and our 2006 Plan.  We have also granted individual plans to certain executives and directors in the form of stock purchase warrants, which are included in the table above.

Retirement or Similar Benefit Plans

There are no arrangements or plans in which we provide retirement or similar benefits for our directors or executive officers.

Compensation Risks Assessment

As required by rules adopted by the SEC, our management has made an assessment of our compensation policies and practices with respect to all employees to determine whether risks arising from those policies and practices are reasonably likely to have a material adverse effect on us.  In doing so, management considered various features and elements of the compensation policies and practices that discourage excessive or unnecessary risk taking. As a result of the assessment, management has determined that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on us.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

We have two classes of voting securities issued and outstanding: our Common Stock and our Series D Preferred.  The following table presents information regarding beneficial ownership as of October 4, 2013 (the “Table Date”), of all classes of our voting securities by (1) each shareholder known to us to be the beneficial owner of more than 5% of any class of our voting securities; (2) each of our Named Executive Officers serving as of the Table Date; (3) each of our directors serving as of the Table Date; and (4) all of our executive officers and directors as a group.

We have determined beneficial ownership in accordance with the rules of the SEC.  Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and dispositive power with respect to all securities they beneficially own.  As of the Table Date, the applicable percentage ownership is based on 9,805,503 shares of Common Stock issued and outstanding and 468 shares of Series D issued and outstanding, convertible into 14,040 shares of Common Stock.  In computing the number of shares of Common Stock and Series D Preferred beneficially owned by a person and the applicable percentage ownership of that person, we deemed outstanding shares of Common Stock or Series D Preferred subject to warrants, options and convertible debt or other securities held by that person that are currently exercisable or exercisable within 60 days of the Table Date.  We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Beneficial ownership representing less than 1% of the issued and outstanding shares of a class is denoted with an asterisk (“*”).  Holders of Common Stock are entitled to one vote per share and holders of Series D are entitled to 30 votes per share and vote with the Common Stock shareholders on an as-converted basis.

	Title or Class of Securities:

Name and Address of	Common Stock		Series D Preferred Stock
Beneficial Owner (1)	Shares	%	Shares	%

5% Beneficial Owners:
Sapinda Asia Limited (2)	3,905,917	39.8%	-	-
Advance Technology Investors, LLC (3)	581,288	5.9%	-	-

Directors and Named Executive Officers:
David S. Boone (4)	15,306	*	-	-
Guy Dubois (5)	73,413	*	-	-
Rene Klinkhammer (6)	12,363	*	-	-
Winfried Kunz (7)	12,123	*	-	-
Dan Mabey (8)	10,008	*	-	-
George Schmitt (9)	18,906	*	-	-
Chad D. Olsen (10)	40,925	*	207	44.2%

All directors and executive officers as a group (7 persons)	183,044	1.8%	207	44.2%

(1)	Except as otherwise indicated, the business address for these beneficial owners is c/o the Company, 150 West Civic Center Drive, Suite 400, Sandy, Utah 84070.
(2)	Address is Rooms 803-4, 8F, Hang Seng Bank Building, 200 Hennessy Road, Wanchai, Hong Kong. Based on a Form 4 filed by Sapinda Asia Limited on November 5, 2013.
(3)
Includes 573,965 shares of Common Stock owned of record by Advance Technology Investors, LLC.  In addition, we have included 7,323 shares of Common Stock owned of record by U/W Mark Weidman Trust. Address is 154 Rock Hill Road, Spring Valley, NY 10977.

(4)	Mr. Boone is a director and a member of the Board of Directors’ executive committee. Includes 15,306 shares of Common Stock issuable upon exercise of stock purchase warrants.
(5)
Mr. Dubois is a director and Chairman of the Board of Directors; he is also a member of the executive committee of the Board of Directors.  Includes 73,413 shares of Common Stock issuable upon exercise of stock purchase warrants.

(6)	Mr. Klinkhammer is a director. Includes 380 shares of Common Stock owned of record and 11,983 shares of Common Stock issuable upon exercise of stock purchase warrants.
(7)	Mr. Kunz is a director. Includes 12,123 shares of Common Stock issuable upon exercise of stock purchase warrants.
(8)	Mr. Mabey is a director. Includes 1,065 shares of Common Stock owned of record and 8,943 shares of Common Stock issuable upon exercise of stock purchase warrants.
(9)	Mr. Schmitt is a director. Includes 6,783 shares of Common Stock owned of record and 12,123 shares of Common Stock issuable upon exercise of stock purchase warrants.
(10)
Mr. Olsen is our Chief Financial Officer.  Includes 34,715 shares issuable upon exercise of vested stock purchase warrants, as well as 6,210 shares of Common Stock issuable upon conversion of 207 shares of Series D Preferred stock.

Changes in Control

We are unaware of any contract or other arrangement the operation of which may at a subsequent date result in a change of control of our Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have entered into certain transactions with related parties during the fiscal year ended September 30, 2013. These transactions consist mainly of financing transactions and service agreements.  Transactions with related parties are reviewed and approved by the independent and disinterested members of the Board of Directors.

Royalty Agreement

On August 4, 2011, with an effective date of July 1, 2011, we entered into an agreement (the “Royalty Agreement”) with Borinquen (a shareholder) to purchase its wholly-owned subsidiary ISS for 310,000 shares of our Common Stock, valued at the market price on the date of the Royalty Agreement at $16.40 per share, or $5,084,000.  As additional consideration, we also granted Borinquen a royalty in the amount of 20% of our net revenues from the sale or lease of monitoring devices and monitoring services within a territory comprised of South and Central America, the Caribbean, Spain and Portugal, for a term of 20 years. The royalty payments were due quarterly through June 30, 2031.

On February 1, 2013, we entered into an agreement with Sapinda Asia and Borinquen (the Settlement and Royalty and Share Buy Back Agreement) to complete the repurchase of the royalty (at a cost of $11,616,982) and to pay accrued royalty expenses (totaling $1,383,018) for a total payment of $13,000,000.  To finance this redemption, we borrowed $16,700,000 from Sapinda Asia. We used $13,000,000 toward the redemption of the royalty and to pay off accrued royalty fees and used $3,700,000 of the loan for operating capital.  (See “Loan and Security Agreement” on page 43 for additional information about this loan transaction and related transactions involving Sapinda Asia.)

Revolving Loan Agreement

On February 1, 2013, we entered into a revolving loan agreement with Sapinda Asia (the “Revolving Loan”).  Under this arrangement, we may borrow up to $1,200,000 at an interest rate of 3% per annum for unused funds and 10% per annum for borrowed funds. As of September 30, 2013, no advances have been made under this loan and we had accrued $23,868 in interest liability on the Revolving Loan.  On October 24, 2013 we drew down the full $1,200,000 for use in a performance bond as required under a contract with an international customer.

Related-Party Service Agreement

Subsequent to June 30, 2013, we entered into an agreement with Paranet Solutions, LLC to provide the following primary services: 1) procurement of hardware and software necessary to ensure that vital databases are available in the event of a disaster (backup and disaster recovery system); and 2) providing the security of all data and the integrity of such data against all loss of data, misappropriation of data by Paranet, its employees and affiliates. David S. Boone, a director and member of our Executive Committee, is the Chief Executive Officer of Paranet.

As consideration for these services, we agreed to pay Paranet $4,500 per month. The arrangement can be terminated by either party for any reason upon ninety (90) days written notice to the other party.

Additional Related Party Transactions; Summary of Obligations

	2013	2012

Note payable in connection with the redemption of a royalty agreement for $10,768,555. The note required installment payments and was paid off by the proceeds of the Loan.	$-	$10,050,027

Note payable in connection with the purchase of the remaining ownership of Court Programs, Inc., interest at 12% per annum, with monthly payments of $10,000. This note was assumed through the sale of Court Programs, Inc.	-	46,693

We received $500,000 from Mr. Derrick, a shareholder and former officer. This was converted into 111,112 shares of Common Stock.	-	500,000

Convertible debenture with an interest rate of 8% per annum. The debenture matured December 17, 2012 and was secured by the domestic patents. The debenture and accrued interest was converted into 117,784 shares of Common Stock.	-	500,000

Convertible debenture with an interest rate of 8% per annum. The debenture matured December 17, 2012 and was secured by the domestic patents. The debenture and accrued interest was converted into 472,548 shares of Common Stock.	-	2,000,000

We received $16,700,000 through the issuance of a convertible debenture to selling shareholder with an interest rate of 8% per annum. The debenture matures on August 14, 2014. On September 30, 2013, $16,640,000 plus accrued interest of 936,627 was converted into 3,905,917 shares of Common Stock. The remaining balance of $60,000 plus accrued interest of $3,143 was paid in cash on October 3, 2013.	60,000	1,288,693

Total related-party debt obligations	60,000	14,385,413
Less current portion	(60,000)	(12,654,701)
Long-term debt, net of current portion	$-	$1,730,712

The following table summarizes our future maturities of related-party debt obligations as of September 30, 2013:

Fiscal Year	Total
2014	$60,000
2015	-
Thereafter	-
Total	$60,000

Recent Transactions

We evaluated subsequent events through the date the accompanying consolidated financial statements were issued.  Subsequent to September 30, 2013, the following events occurred:

•
We issued to directors for services rendered during the 4th fiscal quarter ended September 30, 2013, warrants to purchase 6,840 shares of Common Stock with an exercise price of $19.46 per share, valued at the date of grant at $53,091 using the Black-Scholes model.

•	We issued to directors for services rendered during the 4th fiscal quarter ended September 30, 2013, 760 shares of Common Stock, valued at the date of grant at $15,000.

•	We issued 483 shares of Common Stock to Series D Preferred shareholders for dividends earned during the 4th fiscal quarter ended September 30, 2013.

•	We advanced $1,200,000 from a line-of-credit to be used with other available cash on hand to issue a bond for an international customer in the amount of $3,382,082.

Except as described above, there has been no transaction, since October 1, 2013, or currently proposed transaction, in which we were or are to be a participant and the amount involved exceeds the lesser of $120,000 or 1% of the average of our total assets at year end for the last two completed fiscal years, and in which any of the following persons had or will have a direct or indirect material interest.

•	any of our directors or executive officers;

•	any beneficial owner of shares carrying more than 5% of the voting rights attached to our outstanding shares of Common Stock; and

•	any member of the immediate family (including spouse, parents, children, siblings and in-laws) of any of the foregoing persons.

Compensation of Named Executive Officers and Directors

For information regarding compensation of Named Executive Officers and directors, please see “Executive Compensation.”

Director Independence

 The Board of Directors intends to comply with the director independence standards of the NASDAQ Stock Market, including NASDAQ Rule 4200(a)(15).  The Board determined based on the NASDAQ standards that George F. Schmitt, Winfried Kunz, David S. Boone, Rene Klinkhammer, and Dan L. Mabey meet the NASDAQ standards to be considered independent.  The Board has not appointed a lead independent director.

Specifically, none of these directors:

•	has been at any time during the past three years employed by us or by any parent or subsidiary of the Company;
•
has accepted or has a family member who accepted any compensation from us in excess of $120,000 during any period of twelve consecutive months within the three years preceding the determination of independence, other than compensation for board or board committee service;

•	is a family member of an individual who is, or at any time during the past three years was, employed by us as an executive officer;
•
is, or has a family member who is, a partner in, or a controlling stockholder or an executive officer of, any organization to which we made, or from which we received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient's consolidated gross revenues for that year, or $200,000, whichever is more;

•
is, or has a family member who is, employed as an executive officer of another entity where at any time during the past three years any of our executive officers serve on the compensation committee of such other entity; or

•	is, or has a family member who is, a current partner of our outside auditor, or was a partner or employee of our outside auditor who worked on our audit at any time during any of the past three years.

THE LOAN AND SECURITY AGREEMENT

On September 5, 2012, we entered into an agreement to redeem the royalty from Borinquen, as discussed on page 28, above.  To finance our obligations under that agreement, on December 3, 2012, we entered into the Loan and Security Agreement (the “Loan”) with Sapinda Asia.  Under the Loan, Sapinda Asia agreed to lend us $16,640,000 at a rate of 8% interest per annum.  We were unable to complete the redemption of the royalty by the extended completion date under the September 5, 2012 agreement due to lack of funds.

On February 1, 2013, we entered into a Settlement and Royalty and Share Buy Back Agreement with Borinquen and Sapinda Asia to repurchase the royalty for a price of $13,000,000.  The funds to purchase the royalty were provided by Sapinda Asia under the Loan.  As a condition to the Loan, we agreed to appoint Guy Dubois to our Board of Directors as a representative and nominee of Tetra House Pte. Ltd.  We also agreed to complete an exchange offer to retire a minimum of 90% of our issued and outstanding shares of Series D Preferred stock.

On May 29, 2013, we settled certain disputed payments under the Loan and on August 13, 2013 we entered into an Acknowledgement and Agreement resolving those and all other compensation issues under the Loan.  As part of the Acknowledgement and Agreement, we also agreed to file the registration statement of which this prospectus forms a part to provide for the offer and sale of the Shares issuable upon conversion of the principal and interest payable to Sapinda Asia under the Loan.

On September 30, 2013, Sapinda Asia exercised its right to convert the principal and accrued interest under the Loan in exchange for the issuance of 3,905,917 shares of Common Stock at a conversion price of $4.50 per Share stated in the original Note under the Loan.

SELLING SHAREHOLDER

This prospectus relates to the possible resale by Sapinda Asia as the selling shareholder of the Shares, which were issued to the selling shareholder pursuant to the exercise of its conversion right under the Note.

The selling shareholder, may, from time to time, offer and sell pursuant to this prospectus any or all of the Shares that we have issued to it pursuant to the conversion of the Note. The selling shareholder may sell some, all or none of its Shares. We do not know how long the selling shareholder will hold the Shares before selling them, and we currently have no agreements, arrangements or understandings with the selling shareholder regarding the resale of any of the Shares.

The following table presents information regarding the selling shareholder and the Shares that it may offer and sell from time to time under this prospectus.  The table is prepared based on information supplied to us by the selling shareholder, and reflects its holdings as of October 18, 2013.  The selling shareholder has represented to us that neither the selling shareholder nor any of its affiliates have held a position or office, or had any other material relationship, with us or any of our predecessors or affiliates.

As used in this prospectus, the term “selling shareholder” includes Sapinda Asia Limited and any donees, pledgees, transferees or other successors in interest selling the Shares received after the date of this prospectus from selling shareholder as a gift, pledge or other non-sale related transfer.  Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act.  The percentage of shares beneficially owned prior to the offering is based on 9,806,746 shares of our Common Stock actually outstanding as of October 18, 2013.

Selling Shareholder	Shares Benefcially Owned Before this Offering (1)	Percentage of Outstanding Shares Beneficially Owned Before this Offering	Shares to be Sold in this Offering (2)	Shares Benefcially Owned After this Offering (2)	Percentage of Outstanding Shares Beneficially Owned After this Offering

Sapinda Asia Limited	3,905,917	39.8%	3,905,917	0	0.0%

Footnotes:

(1)	Includes the 3,905,917 Shares offered hereby.
(2)	Assumes the sale of all of the Shares offered hereby.

DESCRIPTION OF SECURITIES

Common Stock

Authorized and Outstanding

We are authorized to issue up to 15,000,000 shares of Common Stock, par value $0.0001 per share, of which 9,805,503 shares are outstanding as of September 30, 2013.

Voting

Holders of our Common Stock each have one vote per share.  Our directors are elected by the vote of a plurality of the Common Stock represented in person or by proxy at such meeting and entitled to vote on the election of directors. A majority of the outstanding shares of Common Stock constitute a quorum. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Upon our dissolution, our shareholders will be entitled to receive pro rata all assets remaining available for distribution to shareholders after payment of all liabilities and provision for the liquidation of any shares of Preferred Stock with preferential liquidation rights, if any, at the time outstanding. Our common shareholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the Common Stock.

Preferred Stock

Authorized and Outstanding

We are authorized to issue up to 20,000,000 shares of Preferred Stock, par value $0.0001 per share. As of the date of this prospectus, we have the following shares of Preferred Stock outstanding.

Series D Preferred

Our Board of Directors has designated 85,000 shares of Preferred Stock as our Series D Convertible Preferred Stock (the “Series D Preferred”), and established the designations, rights and preferences for the Series D Preferred.  As of September 30, 2013, there were 468 shares of Series D Preferred issued and outstanding.

As subsequently amended, the Certificate of Designation of Rights and Preferences provides the holders of the Series D Preferred are entitled to the following preferences and other rights.

Rank. The Series D Preferred ranks senior as to liquidation rights to the Common Stock, and all other classes and series of equity securities which by their terms do not rank senior to the Series D Preferred (collectively with the Common Stock, “Junior Stock”). The Series D Preferred is subordinate and ranks junior to all indebtedness of the Company.

Payment of Dividends. Dividends declared by the Board of Directors are payable on the Series D Preferred on a pro rata basis with the Common Stock and all of our other equity securities ranking pari passu with the Common Stock as to the payment of dividends, before certain distributions are paid on, or declared and set apart for Junior Stock, other than the Common Stock.  In addition, we are prohibited from declaring, paying or setting apart for payment any dividend or making any distribution on Junior Stock (other than dividends or distributions payable in shares of the Junior Stock) unless, at the time of such dividend or distribution, we have paid all unpaid dividends on the outstanding shares of Series D Preferred.  Holders of the Series D Preferred are entitled to receive quarterly dividends accrued on March 31, June 30, September 30, and December 31 of each year, cumulative dividends on the Series D Preferred at the rate per share equal to 8% per annum, payable in cash or shares of Common Stock at the sole discretion of the Board of Directors.  If a dividend is paid in shares of Common Stock, the number of shares to be issued will be based on the average per share market price of the Common Stock for the 14-day period immediately preceding the applicable accrual date (i.e., March 31, June 30, September 30, or December 31, as the case may be).  Dividends are paid quarterly, no later than the thirtieth (30th) day following the end of the accrual period.

Voting Rights. Except as otherwise required by Utah law and in the Certificate, the Series D Preferred will vote with the Common Stock on an as-converted basis. Each share of Series D Preferred entitles the holder thereof to 300 votes.  The Common Stock into which the Series D Preferred is convertible, upon issuance, has all of the same voting rights as other issued and outstanding Common Stock.

Liquidation Preference. Holders of the Series D Preferred are entitled to preferences upon liquidation, dissolution or winding up of the Company, voluntary or involuntary, before any payment is made or any assets distributed to holders of any Junior Stock.

Conversion.  Each holder of Series D Preferred has the right to convert the Series D Preferred into shares of Common Stock under certain circumstances.  Each share of Series D Preferred is convertible into 30 shares of Common Stock, subject to adjustment as provided in the Certificate.

Optional Redemption. At any time on or after December 1, 2010, we have the right, exercisable at our option, to redeem from funds legally available therefore, all or any portion of the then-outstanding and unconverted shares of the Series D Preferred at a price that is equal to 120% of the original purchase price of the shares redeemed.  Any redemption of less than all of the Series D Preferred will be pro rata among the holders of the Series D Preferred based on the number of shares of Series D Preferred held by each holder of record at the time of such partial redemption.

Undesignated Preferred Stock

The ability to authorize and issue undesignated Preferred Stock may enable our Board of Directors to render more difficult or discourage an attempt to change control of the Company by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, the Board of Directors were to determine that a takeover proposal is not in our best interest, the Board of Directors could cause shares of Preferred Stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group.

Utah Anti-Takeover Law and Articles and Bylaws Provisions

Certain provisions of our Articles of Incorporation and Bylaws, and of applicable Utah State corporation law, have the effect of making more difficult an acquisition of control of the Company in a transaction not approved by the Board of Directors.  Specifically, Article VIII of the Articles of Incorporation provides that the affirmative vote of the holders of not less than two-thirds of the outstanding shares of our voting stock is required for approval of the following types of transactions:

•
Merger or consolidation with another entity if the other entity or its affiliates are directly or indirectly the beneficial owners of more than 10% of the total voting power of all of the outstanding shares of our voting stock (defined as a “Related Corporation”), or

•	The sale or exchange of all or substantially all of our assets to a Related Corporation, or
•
The issuance or delivery of our stock or other securities in exchange for payment for any properties or assets or the securities of a Related Corporation or the merger of any our affiliates with or into a Related Corporation or any of its affiliates.

Any amendment of Article VIII requires the affirmative vote of the holders of not less than two-thirds of the outstanding shares of our voting stock.

PLAN OF DISTRIBUTION

We are registering the Shares issued to the selling shareholder upon conversion of the Note to permit the resale of these Shares of Common Stock by the selling shareholder from time to time after the date of this prospectus.  We will not receive any of the proceeds from the sale of the Shares by the selling shareholder.  We will bear all fees and expenses incident to our obligation to register the Shares.

The Shares offered by this prospectus is being offered by the selling shareholder.  The Shares may be sold or distributed from time to time by the selling shareholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the Shares offered by this prospectus could be effected in one or more of the following methods:

•	ordinary brokers’ transactions;
•	transactions involving cross or block trades;
•	through brokers, dealers, or underwriters who may act solely as agents
•	“at the market” into an existing market for the Common Stock;
•	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;
•	in privately negotiated transactions; or
•	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the Shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the Shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

The selling shareholder and any broker-dealer participating in the distribution of the Shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the Shares is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of Shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholder and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers. The selling shareholder may indemnify any broker-dealer that participates in transactions involving the sale of the Shares against certain liabilities, including liabilities arising under the Securities Act. We know of no existing arrangements between the selling shareholder or any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the Shares offered by this prospectus. We will pay the expenses incident to the registration, offering, and sale of the Shares to the selling shareholder; provided, however, that the selling shareholder is solely responsible for the payment of any fee or commission payable to any broker-dealer in connection with the sale of the Shares.

Brokers, dealers, underwriters or agents participating in the distribution of the Shares as agents may receive compensation in the form of commissions, discounts, or concessions from the selling shareholder and/or purchasers of the Shares for whom the broker-dealers may act as agent.  The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions.  Neither we nor the selling shareholder can presently estimate the amount of compensation that any agent will receive.

The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Shares by the selling shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the Shares to engage in market-making activities with respect to the Shares. All of the foregoing may affect the marketability of the Shares and the ability of any person or entity to engage in market-making activities with respect to the Shares.

This offering will terminate on the date that all Shares offered by this prospectus have been sold by the selling shareholder or may be sold by the selling shareholder without restriction under Rule 144(b)(1)(i) under the Securities Act.

Our Common Stock is quoted on the OTCQB under the symbol “SCRA”.

LEGAL MATTERS

The validity of the securities being offered by this prospectus has been passed upon for us by Durham Jones & Pinegar, P.C., Salt Lake City, Utah.

EXPERTS

Hansen Barnett & Maxwell LLP, our independent registered public accounting firm, has audited our balance sheets as of September 30, 2012 and 2011 and the related statements of operations, changes in capital, deficit and cash flows for the years then ended. We have included our financial statements in this prospectus and elsewhere in the registration statement of which it is a part in reliance on Hansen Barnett & Maxwell LLP’s report, given on their authority as experts in accounting and auditing.

On September 23, 2013, Hansen, Barnett & Maxwell, P.C. (“HBM”) resigned as our independent registered public accounting firm.  HBM recently entered into an agreement with Eide Bailly LLP (“Eide Bailly”), pursuant to which Eide Bailly acquired the operations of HBM, and certain of the professional staff and partners of HBM joined Eide Bailly either as employees or partners of Eide Bailly and will continue to practice as members of Eide Bailly.  Concurrent with the resignation of HBM, we, through and with the approval of our Audit Committee, engaged Eide Bailly as its independent registered public accounting firm.

Prior to engaging Eide Bailly, we did not consult with Eide Bailly regarding the application of accounting principles to a specific completed or contemplated transaction or regarding the type of audit opinions that might be rendered by Eide Bailly on our financial statements, and Eide Bailly did not provide any written or oral advice that was an important factor considered by us in reaching a decision as to any such accounting, auditing or financial reporting issue.

The reports of HBM regarding our financial statements for the fiscal years ended September 30, 2012 and 2011 contained a going concern note.  Other than the foregoing, the reports of HBM did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.  During the years ended September 30, 2012 and 2011, and during the period from September 30, 2012 through September 23, 2013, the date of resignation, there were no disagreements with HBM on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of HBM would have caused it to make reference to such disagreement in its reports.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We filed with the Securities and Exchange Commission a registration statement under the Securities Act for the Shares Stock in this offering.  This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement.  For further information with respect to us and our Common Stock, we refer you to the registration statement and the exhibits and schedule that were filed with the registration statement.  Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement.  A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 100 F Street, N.E. Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee.  Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

We file periodic reports under the Securities Exchange Act of 1934, including annual, quarterly and special reports, and other information with the Securities and Exchange Commission.  These periodic reports and other information are available for inspection and copying at the regional offices, public reference facilities and website of the Securities and Exchange Commission referred to above.

We make available free of charge on or through our internet website our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Securities and Exchange Commission.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITY

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

SECUREALERT, INC.

FINANCIAL STATEMENTS

SecureAlert, Inc.
Consolidated Financial Statements
September 30, 2012 and 2011

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Shareholders of SecureAlert, Inc.

We have audited the accompanying consolidated balance sheets of SecureAlert, Inc. and Subsidiaries (collectively the Company) as of September 30, 2012 and 2011 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended. The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidences supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of SecureAlert, Inc. as of September 30, 2012 and 2011, and the consolidated results of its operations, and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has incurred losses, negative cash flows from operating activities, notes payable in default and has an accumulated deficit. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters are also described in Note 1. The consolidated financial statements do not include any adjustment that might result from the outcome of this uncertainty.

HANSEN, BARNETT & MAXWELL, P.C.
Salt Lake City, Utah
January 10, 2013

SECUREALERT, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF SEPTEMBER 30, 2012 AND 2011

Assets	2012	2011
Current assets:
Cash	$695,111	$949,749
Accounts receivable, net of allowance for doubtful accounts of $772,000 and $996,122, respectively	2,864,542	4,150,427
Note receivable, current portion	156,190	90,000
Prepaid expenses and other	1,979,172	1,082,581
Inventory, net of reserves of $192,000 and $127,016, respectively	630,566	579,779
Total current assets	6,325,581	6,852,536
Property and equipment, net of accumulated depreciation of $2,562,323 and $2,530,591, respectively	677,493	1,086,633
Monitoring equipment, net of accumulated amortization of $3,179,310 and $3,608,388, respectively	3,325,110	3,461,985
Note receivable, net of current portion	112,492	125,000
Goodwill	375,000	5,889,395
Royalty Purchase Commitment	10,768,555	-
Intangible assets, net of accumulated amortization of $801,905 and $485,393, respectively	4,874,679	5,191,191
Other assets	74,815	78,509
Total assets	$26,533,725	$22,685,249

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable (including $0 and $505,977 respectively due to a related party, see Note 5)	2,444,632	2,840,845
Accrued liabilities	3,001,062	2,713,230
Dividends payable	630,528	541,797
Deferred revenue	422,183	162,331
Current portion of long-term related-party debt	12,793,303	754,896
Current portion of long-term debt	634,218	1,041,392
Total current liabilities	19,925,926	8,054,491
Long-term related-party debt, net of current portion	1,730,712	116,852
Long-term debt, net of current portion	449,950	898,598
Total liabilities	22,106,588	9,069,941

Stockholders’ equity:
Preferred stock:
Series D 8% dividend, convertible, voting, $0.0001 par value: 85,000 shares designated; 48,763 and 44,845 shares outstanding, respectively (aggregate liquidation preference of $28,476,086)	5	5
Common stock, $0.0001 par value: 15,000,000 shares authorized; 3,096,642 and 2,518,117 shares outstanding, respectively	310	252
Additional paid-in capital	252,940,448	244,670,570
Accumulated deficit	(248,513,626)	(231,055,519)
Total equity	4,427,137	13,615,308
Total liabilities and stockholders’ equity	$26,533,725	$22,685,249

See accompanying notes to consolidated financial statements.

SECUREALERT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE FISCAL YEARS ENDED SEPTEMBER 30, 2012 AND 2011

	2012	2011
Revenues:
Products	$2,013,155	$1,551,511
Monitoring and other related services	17,778,337	16,410,292
Total revenues	19,791,492	17,961,803

Cost of revenues:
Products	1,596,759	651,113
Monitoring and other related services	9,821,253	8,914,846
Impairment of monitoring equipment and parts (Note2)	1,648,762	464,295
Total cost of revenues	13,066,774	10,030,254

Gross profit	6,724,718	7,931,549

Operating expenses:
Selling, general and administrative (including $3,576,194 and $1,530,646, respectively, of compensation expense paid in stock, stock options / warrants or as a result of amortization of stock-based compensation)	15,405,742	15,652,303
Research and development	1,248,654	1,453,994
Settlement expense	403,678	276,712
Impairment of goodwill (Note 2)	5,514,395	-

Loss from operations	(15,847,751)	(9,451,460)

Other income (expense):
Loss on disposal of equipment	(23,865)	(300,338)
Change from estimate to actual on acquisition costs	110,342	-
Redemption of SecureAlert Monitoring Series A Preferred	-	16,683
Interest income	11,445	13,072
Interest expense (including $963,233 and $42,351, respectively, paid in stock, stock options / warrants)	(1,489,897)	(712,840)
Currency exchange rate gain (loss)	(28,358)	(173)
Other income, net	(190,023)	576,232
Net loss	(17,458,107)	(9,858,824)
Net loss (income) attributable to non-controlling interest	-	(31,750)
Net loss attributable to SecureAlert, Inc.	(17,458,107)	(9,890,574)
Dividends on Series D Preferred stock	(2,480,298)	(2,029,996)
Net loss attributable to SecureAlert, Inc. common stockholders	$(19,938,405)	$(11,920,570)
Net loss per common share, basic and diluted	$(0.04)	$(0.03)
Weighted average common shares outstanding, basic and diluted	547,034,000	380,659,000

See accompanying notes to consolidated financial statements.

SECUREALERT, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
FOR THE FISCAL YEARS ENDED SEPTEMBER 30, 2011 AND 2012

						Preferred
	Preferred Stock		Common Stock		Additional	Stock
	Series D				Paid-in	Subscription	Accumulated	Non-Controlling
	Shares	Amount	Shares	Amount	Capital	Receivable	Deficit	Interest	Total
Balance as of October 1, 2010	35,407	$4	1,400,116	$141	$224,529,724	$(50,000)	$(221,164,945)	$(185,073)	3,129,851

Issuance of common stock for:

Conversion of Series D Preferred stock	(22,735)	(2)	682,050	68	(66)	-	-	-	0

Dividends from SMI Series A Preferred stock	-	-	4,908	-	97,349	-	-	-	97,349

Services	-	-	1,250	-	21,310	-	-	-	21,310

Acquisition of subsidiaries	-	-	323,526	32	5,322,032	-	-	153,323	5,475,387

Dividends from Series D Preferred stock	-	-	106,535	11	2,043,298	-	-	-	2,043,309

Cancellation of shares	-	-	(269)	-	-	-	-	-	-

Vesting and re-pricing of stock options	-	-	-	-	1,231,836	-	-	-	1,231,836

Beneficial conversion feature recorded as interest expense	-	-	-	-	42,351	-	-	-	42,351

Series D Preferred dividends	-	-	-	-	(2,029,996)	-	-	-	(2,029,996)

Issuance of Series D Preferred stock in connection with forbearance agreements	280	-	-	-	140,000	-	-	-	140,000

Issuance of Series D Preferred stock for Board of Director fees	25	-	-	-	12,500	-	-	-	12,500

Issuance of Series D Preferred stock for prepaid commissions	987	-	-	-	493,500	-	-	-	493,500

Issuance of Series D Preferred stock in connection with debt and accrued interest	4,669	-	-	-	2,334,632	-	-	-	2,334,632

Issuance of Series D Preferred stock for cash	26,037	3	-	-	10,344,600	-	-	-	10,344,603

Cancellation of Series D Preferred stock	(100)	-	-	-	(50,000)	50,000	-	-	-

Issuance of Series D Preferred stock in connection with services	275	-	-	-	137,500	-	-	-	137,500

Net loss	-	-	-	-	-	-	(9,890,574)	31,750	(9,858,824)

Balance as of September 30, 2011	44,845	$5	2,518,117	$252	$244,670,570	$-	$(231,055,519)	$-	$13,615,308

See accompanying notes to consolidated financial statements.

SECUREALERT, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (Continued)
FOR THE FISCAL YEARS ENDED SEPTEMBER 30, 2011 AND 2012

	Preferred Stock		Common Stock		Additional
	Series D				Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance as of October 1, 2011	44,845	$5	2,518,117	$252	$244,670,570	$(231,055,519)	$13,615,308

Issuance of common stock for:
Conversion of Series D Preferred stock	(90)	-	2,700	-	-	-	-
Royalty payment	-	-	71,969	7	819,965	-	819,972
Services	-	-	4,315	-	40,000	-	40,000
Debt	-	-	8,449	1	118,279	-	118,280
Dividends from Series D Preferred stock	-	-	210,689	21	2,391,547	-	2,391,568
Employee compensation	-	-	121,700	12	732,622	-	732,634
Board of director fees	-	-	3,000	-	48,060	-	48,060
Cash	-	-	155,704	17	1,032,983	-	1,033,000

Vesting and re-pricing of stock options	-	-	-	-	1,405,500	-	1,405,500

Acceleration of vesting and cancellation of stock warrants	-	-	-	-	1,398,060	-	1,398,060

Beneficial conversion feature recorded as interest expense	-	-	-	-	1,475,000	-	1,475,000

Series D Preferred dividends	-	-	-	-	(2,480,298)	-	(2,480,298)

Issuance of common stock warrant to settle a lawsuit	-	-	-	-	253,046	-	253,046

Issuance of common stock warrants for Board of Director fees	-	-	-	-	105,042	-	105,042

Issuance of common stock warrants for consulting fees	-	-	-	-	33,357	-	33,357

Repricing of common stock warrants in connection with debt and accrued interest	-	-	-	-	39,965	-	39,965

Issuance of Series D Preferred stock for cash	4,008	-	-	-	2,004,000	-	2,004,000

Commission paid in connection with capital raise	-	-	-	-	(1,147,250)	-	(1,147,250)

Net loss	-	-	-	-	-	(17,458,107)	(17,458,107)

Balance as of September 30, 2012	48,763	$5	3,096,642	$310	$252,940,448	$(248,513,626)	$4,427,137

See accompanying notes to consolidated financial statements.

SECUREALERT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE FISCAL YEARS ENDED SEPTEMBER 30, 2012 AND 2011

	2012	2011
Cash flows from operating activities:
Net Loss	$(17,458,107)	$(9,858,824)
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	2,078,127	1,793,557
Common stock issued for services	40,000	21,310
Issuance of common stock to employees for cancellation of warrants	2,130,694	-
Series D Preferred stock issued for services	-	137,500
Vesting and re-pricing of stock options	1,405,500	1,231,836
Amortization of debt discount	923,268	61,493
Settlement expense	-	276,712
Origination fees recorded in connection with debt	-	25,000
Common stock warrants repriced in connection with related-party debt	39,965	-
Change in redemption value in connection with SMI Series A Preferred stock	-	(16,682)
Increases in related-party line of credit for services	-	515,536
Impairment of goodwill	5,514,395	-
Impairment of monitoring equipment and parts	1,648,762	464,295
Issuance of Series D Preferred shares in connection with forbearance	-	140,000
Loss on disposal of property and equipment	23,865	300,338
Disposal of property and equipment as employee compensation	2,790	-
Loss on forgiveness of note receivable	22,750	-
Loss on disposal of monitoring equipment and parts	205,489	95,583
Change in assets and liabilities:
Accounts receivable, net	1,054,267	(2,726,576)
Notes receivable	88,061	(170,000)
Inventories	(410,521)	(502,648)
Prepaid expenses and other assets	(892,897)	232,014
Accounts payable	487,264	1,042,579
Accrued expenses	1,127,088	46,023
Deferred revenue	259,852	81,441
Net cash used in operating activities	(1,709,388)	(6,809,513)

Cash flow from investing activities:
Purchase of property and equipment	(112,163)	(215,528)
Net proceeds from the sale of property and equipment	136,618	-
Purchase of monitoring equipment and parts	(2,745,399)	(3,066,026)
Cash acquired through acquisition	-	10,000
Payment related to acquisition	-	(400,000)
Issuance of note receivable	-	(45,000)
Net cash used in investing activities	(2,720,944)	(3,716,554)

Cash flow from financing activities:
Principal payments on related-party line of credit	-	(188,634)
Borrowings on related-party notes payable	2,980,000	1,780,911
Principal payments on related-party notes payable	(3,187,578)	(951,639)
Proceeds from notes payable	3,962	1,283,800
Principal payments on notes payable	(910,440)	(1,919,457)
Borrowings on related-party convertible debentures	2,900,000	-
Borrowings on convertible debentures	500,000	-
Proceeds from issuance of common stock	1,033,000	-
Proceeds from issuance of Series D Convertible Preferred stock	2,004,000	10,344,603
Commissions paid in connection with capital raise	(1,147,250)	-
Net cash provided by financing activities	4,175,694	10,349,584
Net increase (decrease) in cash	(254,638)	(176,483)
Cash, beginning of year	949,749	1,126,232
Cash, end of year	$695,111	$949,749

See accompanying notes to consolidated financial statements.

SECUREALERT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
FOR THE FISCAL YEARS ENDED SEPTEMBER 30, 2012 AND 2011

	2012	2011
Cash paid for interest	$444,644	$816,178
Supplemental schedule of non-cash investing and financing activities:
Issuance of shares of common stock, respectively forpayment of SecureAlert Monitoring, Inc. Series A Preferred stock dividends	-	97,349
Note payable issued to acquire monitoring equipment and property andequipment	69,000	274,148
Issuance of shares of Series D Convertible Preferred stock for conversion of debt, accrued liabilities and interest	-	2,334,632
Issuance of shares of common stock in connection withSeries D Preferred stock dividends	2,391,568	2,043,309
Non-controlling interest assumed through acquisition of subsidiaries	-	153,322
Issuance of shares of common stock from the conversion of Series D Preferred stock	54	13,641
Series D Preferred stock dividends earned	2,480,298	2,029,996
Accrued liabilities and notes recorded in connection with the acquisition ofMidwest Monitoring & Surveillance, Inc.	-	1,187,946
Cancellation of shares of common stock, respectively, for services	-	5
Cancellation of subscription receivable	-	50,000
Issuance of Series D Preferred stock for prepaid commissions	-	493,500
Issuance of shares of common stock in connection with the acquisition of Midwest Monitoring & Surveillance, Inc.	-	238,064
Issuance of shares of common stock in connection with the acquisition of International Surveillance Services Corp., net of cash acquired	-	5,087,921
Issuance of Series D Preferred stock to settle accrued liabilities	-	12,500
Acquisition of accounts receivable from International Surveillance ServicesCorp. ownership	-	84,338
Acquisition of accounts payable and accrued liabilities from International Surveillance Services Corp. ownership	-	13,921
Issuance of stock warrants, respectively, for settlement of debt	253,046	-
Issuance of common stock warrants, respectively, for Boardof Director fees	105,042	-
Issuance of shares of common stock, respectively, for Board ofDirector fees	48,060	-
Issuance of shares of common stock, respectively, for related- party royalty	819,972	-
Issuance of shares of common stock, respectively, for settlement of debt	118,280	-
Issuance of common stock warrants, respectively, to aconsultant for services	33,357	-
Beneficial conversion feature recorded with convertible debentures	473,334	-
Beneficial conversion feature recorded with related-party convertible debentures	1,001,666	-
Note receivable issued for outstanding accounts receivable net of accounts payable due	168,116	-
Settlement of note payable upon sale of property and equipment	56,794	-
Acquisition of property and equipment as payment against note receivable	3,623	-
Liabilities and notes payable paid through issuance of related-party convertible debt debt	1,000,000	-
Acquisition of royalty purchase commitment through issuance of note payable	10,768,555	-

See accompanying notes to consolidated financial statements.

SECUREALERT, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)	Organization and Nature of Operations

General

SecureAlert, Inc. and subsidiaries (collectively, the “Company”) markets, monitors and leases TrackerPAL® and ReliAlert™ devices. The TrackerPAL® and ReliAlert™ devices are used to monitor convicted offenders that are on probation or parole in the criminal justice system. The TrackerPAL® and ReliAlert™ devices utilize GPS and cellular technologies in conjunction with a monitoring center that is staffed 24/7 and 365 days a year. The Company believes that its technologies and services benefit law enforcement officials by allowing them to respond immediately to a problem involving the monitored offender. The TrackerPAL® and ReliAlert™ devices are targeted to meet the needs of this market domestically as well as internationally.

Going Concern

The Company has incurred recurring net losses and negative cash flows from operating activities for the fiscal years ended September 30, 2012 and 2011, and we have several debt obligations currently in default. In addition, the Company has accumulated deficits of $248,513,626 and $231,055,519 as of September 30, 2012 and 2011, respectively. These factors raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In order for the Company to continue as a going concern, it must generate positive cash flows from operating activities and obtain the necessary funding to meet its projected capital investment requirements. Management’s plans with respect to this uncertainty include raising additional capital from the issuance of preferred or common stock or debt securities, and expanding its market for its ReliAlert™ portfolio of products. There can be no assurance that revenues will increase rapidly enough to offset operating losses and repay debts. If the Company is unable to increase cash flows from operating activities or obtain additional financing, it will be unable to continue the development of its products and may have to cease operations.

(2)	Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of SecureAlert, Inc. and its subsidiaries, SecureAlert Monitoring, Inc., Midwest Monitoring & Surveillance, Inc., Court Programs, Inc., Court Programs of Florida, Inc., and International Surveillance Services Corp (collectively, the “Company”). All intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Fair Value of Financial Statements

The carrying amounts reported in the accompanying consolidated financial statements for cash, accounts receivable, accounts payable, accrued liabilities, and other debt obligations approximate fair values because of the immediate or short-term maturities of these financial instruments. The carrying amounts of the Company’s debt obligations approximate fair value as the interest rates approximate market interest rates.

Concentration of Credit Risk
In the normal course of business, the Company provides credit terms to its customers and requires no collateral. Accordingly, the Company performs ongoing credit evaluations of its customers' financial condition.

Based upon the expected collectability of its accounts receivable, the Company maintains an allowance for doubtful accounts receivable.

One customer accounted for $2,450,984 (12 percent) of total revenues for the fiscal year ended September 30, 2012 and the same customer accounted for $2,265,805 (13 percent) of total revenues for the fiscal year ended September 30, 2011. No other customer represented more than 10 percent of the Company’s total revenues for the fiscal years ended September 30, 2012 or 2011.

Concentration of credit risk associated with the Company’s total and outstanding accounts receivable as of September 30, 2012 and 2011, respectively, are shown in the table below:

	2012	%	2011	%

Customer A	$681,781	24%	$-	-

Customer B	$475,800	17%	$347,553	7%

Customer C	$-	-	$1,995,804	39%
Cash Equivalents

The Company has cash in bank accounts that, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.

Cash equivalents consist of investments with original maturities to the Company of three months or less. The Company had $350,716 and $371,130 of cash deposits in excess of federally insured limits as of September 30, 2012 and 2011, respectively.

Accounts Receivable

Accounts receivable are carried at original invoice amount less an estimate made for doubtful receivables based on a review of all outstanding amounts on a monthly basis. Specific reserves are estimated by management based on certain assumptions and variables, including the customer’s financial condition, age of the customer’s receivables and changes in payment histories. Trade receivables are written off when deemed uncollectible. Recoveries of trade receivables previously written off are recorded when cash is received. A trade receivable is considered to be past due if any portion of the receivable balance has not been received by the Company within its normal terms. Interest income is not recorded on trade receivables that are past due, unless that interest is collected.

Inventory

Inventory is valued at the lower of the cost or market. Cost is determined using the first-in, first-out (“FIFO”) method. Market is determined based on the estimated net realizable value, which generally is the item selling price. Inventory is periodically reviewed in order to identify obsolete or damaged items or impaired values. The Company impaired its inventory by $359,734 and $268,398 during the fiscal years ended September 30, 2012 and 2011, respectively.

Inventory consists of raw materials that are used in the manufacturing of TrackerPAL® and ReliAlert™ devices. Completed TrackerPAL® and ReliAlert™ devices are reflected in Monitoring Equipment. As of September 30, 2012 and 2011, respectively, inventory consisted of the following:
	2012	2011
Raw materials	$822,566	$706,795
Reserve for damaged or obsolete inventory	(192,000)	(127,016)
Total inventory, net of reserves	$630,566	$579,779

Note Receivable

Notes receivable are carried at the face amount of each note plus respective accrued interest receivable, less received payments. The Company does not typically carry notes receivable in the course of its regular business, but had entered into an agreement with one of its customers during the fiscal year ended September 30, 2012. Payments are recorded as they are received and are immediately offset against any outstanding accrued interest before they are applied against the outstanding principal balance on the respective note. The note requires monthly payments of $15,000 and matures in May 2014. Additionally, the note does not have a stated interest rate; therefore, the Company imputed interest according to GAAP. As of September 30, 2012, the outstanding balance of the note, net of note discount, was $268,682 and $1,325 of accrued interest. As of the date of this report, the Company expects to collect the outstanding amount.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are determined using the straight-line method over the estimated useful lives of the assets, typically three to seven years. Leasehold improvements are amortized over the shorter of the estimated useful life of the asset or the term of the lease. Expenditures for maintenance and repairs are expensed while renewals and improvements are capitalized.

Property and equipment consisted of the following as of September 30, 2012 and 2011, respectively:

	2012	2011
Equipment, software and tooling	$2,409,031	$2,390,329
Automobiles	372,339	398,890
Building	-	377,555
Leasehold improvements	134,941	132,820
Furniture and fixtures	323,505	317,630
Total property and equipment before accumulated depreciation	3,239,816	3,617,224
Accumulated depreciation	(2,562,323)	(2,530,591)

Property and equipment, net of accumulated depreciation	$677,493	$1,086,633

Property and equipment to be disposed of is reported at the lower of the carrying amount or fair value, less the estimated costs to sell and any gains or losses are included in the results of operations. During the fiscal years ended September 30, 2012 and 2011, the Company disposed of net property and equipment of $23,865 and $300,338, respectively.

Depreciation expense for the fiscal years ended September 30, 2012 and 2011 was $373,858 and $421,407, respectively.

Monitoring Equipment

Monitoring equipment as of September 30, 2012 and 2011 is as follows:

	2012	2011
Monitoring equipment	$6,504,420	$7,070,373
Less: accumulated amortization	(3,179,310)	(3,608,388)
Monitoring equipment, net of accumulated depreciation	$3,325,110	$3,461,985

The Company began leasing monitoring equipment to agencies for offender tracking in April 2006 under operating lease arrangements. The monitoring equipment is depreciated using the straight-line method over an estimated useful life of 3 years.

Amortization expense for the fiscal years ended September 30, 2012 and 2011, was $1,387,756 and $1,160,920, respectively. These expenses were classified as a cost of revenues.

Assets to be disposed of are reported at the lower of the carrying amount or fair value, less the estimated costs to sell. During the fiscal years ended September 30, 2012 and 2011, the Company disposed and impaired lease monitoring equipment and parts of $1,494,518 and $291,479, respectively. These impairment costs were included in cost of revenues. This equipment will continue to be used.

Impairment of Long-Lived Assets and Goodwill

The Company reviews its long-lived assets for impairment when events or changes in circumstances indicate that the book value of an asset may not be recoverable and in the case of goodwill, at least annually. The Company evaluates whether events and circumstances have occurred which indicate possible impairment as of each balance sheet date. The Company uses an equity method of the related asset or group of assets in measuring whether the assets are recoverable. If the carrying amount of an asset exceeds its market value, an impairment charge is recognized for the amount by which the carrying amount exceeds the estimated fair value of the asset. Impairment of long-lived assets is assessed at the lowest levels for which there is an identifiable fair market value that is independent of other groups of assets. In reviewing historical financial performance and participating in recent discussions in selling Court Programs, Inc. and Midwest Monitoring & Surveillance, Inc., the Company recorded an impairment expense.

The following summarizes the changes in goodwill during the years ended September 30, 2012 and 2011:

	Court Programs, Inc.		Midest Monitoring & Surveillance, Inc.
	2012	2011	2012	2011
Gross carrying amount, beginning of period	$2,488,068	$2,488,068	$3,401,327	$1,421,995
Additions	-	-	-	1,979,332
Impairments	(2,488,068)	-	(3,026,327)	-
Gross carrying amount, end of period	$-	$2,488,068	$375,000	$3,401,327
Revenue Recognition

The Company’s revenue has historically been from two sources: (i) monitoring services; and (ii) product sales.

Monitoring Services
Monitoring services include two components: (a) lease contracts in which the Company provides monitoring services and leases devices to distributors or end users and the Company retains ownership of the leased device; and (b) monitoring services purchased by distributors or end users who have previously purchased monitoring devices and opt to use the Company’s monitoring services.

The Company typically leases its devices under one-year contracts with customers that opt to use the Company’s monitoring services. However, these contracts may be cancelled by either party at anytime with 30 days notice. Under the Company’s standard leasing contract, the leased device becomes billable on the date of activation or 7 to 21 days from the date the device is assigned to the lessee, and remains billable until the device is returned to the Company. The Company recognizes revenue on leased devices at the end of each month that monitoring services have been provided. In those circumstances in which the Company receives payment in advance, the Company records these payments as deferred revenue.

Product Sales
The Company may sell its monitoring devices in certain situations to its customers. In addition, the Company may sell equipment in connection with the building out and setting up a monitoring center on behalf of its customers. The Company recognizes product sales revenue when persuasive evidence of an arrangement with the customer exists, title passes to the customer and the customer cannot return the devices or equipment, prices are fixed or determinable (including sales not being made outside the normal payment terms) and collection is reasonably assured. When purchasing products (such as TrackerPAL® and ReliAlert™ devices) from the Company, customers may, but are not required to, enter into monitoring service contracts with the Company. The Company recognizes revenue on monitoring services for customers that have previously purchased devices at the end of each month that monitoring services have been provided.

The Company sells and installs standalone tracking systems that do not require ongoing monitoring by the Company. The Company has experience in component installation costs and direct labor hours related to this type of sale and can typically reasonably estimate costs, therefore the Company recognizes revenue over the period in which the installation services are performed using the percentage-of-completion method of accounting for material installations. The Company typically uses labor hours or costs incurred to date as a percentage of the total estimated labor hours or costs to fulfill the contract as the most reliable and meaningful measure that is available for determining a project’s progress toward completion. The Company evaluates its estimated labor hours and costs and determines the estimated gross profit or loss on each installation for each reporting period. If it is determined that total cost estimates are likely to exceed revenues, the Company accrues the estimated losses immediately.

Multiple Element Arrangements
The majority of the Company’s revenue transactions do not have multiple elements. However, on occasion, the Company enters into revenue transactions that have multiple elements. These may include different combinations of products or monitoring services that are included in a single billable rate. These products or monitoring services are delivered over time as the customer utilizes the Company's services. For revenue arrangements that have multiple elements, the Company considers whether the delivered devices have standalone value to the customer, there is objective and reliable evidence of the fair value of the undelivered monitoring services, which is generally determined by surveying the price of competitors’ comparable monitoring services, and the customer does not have a general right of return. Based on these criteria, the Company recognizes revenue from the sale of devices separately from the monitoring services provided to the customer as the products or monitoring services are delivered.

Other Matters
The Company considers an arrangement with payment terms longer than the Company’s normal terms not to be fixed or determinable, and revenue is recognized when the fee becomes due. Normal payment terms for the sale of monitoring services and products are due upon receipt to 30 days. The Company sells its devices and services directly to end users and to distributors. Distributors do not have general rights of return. Also, distributors have no price protection or stock protection rights with respect to devices sold to them by the Company. Generally, title and risk of loss pass to the buyer upon delivery of the devices.

The Company estimates its product returns based on historical experience and maintains an allowance for estimated returns, which is recorded as a reduction to accounts receivable and revenue.

Shipping and handling fees charged to customers are included as part of net revenues. The related freight costs and supplies directly associated with shipping products to customers are included as a component of cost of revenues.

Geographical Information

The Company recognized revenues from international sources from its products and monitoring services. Revenues are attributed to the geographic areas based on the location of the customers purchasing and leasing the products. The revenues recognized by geographic area for the fiscal years ended September 30, 2012 and 2011, are as follows:

	Fiscal Years Ended
	September 30,
	2012	2011
United States of America	$14,075,140	$14,499,613
Latin American Countries	2,450,984	2,533,483
Caribbean Countries and Commonwealths	3,217,651	912,504
Other Foreign Countries	47,717	16,203
Total	$19,791,492	$17,961,803

The long-lived assets, net of accumulated depreciation and amortization, used in the generation of revenues by geographic area as of September 30, 2012 and 2011, were as follows:

	Net Property and Equipment		Net Monitoring Equipment
	2012	2011	2012	2011
United States of America	$677,493	$1,082,453	$2,328,139	$3,352,614
Latin American Countries	-	-	719,171	32,919
Caribbean Countries and Commonwealths	-	4,180	263,782	71,687
Other Foreign Countries	-	-	14,018	4,765
Total	$677,493	$1,086,633	$3,325,110	$3,461,985

Research and Development Costs

All expenditures for research and development are charged to expense as incurred. These expenditures in 2012 and 2011 were for the development of SecureAlert’s TrackerPAL® and ReliAlert™ device and associated services. For the fiscal years ended September 30, 2012 and 2011, research and development expenses were $1,248,654 and $1,453,994, respectively.

Advertising Costs

The Company expenses advertising costs as incurred. Advertising expense for the fiscal years ended September 30, 2012 and 2011, was $42,148 and $117,568, respectively.

Stock-Based Compensation

The Company recognizes compensation expense for stock-based awards expected to vest on a straight-line basis over the requisite service period of the award based on their grant date fair value. The Company estimates the fair value of stock options using a Black-Scholes option pricing model which requires management to make estimates for certain assumptions regarding risk-free interest rate, expected life of options, expected volatility of stock and expected dividend yield of stock.

Income Taxes

The Company recognizes deferred income tax assets or liabilities for the expected future tax consequences of events that have been recognized in the financial statements or income tax returns. Deferred income tax assets or liabilities are determined based upon the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates expected to apply when the differences are expected to be settled or realized. Deferred income tax assets are reviewed periodically for recoverability and valuation allowances are provided as necessary.

Net Loss Per Common Share

Basic net loss per common share ("Basic EPS") is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding during the period.

Diluted net loss per common share ("Diluted EPS") is computed by dividing net loss attributable to common stockholders by the sum of the weighted-average number of common shares outstanding and the weighted-average dilutive common share equivalents outstanding. The computation of Diluted EPS does not assume exercise or conversion of securities that would have an anti-dilutive effect.

Common share equivalents consist of shares issuable upon the exercise of common stock options and warrants, and shares issuable upon conversion of preferred stock. As of September 30, 2012 and 2011, there were 565,034,215 and 399,448,202 outstanding common share equivalents, respectively, that were not included in the computation of diluted net loss per common share as their effect would be anti-dilutive. The common stock equivalents outstanding as of September 30, 2012 and 2011, consisted of the following:

	2012	2011
Conversion of debt and accrued interest and loan origination fees	172,699,722	-
Conversion of Series D Preferred stock	292,578,000	269,070,000
Exercise of outstanding common stock options and warrants	67,356,493	99,178,202
Exercise and conversion of outstanding Series D Preferred stock
warrants	32,400,000	31,200,000
Total common stock equivalents	565,034,215	399,448,202

Recent Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board (FASB) or other standard setting bodies, which are adopted by the Company as of the specified effective date. Unless otherwise discussed, the Company believes that the impact of recently issued standards that are not yet effective will not have a material impact on its financial position or results of operations upon adoption.

(3)	Acquisitions, Goodwill and Other Intangible Assets

As of September 30, 2012, the Company had recorded goodwill and intangible assets related to the acquisition of controlling interest of Midwest, Court Programs, Bishop Rock Software, and International Surveillance Services Corp (“ISS”). The Company has also entered into a license agreement related to the use of certain patents. The following tables summarize the activity and balance of goodwill and intangible assets for the fiscal years ended September 30, 2012 and 2011:

	Midwest Monitoring & Surveillance	Court Programs, Inc.	Bishop Rock Software	Patent	International Surveillance Services Corp.	Total

Goodwill	$375,000	$-	$-	$-	$-	$375,000
Other intangible assets
Trade name	120,000	99,000	10,000	-	-	229,000
Software	-	-	380,001	-	-	380,001
Customer relationships	-	6,000	-	-	-	6,000
Patent license agreement	-	-	-	50,000	-	50,000
Non-compete agreements	2,000	6,000	-	-	-	8,000
Royalty agreement	-	-	-	-	5,003,583	5,003,583
Total other intangible assets	122,000	111,000	390,001	50,000	5,003,583	5,676,584
Accumulated amortization	(40,664)	(43,700)	(390,001)	(14,816)	(312,724)	(801,905)
Other intangible assets, net of accumulated amortization	81,336	67,300	-	35,184	4,690,859	4,874,679
Total goodwill and other intangible assets, net of amortization	$456,336	$67,300	$-	$35,184	$4,690,859	$5,249,679

	Midwest Monitoring & Surveillance	Court Programs, Inc.	Bishop Rock Software	Patent	International Surveillance Services Corp.	Total

Goodwill	$3,401,327	$2,488,068	$-	$-	$-	$5,889,395
Other intangible assets
Trade name	120,000	99,000	10,000	-	-	229,000
Software	-	-	380,001	-	-	380,001
Customer relationships	-	6,000	-	-	-	6,000
Patent license agreement	-	-	-	50,000	-	50,000
Non-compete agreements	2,000	6,000	-	-	-	8,000
Royalty agreement	-	-	-	-	5,003,583	5,003,583
Total other intangible assets	122,000	111,000	390,001	50,000	5,003,583	5,676,584
Accumulated amortization	(32,667)	(35,900)	(345,022)	(9,259)	(62,545)	(485,393)
Other intangible assets, net of accumulated amortization	89,333	75,100	44,979	40,741	4,941,038	5,191,191
Total goodwill and other intangible assets, net of amortization	$3,490,660	$2,563,168	$44,979	$40,741	$4,941,038	$11,080,586

The following table summarizes the future maturities of amortization of intangible assets as of September 30, 2012:

Fiscal Year	Midwest Monitoring & Surveillance	Court Programs, Inc.	Bishop Rock Software	Patent	International Surveillance Services Corp.	Total

2013	$8,000	$6,800	$-	$5,556	$250,179	$270,535
2014	8,000	6,600	-	5,556	250,179	270,335
2015	8,000	6,600	-	5,556	250,179	270,335
2016	8,000	6,600	-	5,556	250,179	270,335
2017	8,000	6,600	-	5,556	250,179	270,335
Thereafter	41,336	34,100	-	7,404	3,439,964	3,522,804

Total	$81,336	$67,300	$-	$35,184	$4,690,859	$4,874,679

Midwest Monitoring & Surveillance
Effective December 1, 2007, the Company purchased a 51 percent ownership interest, including a voting interest, in Midwest Monitoring & Surveillance, Inc. (“Midwest”). Midwest provides electronic monitoring for individuals on parole. The Company completed the purchase of the remaining ownership interest effective June 30, 2011.

The Company recorded a goodwill impairment expense of $3,026,327 for the fiscal year ended September 30, 2012. As of September 30, 2012, the Company had a balance of goodwill of $375,000 and $122,000 of other intangible assets, as noted in the table above.

During the fiscal years ended 2012 and 2011, the Company recorded $7,997 and $8,000 of amortization expense for Midwest intangible assets, resulting in a total accumulated amortization of $40,664 and $32,667, and net other intangible assets of $81,336, and $89,333, respectively.

Subsequent to the fiscal year ended September 30, 2012, the Company entered into a Stock Purchase Agreement whereby two former principals of Midwest purchased from the Company all the issued and outstanding capital stock of Midwest for $750,000, payable as follows: (a) forgiveness of $650,000 in debt obligations owed by the Company to the former Midwest principals, and (b) cash of $100,000 payable under a note on or before April 1, 2013.

Court Programs
Effective December 1, 2007, the Company purchased a 51 percent ownership interest, including a voting interest, in Court Programs, Inc., a Mississippi corporation, Court Programs of Northern Florida, Inc., a Florida corporation, and Court Programs of Florida, Inc., a Florida corporation (collectively, “Court Programs”). The Company purchased the remaining 49 percent ownership interest effective March 1, 2010. Court Programs is a distributor of electronic monitoring devices to courts providing a solution to monitor individuals on probation. The Company acquired Court Programs to utilize its preexisting business relationships to gain more market share and expand available service offerings. During the fiscal year ended September 30, 2012, the Company sold various territories in the state of Florida to various distributors that were previously serviced by Court Programs of Florida, Inc., a wholly-owned subsidiary of SecureAlert.

The Company recorded goodwill impairment expense of $2,488,068 for the fiscal year ended September 30, 2012. As of September 30, 2012, the Company had a balance of goodwill of $0 and $111,000 of other intangible assets, as noted in the table above.

During the fiscal years ended 2012 and 2011, the Company recorded $7,800 and $7,800 of amortization expense on intangible assets for Court Programs, resulting in a total accumulated amortization of $43,700 and $35,900 and net other intangible assets of $67,300 and $75,100, respectively.

Bishop Rock Software
Effective January 14, 2009, the Company purchased all of the assets of Bishop Rock Software, Inc., a California corporation through a wholly-owned subsidiary, SecureAlert Enterprise Solutions, Inc. During the fiscal year ended 2011, SecureAlert Enterprise Solutions, Inc. merged into SecureAlert Monitoring, Inc. During the fiscal years ended 2012 and 2011, the Company recorded $44,979 and $127,334 of amortization expense on intangible assets for Bishop Rock Software, resulting in a total accumulated amortization of $390,001 and $345,022 and net intangible assets of $0 and $44,979, respectively.

Patent
On January 29, 2010, the Company and Satellite Tracking of People, LLC (“STOP”) entered into a license agreement whereby STOP granted to Company a non-exclusive license under U.S. Patent No. 6,405,213 and any and all patents issuing from continuation, continuation-in-part, divisional, reexamination and reissues thereof and along with all foreign counterparts, to make, have made, use, sell, offer to sell and import covered products in SecureAlert’s present and future business. The license granted will continue for so long as any of the licensed patents have enforceable rights. The license granted is not assignable or transferable except for sublicenses within the scope of its license to the Company’s subsidiaries.

The Company agreed to pay $50,000 as consideration for the use of this patent. Of the $50,000, $25,000 was paid during the fiscal year ended September 30, 2010 and the balance was paid on February 3, 2011.

During the fiscal years ended 2012 and 2011, the Company recorded $5,557 and $5,555 of amortization expense for the patent, resulting in a total accumulated amortization of $14,816 and $9,259, and net other intangible assets of $35,184, and $40,741, respectively.

International Surveillance Services Corp.
Effective July 1, 2011, the Company entered into a stock purchase agreement and purchased ISS, a Puerto Rico corporation, in consideration of 62,000,000 shares of its common stock. ISS is an international distributor of electronic monitoring devices to individuals on parole or probation. The Company acquired ISS to utilize the knowledge and connections the company has in Central and South America and to acquire the rights to its territorial commissions that were being paid to ISS.

As of September 30, 2012, the Company had a balance of goodwill of $0 and $5,003,583 of other intangible assets, as noted in the table above.

The Company recorded $250,179 of amortization expense on intangible assets for ISS during the fiscal year ended September 30, 2012, resulting in a total accumulated amortization of $312,724 and net other intangible assets of $4,690,859.

(4)	Royalty Purchase Commitment

On September 5, 2012, the Company entered into an agreement to redeem the royalty held by Borinquen Container Corporation (“Borinquen”) pursuant to a royalty agreement dated July 1, 2011, as amended. Under the terms of the royalty, Borinquen had the right to 20 percent of net revenues derived within certain geographic territories.

The Company capitalized the total cost of the royalty purchase commitment, $10,768,555, as a non-current asset and recorded a loan payable to Borinquen to reflect the obligation (see note 6 below). The Company will amortize the asset over the remaining term of the royalty agreement, subject to periodic analysis for impairment based on future expected revenues. The Company will annually calculate the amortization based on the effective royalty rate and on the revenues in the geographic territory subject to the royalty. The Company’s analysis will be based on such factors as historical revenue and expected revenue growth in the territory. Funds for the purchase of the royalty were to be provided under a Loan and Security Agreement from Sapinda Asia Limited (“Sapinda Asia”). The loan was not fully funded and the necessary payments were not made in full to Borinquen. Consequently, Borinquen terminated the agreement on December 26, 2012. Sapinda Asia and Borinquen are negotiating to cure the default and complete the purchase.

(5)	Accrued Expenses

Accrued expenses consisted of the following as of September 30, 2012 and 2011:
	2012	2011
Accrued payroll, taxes and employee benefits	$701,537	$749,509
Accrued royalties	641,446	-
Accrued consulting	352,072	370,658
Accrued taxes - foreign and domestic	271,240	-
Accrued board of directors fees	265,000	153,101
Accrued other expenses	197,512	110,810
Accrued acquisition costs payable in cash	149,626	272,500
Accrued acquisition costs payable in cash to a related-party	149,626	272,500
Accrued settlement costs	50,000	276,712
Accrued outside services	38,630	28,294
Accrued interest	37,937	26,329
Accrued warranty and manufacturing costs	30,622	66,622
Accrued indigent fees	28,518	39,175
Accrued cost of revenues	28,397	42,026
Accrued cellular costs	27,662	32,299
Accrued administration fees	16,609	29,900
Accrued legal costs	14,628	215,895
Accrued inventory costs	-	26,900
Total accrued expenses	$3,001,062	$2,713,230

(6)	Certain Relationships and Related Transactions

The Company entered into certain transactions with related parties during the fiscal year ended September 30, 2012. These transactions consist mainly of financing transactions and consulting arrangements. Transactions with related parties are reviewed and approved by the independent members of the Board of Directors.
	2012	2011

Note payable in connection with the redemption of a royalty agreement for $10,768,555. The note requires installment payments and matured December 17, 2012. Subsequent to the fiscal year end, this note was terminated.	$10,050,027	$-

Note payable in connection with the purchase of the remaining ownership of Midwest Monitoring & Surveillance, Inc. The payments are due quarterly ending in September 2013. The Company imputed interest since the note has no stated interest rate, resulting in a debt discount balance as of September 30, 2012 and 2011 of $11,398 and $32,524, respectively. The note was paid off subsequent to September 30, 2012 through the sale of Midwest Monitoring & Surveillance, Inc.	138,602	192,476

Note payable in connection with the purchase of the remaining ownership of Court Programs, Inc., interest at 12% per annum, with monthly payments of $10,000. The note matured November 2012 and is currently in default.	46,694	139,272

The Company received $500,000 from Mr. Derrick, a shareholder and former officer. The terms of this financing have not been determined as of the date of this Report.	500,000	-

Convertible debenture with an interest rate of 8% per annum. The debenture matures December 17, 2012 and is secured by the domestic patents of the Company. The debenture may be converted into shares of common stock at a rate of $0.0225 per share. The debenture is currently in default.	500,000	-

Convertible debenture with an interest rate of 8% per annum. The debenture matures December 17, 2012 and is secured by the domestic patents of the Company. The debenture may be converted into shares of common stock at a rate of $0.0225 per share. The debenture is currently in default.	2,000,000	-

The Company received $1,900,000 through the issuance of convertible debentures with an interest rate of 8% per annum. The debentures mature on June 17, 2014. This debenture may convert into shares of common stock at a rate of $0.0225 per share. As of September 30, 2012, the remaining debt discount was $611,308.	1,288,692	-

The Company entered into a Loan a Security Agreement with an entity under which the Company could borrow up to $8,000,000 on a line of credit. Both the Company and the Lender agreed to terminate the agreement and enter into an agreement to raise additional equity on behalf of the Company through the sale of Series D Preferred stock. The loan was paid back and the line of credit was closed.	-	500,000

Note payable with an interest rate of 16% per annum and matured in November 2011.	-	40,000

Total related-party debt obligations	14,524,015	871,748
Less current portion	(12,793,303)	(754,896)
Long-term debt, net of current portion	$1,730,712	$116,852

Other Related-Party Transactions

Notes #1 and #2
During the year ended September 30, 2012, the Company borrowed $2,000,000 from a significant shareholder, Borinquen, under two notes payable. The first note was unsecured and the second was secured by $1,530,000 of leased equipment and $1,529,808 of accounts receivable from an international customer. The notes bore interest of 15 percent per annum and the Company accrued a $50,000 origination fee. During the fiscal year ended 30, 2012, the Company paid $1,018,082 to pay in full all outstanding principal and accrued interest on the first note and $1,037,544 to pay in full all outstanding principal and accrued interest on the second note.

Note #3
During the year ended September 30, 2012, the Company borrowed $50,000 from its then Chief Executive Officer, John Hastings, under an unsecured promissory note. The note bore interest of 15 percent per annum and was paid in full prior to September 30, 2012. In connection with this loan, the Company paid a $5,000 origination fee and agreed to re-price outstanding warrants and options previously granted to Mr. Hastings to an exercise price of $0.075 per share, valued at $15,237 and recorded as interest expense. The value of $15,237 was calculated based upon the following assumptions: volatility ranging from 100.02 percent to 109.24 percent, risk-free rate of 0.22 percent, exercise price of $0.075, and market price of Common Stock on grant date of $0.074 per share.

Notes #4 and 5
During the year ended September 30, 2012, the Company borrowed $250,000 from its Chief Financial Officer, Chad Olsen, under two unsecured promissory notes payable. The notes bore interest of 15 percent per annum and were paid in full prior to September 30, 2012. The Company paid $15,000 in loan origination fees and agreed to re-price outstanding warrants and options previously granted to Mr. Olsen and other individuals to an exercise price of $0.075 per share, valued at $24,723 and recorded as interest expense. The value of $24,723 was calculated based upon the following assumptions: volatility ranging from 76.69 percent to 119.56 percent, risk-free rate ranging from 0.22 percent to 0.37 percent, exercise price of $0.075, and market price of Common Stock on grant date ranging from $0.074 to $0.075 per share.

Note #6
During the year ended September 30, 2012, the Company borrowed $180,000 from Rene Klinkhammer, one of its directors, under an unsecured promissory note payable. The note bore interest of 10 percent per annum and the Company paid $193,220 of principal and interest to settle the note in full prior to September 30, 2012. Included in the payoff of $193,220 is $9,000 in loan origination fees.

The following table summarizes the Company’s future maturities of related-party debt obligations as of September 30, 2012:

Fiscal Year	Total
2013	$12,793,303
2014	1,730,712
Thereafter	-
Total	$14,524,015
(7) Debt Obligations

Debt obligations as of September 30, 2012 and 2011, consisted of the following:

	2012	2011

Settlement liability from patent infringement suit and countersuit settled in February 2010. The liability will be paid quarterly through March 2013.	$200,000	$500,000

Notes issued in connection with the acquisition of a subsidiary. Quarterly cash payments mature on January 2014. These notes bear no interest. Balance on notes reflects debt discount of $16,939 and $55,388, respectively. The effective interest rate is 15% per annum. Subsequent to fiscalyear ended September 30, 2012, this debt was assumed through the sale of Midwest Monitoring & Surveillance, Inc. to former owners of the company.	233,061	369,612

Capital leases with effective interest rates that range between 8.51% and 17.44%. Leases mature between November 2012 and March 2016.	272,508	335,366

Note payable due to the Small Business Administration ("SBA"). Note bears interest at 4.00% and matures April 2037. The note is secured by Court Programs, Inc.	201,204	215,288

Automobile loans with several financial institutions secured by the vehicles. Interest rates range between 0.0% and 8.9%, due through February 2016.	137,888	181,146

Unsecured revolving line of credit with a bank, with an interest rate of 9.25%, $10,493 and $10,568, was available for withdrawal under the line of credit, respectively.	39,507	39,432

Secured note bearing an interest rate of 18%. The note matured in November 2011.	-	225,000

Note payable to a financial institution bearing interest at 6.37%. The note was secured by property which was sold during the fiscal year.	-	70,156

Notes payable for testing equipment with an interest rate of 8%. The notes were secured by testing equipment. The notes matured in December 2011.	-	3,237

Notes payable for monitoring equipment. Interest rates range between 7.8% to 18.5% and matured in November 2011. The notes were secured by monitoring equipment.	-	753

Total debt obligations	1,084,168	1,939,990
Less current portion	(634,218)	(1,041,392)
Long-term debt, net of current portion	$449,950	$898,598

The following table summarizes the Company’s future maturities of debt obligations as of September 30, 2012:

Fiscal Year	Total
2013	$634,218
2014	154,142
2015	95,190
2016	24,536
2017	6,919
Thereafter	169,163
Total	$1,084,168

The following table summarizes the Company’s capital lease obligations included in the schedules of debt and debt obligations above as of September 30, 2012:

Fiscal Year	Total
2013	$161,857
2014	112,383
2015	55,916
2016	9,797
Thereafter	-
Total minimum lease payments	339,953
Less: amount representing interest	(67,445)
Present value of net minimum lease payments	272,508
Less: current portion	(131,072)
Obligation under capital leases - long-term	$141,436

As of September 30, 2012 and 2011, the Company had total capital lease obligations of $272,508 and $335,366, the current portion being $131,072 and $117,138, respectively. Capital leases are secured by assets with a total original cost of $539,659 and $497,779 with related accumulated depreciation of $314,997 and $209,864 as of September 30, 2012 and 2011, respectively.

(8) Preferred Stock

The Company is authorized to issue up to 20,000,000 shares of preferred stock, $0.0001 par value per share. The Company's Board of Directors has the authority to amend the Company's Articles of Incorporation, without further shareholder approval, to designate and determine, in whole or in part, the preferences, limitations and relative rights of the preferred stock before any issuance of the preferred stock and to create one or more series of preferred stock.

Series D Convertible Preferred Stock

In July 2011, the Company designated 85,000 shares of preferred stock as Series D Convertible Preferred stock, $0.0001 par value per share (“Series D Preferred stock”).

During the fiscal year ended September 30, 2011, the Company issued 26,037 shares of Series D Preferred stock under securities purchase agreements for $10,344,603 in net cash proceeds, 4,669 shares in consideration for the conversion of $2,334,632 of debt, accrued liabilities and interest, 280 shares in consideration of shareholder forbearance agreements valued at $140,000, and 25 shares to members of the Company’s Board of Directors for fees. In addition, the issuance of 100 shares was cancelled in connection with a rescinded subscription receivable, 987 shares were issued for prepaid commissions valued at $493,500, and 275 shares valued at $137,500 were issued as payment for services rendered to the Company.

During the fiscal year ended September 30, 2012, the Company issued 4,008 shares of Series D Preferred stock under securities purchase agreements for $2,004,000 in net cash proceeds. As of September 30, 2012 and 2011, there were 48,763 and 44,845 Series D Preferred shares outstanding, respectively.

Dividends
The Series D Preferred stock is entitled to dividends at the rate equal to 8 percent per annum calculated on the purchase amount actually paid for the shares or amount of debt converted. The dividend is payable in cash or shares of common stock at the sole discretion of the Board of Directors. If a dividend is paid in shares of common stock of the Company, the number of shares to be issued is based on the average per share market price of the common stock for the 14-day period immediately preceding the applicable accrual date (i.e., March 31, June 30, September 30, or December 31, as the case may be). Dividends are payable quarterly, no later than 30 days following the end of the accrual period.

During the fiscal year ended September 30, 2012, the Company issued 42,137,711 shares of common stock to pay $2,391,568 of accrued dividends on the Series D Preferred stock earned for the twelve months between July 1, 2011 and June 30, 2012. Subsequent to September 30, 2012, the Company issued 20,760,551 shares of common stock to pay $630,528 of accrued dividends on Series D Preferred stock earned during the three months ended September 30, 2012.

During the fiscal year ended September 30, 2011, the Company issued 21,307,067 shares of common stock to pay $2,043,308 of accrued dividends on the Series D Preferred stock earned for the twelve months between July 1, 2010 and June 30, 2011.

Convertibility
Each share of Series D Preferred stock may be converted into 6,000 shares of common stock, commencing after ninety days from the date of issue. During the fiscal years ended September 30, 2012 and 2011, 90 and 22,735 shares of Series D Preferred stock were converted into 540,000 and 136,410,000 shares of common stock, respectively.

Voting Rights and Liquidation Preference
The holders of the Series D Preferred stock may vote their shares on an as-converted basis on any issue presented for a vote of the shareholders, including the election of directors and the approval of certain transactions such as a merger or other business combination of the Company. As of September 30, 2012 and 2011, there were 48,763 and 44,845 shares of Series D Preferred stock outstanding, respectively. Additionally, the holders are entitled to a liquidation preference equal to their original investment amount.

In the event of the liquidation, dissolution or winding up of the affairs of the Company (including in connection with a permitted sale of all or substantially all of the Company’s assets), whether voluntary or involuntary, the holders of shares of Series D Preferred Stock then outstanding will be entitled to receive, out of the assets of the Company available for distribution to its shareholders, an amount per share equal to original issue price, as adjusted to reflect any stock split, stock dividend, combination, recapitalization and the like with respect to the Series D Preferred Stock.

Series D Preferred Stock Warrants
During the fiscal year ended September 30, 2011, the Company issued and fully vested warrants to purchase a total of 1,400 Series D Preferred stock at an exercise price of $500 per share. The warrants were valued using the Black-Scholes option-pricing model as if the shares were converted into common stock. The related value associated with these four-year warrants was $475,340 based upon the following inputs: volatility of 108.05 percent, risk-free rate of 0.50 percent, exercise price of $0.0833, and market price on grant date of $0.09. The warrants were issued in connection with a subscription to purchase Series D Preferred stock.

As of September 30, 2012, 5,400 warrants to purchase Series D Preferred stock at an exercise price of $500 per share were issued and outstanding.

SecureAlert Monitoring, Inc. Series A Preferred Shares

During the fiscal year ended September 30, 2007, and pursuant to Board of Directors approval, the Company amended the articles of incorporation of its subsidiary, SecureAlert Monitoring, Inc. (“SMI”) to designate 3,590,000 shares of preferred stock designated as Series A Convertible Redeemable Non-Voting Preferred stock (“SMI Series A Preferred stock”).

On March 24, 2008, SMI redeemed all outstanding shares of SMI Series A. The former SMI Series A shareholders were entitled to receive quarterly contingent payments through March 23, 2011, based on a rate of $1.54 per day times the number of parolee contracts calculated in days during the quarter, payable in either cash or common stock at the Company’s option. The Company was required to make quarterly adjustments as necessary to reflect the difference between the estimated and actual contingency payments to the former SMI Series A shareholders. During the fiscal years ended September 30, 2012 and 2011, the Company recorded income of $0 and $16,683, respectively, to reflect the change between the estimated and actual contingency payments. The Company no longer has any obligation for contingent or other payments to the former holders of the SMI Series A.

(9)	Common Stock

Authorized Shares

Pursuit to an annual shareholders meeting held on December 21, 2011 whereby the shareholders approved an amendment, the Company increased its total authorized shares of common stock from 600,000,000 to 1,250,000,000 shares.

Common Stock Issuances

During the fiscal year ended September 30, 2012, the Company issued 115,704,871 shares of common stock. Of these shares, 540,000 shares were issued upon conversion of 90 shares of Series D Preferred stock; 14,393,860 shares were issued as part of a royalty agreement, valued at $819,972; 862,961 shares were issued for services rendered to the Company valued at $40,000; 1,689,714 shares were issued in connection with debt and accrued interest; 42,137,711 shares were issued to pay dividends from Series D Preferred stock; 24,340,000 shares were issued to employees for compensation; 600,000 shares were issued to pay Board of Director fees of $48,060 and 31,140,625 shares were issued for $1,033,000 in cash proceeds.

During the fiscal year ended September 30, 2011, the Company issued 223,653,951 shares of common stock. Of these shares, 136,410,000 shares were issued upon conversion of 22,735 shares of Series D Preferred stock; 250,000 shares were issued for services rendered to the Company valued at $21,310; 2,705,264 shares were issued as part of the agreement to purchase the remaining percentage of ownership of Midwest, valued at $238,064 (see Note 3); 62,000,000 shares were issued as part of the agreement to purchase the assets of ISS, valued at $5,084,000 (see Note 3); 981,620 shares were issued to pay contingency payments of $97,349 in connection with the redemption of SMI Series A Preferred stock; and 21,307,067 shares were issued to pay dividends from Series D Preferred stock. During the fiscal year ended September 30, 2011, the Company cancelled 53,778 shares of common stock previously issued.

(10)	Stock Options and Warrants

Stock Incentive Plan

At the annual meeting of shareholders on December 21, 2011, the shareholders approved the 2012 Equity Compensation Plan (the “2012 Plan”), which had previously been adopted by the Board of Directors of the Company. The 2012 Plan provides for the grant of incentive stock options and nonqualified stock options, restricted stock, stock appreciation rights, performance shares, performance stock units, dividend equivalents, stock payments, deferred stock, restricted stock units, other stock-based awards and performance-based awards to employees and certain non-employees who have important relationships with the Company. A total of 18,000,000 shares are authorized for issuance pursuant to awards granted under the 2012 Plan. To the extent that an award terminates, any shares subject to the award may be used again under the 2012 plan. During the fiscal year ended September 30, 2012, the Company ratified options to purchase 6,000,000 shares of common stock under this plan that were previously granted on September 30, 2011. As of September 30, 2012, options to purchase 13,713,333 shares of common stock were available to distribute under the 2012 Plan.

Re-pricing of Warrants

During the fiscal year ended September 30, 2012, the Company re-priced 4,893,000 previously issued warrants in connection with debt financing agreements with original exercise prices ranging from $0.10 to $0.30, revising the exercise price to $0.075, resulting in additional interest expense of $39,965. Of the 4,893,000 warrants re-priced, 4,211,000 warrants were in connection with related-party transactions (see Note 5).

During the fiscal year ended September 30, 2011, the Company did not re-price any previously issued warrants.

All Options and Warrants

During the fiscal year ended September 30, 2012, the Company granted options and warrants to purchase 10,900,000 shares of common stock as follows: 3,700,000 to Board of Directors, valued at $105,041; 6,000,000 to settle a lawsuit, valued at $253,046; and 1,200,000 warrants to a consultant, valued at $33,358. The vesting periods for these options and warrants ranged from three to five years. Additionally during the fiscal year ended 2012, the Company cancelled 36,500,000 of unvested warrants held by executives of the Company and issued 24,340,000 shares of common stock and accelerated the vesting of 11,500,000 of warrants for services rendered as of March 31, 2012. The modification of the equity awards resulted in $2,130,694 of compensation expense which includes the immediate recognition of the unamortized portion of the cancelled unvested warrants.

During the fiscal year ended September 30, 2011, the Company granted options and warrants to purchase 75,000,000 shares of common stock to employees, valued at $3,909,697. The vesting periods for these options and warrants ranged from immediate to three years.

The Company recognized $2,803,560 and $1,231,836 of expense during the fiscal years ended September 30, 2012 and 2011, respectively, in connection with the issuance, vesting, and re-pricing of options and warrants. The remaining unamortized expense in connection with the options and warrants is $29,678, which will be recognized over the next year.
The following are the weighted-average assumptions used for options granted during the fiscal years ended September 30, 2012 and 2011, respectively:

	Fiscal Years Ended
	September 30,
	2012	2011
Expected cash dividend yield	-	-
Expected stock price volatility	95%	96%
Risk-free interest rate	0.36%	0.32%
Expected life of options	2 Years	2 Years

A summary of stock option activity for the fiscal years ended September 30, 2012 and 2011 is presented below:

	Shares Under Option	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
Outstanding as of September 30, 2010	27,740,451	$0.36
Granted	75,000,000	$0.08
Expired	(3,562,249)	$0.32

Outstanding as of September 30, 2011	99,178,202	$0.13
Granted	10,900,000	$0.09
Expired / Cancelled	(42,721,709)	$0.11

Outstanding as of September 30, 2012	67,356,493	$0.14	2.09 years	$ -
Exercisable as of September 30, 2012	65,371,254	$0.14	2.09 years	$ -

The year-end intrinsic values are based on a September 30, 2012 closing price of $0.0301 per share.

(11) Income Taxes

The Company recognizes deferred income tax assets or liabilities for the expected future tax consequences of events that have been recognized in the financial statements or income tax returns. Deferred income tax assets or liabilities are determined based upon the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates expected to apply when the differences are expected to be settled or realized. Deferred income tax assets are reviewed periodically for recoverability and valuation allowances are provided as necessary. Interest and penalties related to income tax liabilities, when incurred, are classified in interest expense and income tax provision, respectively.

For the fiscal years ended September 30, 2012 and 2011, the Company incurred net losses for income tax purposes of $8,693,769 and $7,627,477, respectively. The amount and ultimate realization of the benefits from the net operating losses is dependent, in part, upon the tax laws in effect, the Company's future earnings, and other future events, the effects of which cannot be determined. The Company has established a valuation allowance for all deferred income tax assets not offset by deferred income tax liabilities due to the uncertainty of their realization. Accordingly, there is no benefit for income taxes in the accompanying statements of operations.

At September 30, 2012, the Company had net carryforwards available to offset future taxable income of approximately $179,000,000 which will begin to expire in 2019. The utilization of the net loss carryforwards is dependent upon the tax laws in effect at the time the net operating loss carry forwards can be utilized. The Internal Revenue Code contains provisions that likely could reduce or limit the availability and utilization of these net operating loss carryforwards. For example, limitations are imposed on the utilization of net operating loss carryforwards if certain ownership changes have taken place or will take place. The Company will perform an analysis to determine whether any such limitations have occurred as the net operating losses are utilized
.
The deferred income tax assets (liabilities) were comprised of the following for the periods indicated:

	Fiscal Years Ended
	September 30,
	2012	2011
Net loss carryforwards	$66,696,000	$63,453,000
Accruals and reserves	529,000	678,000
Contributions	6,000	3,000
Depreciation	26,000	13,000
Stock-based compensation	5,768,000	4,434,000
Valuation allowance	(73,025,000)	(68,581,000)
Total	$-	$-

Reconciliations between the benefit for income taxes at the federal statutory income tax rate and the Company's benefit for income taxes for the years ended September 30, 2012 and 2011 are as follows:

	Fiscal Years Ended
	September 30,
	2012	2011
Federal income tax benefit at statutory rate	$5,936,000	$3,363,000
State income tax benefit, net of federal
income tax effect	576,000	326,000
Change in estimated tax rate and gain (loss)
on non-deductible expenses	(2,068,000)	(98,000)
Change in valuation allowance	(4,444,000)	(3,591,000)
Benefit for income taxes	$-	$-

During the fiscal year ended September 30, 2012, the Company began recognizing revenues from international sources from its products and monitoring services. During the fiscal year ended September 30, 2012, the Company accrued $254,017 in value-added taxes which will be due upon collection.

The Company’s open tax years for its federal and state income tax returns are for the tax years ended September 30, 2008 through September 30, 2012.

(12) Commitments and Contingencies

Legal Matters

Lazar Leybovich et al v. SecureAlert, Inc. On March 29, 2012, Lazar Leybovich, Dovie Leybovich and Ben Leybovich filed a complaint in the 11th Circuit Court in and for Miami-Dade County, Florida alleging breach of contract with regard to certain Stock Redemption Agreements with the Company. The complaint was subsequently withdrawn by the plaintiffs. An amended complaint was filed by the plaintiffs on November 15, 2012. The Company believes these allegations are inaccurate and intends to defend the case vigorously. The Company has not accrued any potential loss as the probability of incurring a material loss is deemed remote by management, after consultation with legal counsel.

Larry C. Duggan v. Court Programs of Florida, Inc. and SecureAlert, Inc. On March 26, 2012, Mr. Duggan filed a complaint in the 9th Circuit Court in and for Orange County, Florida alleging malicious prosecution, abuse of process and negligent infliction of emotional distress against the Company and its subsidiary. The case resulted from actions of a former agent of the Company’s subsidiary. The Company intends to defend itself in this matter. The Company has not accrued any potential loss as the probability of incurring a material loss is deemed remote by management, after consultation with legal counsel.

Camacho Melendez et al v. Commonwealth of Puerto Rico and International Surveillance Services Corporation On April 24, 2012 the plaintiffs filed suit against the Commonwealth of Puerto Rico and International Surveillance Services Corporation, a wholly-owned subsidiary of the Company, claiming negligence by the Company and the government of the Commonwealth of Puerto Rico resulting in the death of a woman. The complaint seeks damages of $2,110,000. The Company is vigorously defending this case and believes it acted appropriately. The Company has not accrued any potential loss as the probability of incurring a material loss is deemed remote by management, after consultation with legal counsel.

RACO Wireless LLC v SecureAlert, Inc. On October 12, 2010, RACO Wireless, LLC (“RACO”) filed a complaint alleging that the Company breached a contract by failing to place a sufficient number of RACO SIM chips in its new activations of monitoring devices. The Company denied these allegations and filed a counterclaim against RACO. During the fiscal year ended September 30, 2011, the parties agreed to settle this litigation. As part of the settlement agreement, the Company granted RACO warrants to purchase 6,000,000 shares of the Company’s common stock at an exercise price of $0.098 per share, valued at $253,046 using the Black-Scholes valuation model during the quarter ended December 31, 2011. The Company was late in making some required payments to RACO and RACO filed a complaint on June 4, 2012. The Company is current on its payments and is disputing RACO’s claims.

Grenier v. Court Programs of Florida, Inc. The estate of Brooke Grenier filed suit against Court Programs of Florida, Inc., a subsidiary or SecureAlert, in the Circuit Court of the 19th Judicial Circuit in and for Indian River County, Florida. The suit alleges negligence leading to the death of Ms. Grenier. We assert no negligence and are vigorously defending the claims made against Court Programs of Florida, Inc.

Data Subscriber Service Agreement

During the fiscal year ended September 30, 2012, the Company entered into a data subscriber service agreement wherein the Company agreed to a prepayment schedule with a vendor to provide Subscriber Identity Module (SIM) cards and mobile data services to the Company, at reduced rates, with the intent to settle a dispute and reduce communication costs in connection with the monitoring of the Company’s TrackerPAL® and ReliAlert™ devices.

As of September 30, 2012, the future minimum payments under the data subscriber service agreements are as follows:

Fiscal Years	Amount
2013	$300,000
2014	300,000
2015	300,000
Thereafter	-
Total	$900,000

Operating Lease Obligations

The following table summarizes the Company’s contractual obligations as of September 30, 2012:

Fiscal Year	Total

2013	$463,902
2014	157,014
2015	22,113
Thereafter	-

Total	$643,029

The total operating lease obligations of $643,029 consist of the following: $626,752 from facilities operating leases and $16,277 from equipment leases. During the fiscal years ended September 30, 2012 and 2011, the Company paid approximately $535,855 and $473,029, in lease payment obligations, respectively.

Intellectual Property Settlement

In January 2010, the Company entered into an intellectual property settlement agreement with an entity whereby the Company agreed to begin paying the greater of a 6 percent royalty or $0.35 per activated device of monitoring revenues, subject to certain adjustments.

Indemnification Agreements

In November 2001, the Company agreed to indemnify officers and directors of the Company against personal liability incurred by them in the conduct of their duties for the Company. In the event that any of the officers or directors of the Company are sued or claims or actions are brought against them in connection with the performance of their duties and the individual is required to pay an amount, the Company will immediately repay the obligation together with interest thereon at the greater of 10 percent per year or the interest rate of any funds borrowed by the individual to satisfy their liability.

Cellular Access Agreement

During the fiscal year ended September 30, 2010, the Company entered into several agreements with cellular organizations to provide communication services. The cost to the Company during the fiscal years ended September 30, 2012 and 2011 was $961,994 and $650,230, respectively. These amounts are included in cost of sales.

(13) Fair Value Measurements

For asset and liabilities measured at fair value, the Company uses the following hierarchy of inputs:

•	Level one — Quoted market prices in active markets for identical assets or liabilities;

•	Level two — Inputs other than level one inputs that are either directly or indirectly observable; and;

•	Level three — Unobservable inputs developed using estimates and assumptions, which are developed by the reporting entity and reflect those assumptions that a market participant would use.;

Assets measured at fair value on a non-recurring basis at September 30, 2012 are summarized as follows:

	Level 1	Level 2	Level 3	Total

Fair Value of Goodwill	$-	$-	$375,000	$375,000

(14) Subsequent Events

The Company evaluated subsequent events through the date the accompanying consolidated financial statements were issued. Subsequent to September 30, 2012, the following events occurred:

1)	20,760,551 shares of common stock were issued for fourth quarter Series D Preferred stock dividends, valued at $630,528.

2)
Effective October 1, 2012, the Company entered into a Stock Purchase Agreement whereby two former principals of Midwest purchased from the Company all the issued and outstanding capital stock of Midwest for $750,000, payable as follows: (a) forgiveness of $650,000 in debt obligations owed by the Company to the former Midwest principals, and (b) cash of $100,000 payable under a note on or before April 1, 2013.

3)
The Company’s Chief Executive Officer, John L. Hastings, III resigned from all executive positions with the Company and as a director. The Board of Directors formed an Executive Committee comprised of directors George Schmitt and Winfried Kunz to temporarily fulfill the duties of the principal executive officer until a new Chief Executive Officer is hired.

4)
On December 3, 2012 the Board of Directors appointed Guy Dubois as a director to fill the vacancy resulting from Mr. Hastings’ resignation and to fulfill a condition of the Loan and Security Agreement entered into with Sapinda Asia to appoint to the Board of Directors a representative of Tetra House Pte., Ltd.

5)	On December 3, 2012, SecureAlert entered into a Loan and Security Agreement with Sapinda Asia whereby Sapinda Asia will loan SecureAlert $16,640,000. The loan will accrue interest at a rate of 8 percent per annum and includes a loan origination fee of $640,000, which was forfeited under the terms of the Loan and Security Agreement when Sapinda Asia failed to timely fund the loan in full. The loan is convertible into shares of common stock at $0.0225 per share and matures on June 17, 2014. Subsequent to the fiscal year ended September 30, 2012, the Company received $2,800,000 under the Loan and Security Agreement. The proceeds of the loan will be used to redeem the royalty obligation previously granted to Borinquen and for general corporate purposes. The loan is secured, after such loan is fully funded, by all of the intellectual property and other assets of the Company and by the royalty. In the event of default of the Company, Sapinda Asia shall have the right to purchase a 20 percent royalty on revenues from certain countries by reducing the outstanding principal of the loan in amount of $10,739,426. The failure to fully fund the loan resulted in the Company’s default under the terms of the royalty buy-back agreement and Borinquen terminated the agreement on December 26, 2012. Sapinda Asia and Borinquen are negotiating to cure the default and complete the purchase on behalf of the Company.

SecureAlert, Inc.

FORM 10-Q

For the Quarterly Period Ended June 30, 2013

INDEX

Page
PART I. FINANCIAL INFORMATION

Item 1	Financial Statements

	Condensed Consolidated Balance Sheets (Unaudited)	F-31
	Condensed Consolidated Statements of Operations (Unaudited)	F-32
	Condensed Consolidated Statements of Cash Flows (Unaudited)	F-33
	Notes to Condensed Consolidated Financial Statements (Unaudited	F-35

PART I. FINANCIAL INFORMATION

Item 1. Financial Statements

SECUREALERT, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30,	September 30,
Assets	2013	2012
Current assets:
Cash	$4,030,960	$458,029
Accounts receivable, net of allowance for doubtful accounts of $338,000 and $772,000, respectively	2,912,897	2,411,701
Note receivable, current portion	196,116	74,801
Prepaid expenses and other	1,873,640	1,760,579
Inventory, net of reserves of $192,000 and $192,000, respectively	443,721	630,566
Current assets from discontinued operations	-	989,905
Total current assets	9,457,334	6,325,581
Property and equipment, net of accumulated depreciation of $2,055,798 and $1,889,041, respectively	352,388	506,599
Monitoring equipment, net of accumulated depreciation of $1,572,572 and $669,929, respectively	2,113,641	3,171,947
Note receivable, net of current portion	-	112,492
Intangible assets, net of accumulated amortization of $1,035,017 and $789,996, respectively	15,635,550	15,517,617
Other assets	80,375	65,597
Non-current assets from discontinued operations, net of accumulated depreciation of $0 and $2,837,498, respectively	-	833,892
Total assets	$27,639,288	$26,533,725

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$296,682	$1,830,075
Accrued liabilities	3,336,656	2,439,451
Dividends payable	9,325	630,528
Deferred revenue	8,708	354,570
Current portion of long-term related-party debt	-	12,654,701
Current portion of long-term debt, net of debt discount	90,617	339,151
Current liabilities from discontinued operations	-	1,677,450
Total current liabilities	3,741,988	19,925,926
Long-term related-party debt, net of current portion and debt discount	5,934,012	1,730,712
Long-term debt, net of current portion	61,929	85,680
Long-term liabilities from discontinued operations	-	364,270
Total liabilities	9,737,929	22,106,588

Stockholders’ equity:
Preferred stock:
Series D 8% dividend, convertible, voting, $0.0001 par value: 85,000 shares designated; 468 and 48,763 shares outstanding, respectively (aggregate liquidation preference of $467,507)	1	5
Common stock, $0.0001 par value: 15,000,000 shares authorized; 5,896,294 and 3,096,642 shares outstanding, respectively	590	310
Additional paid-in capital	272,608,421	252,940,448
Accumulated deficit	(254,707,653)	(248,513,626)
Total equity	17,901,359	4,427,137
Total liabilities and stockholders’ equity	$27,639,288	$26,533,725

The accompanying notes are an integral part of these condensed consolidated statements

SECUREALERT, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Revenues:
Products	$165,029	$151,610	$464,076	$1,544,015
Monitoring and other related services	2,520,185	2,848,096	12,617,534	8,572,595
Total revenues	2,685,214	2,999,706	13,081,610	10,116,610

Cost of revenues:
Products	86,773	88,789	199,785	553,004
Monitoring and other related services	1,508,878	1,431,551	6,417,454	4,482,754
Total cost of revenues	1,595,651	1,520,340	6,617,239	5,035,758

Gross profit	1,089,563	1,479,366	6,464,371	5,080,852

Operating expenses:
Selling, general and administrative (including non-cash expenses of $100,964, $2,471,664, $233,474 and $3,777,921, respectively, of compensation expense paid in stock, stock options and warrants or as a result of amortization of stock-based compensation)	2,075,796	4,494,197	6,238,783	10,838,842
Settlement expense	-	-	350,000	-
Research and development	269,072	310,810	668,269	987,215

Loss from continuing operations	(1,255,305)	(3,325,641)	(792,681)	(6,745,205)

Other income (expense):
Currency exchange rate gain (loss)	(59,940)	35,633	(122,331)	(30,033)
Loss on disposal of equipment	(94)	-	(1,459)	(216)
Interest expense (including non-cash expenses of $2,390,915, $602,729, $5,200,842, and $680,088, respectively, paid in stock, stock options and warrants, or re-pricing of warrants, or amortization of debt discount)	(2,737,220)	(654,426)	(5,939,171)	(992,334)
Other income (expense), net	(80,204)	42,503	243,256	216,629
Net loss from continuing operations	(4,132,763)	(3,901,931)	(6,612,386)	(7,551,159)
Gain on disposal of discontinued operations	-	-	424,819	-
Net loss from discontinued operations	-	(245,978)	(6,460)	(178,615)
Net loss	(4,132,763)	(4,147,909)	(6,194,027)	(7,729,774)
Dividends on Series D Preferred stock	(9,325)	(623,678)	(1,033,470)	(1,849,771)
Net loss attributable to SecureAlert, Inc. common stockholders	$(4,142,088)	$(4,771,587)	$(7,227,497)	$(9,579,545)
Net loss per common share, basic and diluted from continuing operations	$(0.70)	$(1.49)	$(1.51)	$(2.92)
Net loss per common share, basic and diluted from discontinued operations	$-	$(0.09)	$-	$(0.07)
Weighted average common shares outstanding, basic and diluted	5,886,000	2,624,305	4,387,000	2,584,315

The accompanying notes are an integral part of these condensed consolidated statements

SECUREALERT, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended
	June 30,
	2013	2012
Cash flows from operating activities:
Net Loss	$(6,194,027)	$(7,729,774)
Gain on sale of subsidiaries	(424,819)	-
Loss from discontinued operations	6,460	178,615
Loss from continuing operations	(6,612,386)	(7,551,159)
Adjustments to reconcile net loss to net cash used and provided by in operating activities:
Depreciation and amortization	1,922,243	1,641,289
Vesting and re-pricing of stock options for services	81,407	1,232,552
Issuance of common stock to employees for the cancellation of warrants	-	2,130,694
Issuance of common stock for services	106,223	28,000
Re-pricing of warrants in connection with debt with related parties	-	39,965
Beneficial conversion feature recorded as interest expense	5,200,842	592,483
Issuance and re-pricing of warrants with related parties	45,844	-
Impairment of monitoring equipment and parts	450,000	-
Factional shares of common stock paid in cash	(1,996)	-
Loss on disposal of property and equipment	2,034	11,562
Loss on disposal of monitoring equipment and parts	89,093	88,839
Loss on forgiveness of note receivable	-	22,750
Property and equipment disposed for services and compensation	-	2,790
Accretion interest expense in connection with debt discount related to acquisition of subsidiary	-	47,640
Change in assets and liabilities:
Accounts receivable, net	(736,579)	946,040
Notes receivable	72,566	69,011
Inventories	186,845	(189,139)
Prepaid expenses and other assets	107,538	(1,391,551)
Accounts payable	(1,524,922)	8,355
Accrued expenses	2,395,860	(106,247)
Deferred revenue	(345,862)	482,110
Net cash provided by (used in) operating activities	1,438,750	(1,894,016)

Cash flow from investing activities:
Purchase of property and equipment	(32,968)	(99,846)
Purchase of monitoring equipment and parts	(490,153)	(1,545,649)
Net cash used in investing activities	(523,121)	(1,645,495)

Cash flow from financing activities:
Borrowings on related-party notes payable	2,800,000	2,980,000
Principal payments on related-party notes payable	-	(3,177,947)
Proceeds from convertible debentures	-	500,000
Proceeds from related-party convertible debentures	-	2,000,000
Principal payments on notes payable	(287,888)	(738,380)
Net proceeds from issuance of Series D Convertible Preferred stock	-	1,612,000
Net cash provided by financing activities	2,512,112	3,175,673

Cash flow from discontinued operations:
Net cash provided by operating activities	126,715	10,973
Net cash provided by investing activities	-	126,330
Net cash provided by financing activities	18,475	95,303
Net cash provided by discontinued operations	145,190	232,606

Net increase in cash	3,572,931	(131,232)
Cash, beginning of period	458,029	586,201
Cash, end of period	$4,030,960	$454,969

The accompanying notes are an integral part of these condensed consolidated statements

SECUREALERT, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
(Unaudited)

	Nine Months Ended
	June 30,
	2013	2012
	$222,262	$259,844

Issuance of stock warrants for settlement of debt	-	253,046
Issuance of common stock in connection with Series D Preferred stock dividends	1,654,673	1,767,890
Series D Preferred stock dividends earned	1,033,470	1,849,771
Issuance of warrants for Board of Director fees	318,344	105,042
Issuance of common stock shares for Board of Director fees	-	48,060
Issuance of shares of common stock, respectively, for related-party royalty payable	-	769,575
Issuance of common stock shares for settlement of debt	3,156,493	118,280
Issuance of warrants to a consultant for services	-	33,358
Issuance of common stock shares from the conversion of shares of Series D Preferred stock	189	42
Beneficial conversion feature recorded with convertible debt	15,619,444	473,334
Issuance of debt to repurchase royalty agreement	11,898,455	-
Note payable issued to acquire monitoring equipment and property and equipment	-	69,000
Beneficial conversion feature recorded with related-party convertible debentures	-	368,333
Note receivable issued for outstanding accounts receivable net of accounts payable	-	168,116
Settlement of note payable upon sale of property and equipment	-	56,794
Acquisition of property and equipment as payment against note receivable	-	3,623
Acquisition of monitoring equipment for an accrued liability	-	68,500

The accompanying notes are an integral part of these condensed consolidated statements

SECUREALERT, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(1) BASIS OF PRESENTATION

The unaudited interim condensed consolidated financial information of SecureAlert, Inc. and subsidiaries (collectively, the “Company” or “SecureAlert”) has been prepared in accordance with the Instructions to Form 10-Q and Article 8 of Regulation S-X promulgated by the Securities and Exchange Commission (“SEC”). Certain information and disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, the accompanying interim consolidated financial information contains all adjustments, consisting only of normal recurring adjustments necessary to present fairly the Company’s financial position as of June 30, 2013, and results of its operations for the three and nine months ended June 30, 2013 and 2012. These financial statements should be read in conjunction with the annual consolidated financial statements and notes thereto that are included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2012. The results of operations for the three and nine months ended June 30, 2013 may not be indicative of the results for the fiscal year ending September 30, 2013. On February 28, 2013, the shareholders of the Company approved a reduction in the authorized share capital of the Company to 15,000,000 shares of common stock, and a reverse split reducing the outstanding shares of the Company. Share and per share information for the period covered by this report and for prior periods has been retroactively adjusted in this report to reflect the effects of a 200 for 1 reverse stock split of the Company’s common stock effective as of March 25, 2013.

(2) GOING CONCERN

The accompanying financial statements have been prepared assuming the Company will continue as a going concern, which will depend considerably on the ability of the Company to retain and extend existing contracts with its customers. Management’s plan with respect to this uncertainty includes expanding the market for its ReliAlert™ portfolio of products and services and extending the terms to existing contracts. There can be no assurance that revenues will continue or increase in order to generate sufficient cash flow to repay the Company’s obligations. If the Company is unable to supplement its cash flows from operating activities, the Company may be required to obtain additional funding, and if it is unable to do so, the Company may have to cease operations.

(3) PRINCIPLES OF CONSOLIDATION

The condensed consolidated financial statements include the accounts of SecureAlert and its subsidiaries. All significant inter-company transactions have been eliminated in consolidation.

(4) RECENTLY ISSUED ACCOUNTING STANDARDS

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board (FASB) or other standard setting bodies, which are adopted by the Company as of the specified effective date. Unless otherwise discussed, the Company believes that the impact of recently issued standards that are not yet effective will not have a material impact on its financial position or results of operations upon adoption.

(5) IMPAIRMENT OF LONG-LIVED ASSETS

The Company reviews its long-lived assets for impairment when events or changes in circumstances indicate that the book value of an asset may not be recoverable and in the case of goodwill, at least annually. The Company evaluates whether events and circumstances have occurred which indicate possible impairment as of each balance sheet date. If the carrying amount of an asset exceeds its fair value, an impairment charge is recognized for the amount by which the carrying amount exceeds the estimated fair value of the asset. Impairment of long-lived assets is assessed at the lowest levels for which there is an identifiable fair value that is independent of other groups of assets. The Company recorded $450,000 and $0 of impairment expenses related to monitoring equipment for the nine months ended June 30, 2013 and 2012, respectively.

(6) REVENUE RECOGNITION

The Company’s revenue has historically been from two sources: (i) monitoring services; and (ii) product sales.

Monitoring Services
Monitoring services include two components: (a) lease contracts in which the Company provides monitoring services and lease devices to distributors or end users and the Company retains ownership of the leased device; and (b) monitoring services purchased by distributors or end users who have previously purchased monitoring devices and opt to use the Company’s monitoring services.

The Company typically leases its devices under one-year contracts with customers that opt to use the Company’s monitoring services. However, these contracts may be cancelled by either party at anytime with 30 days notice. Under the Company’s standard leasing contract, the leased device becomes billable on the date of activation or 7 to 21 days from the date the device is assigned to the lessee, and remains billable until the device is returned to the Company. The Company recognizes revenue on leased devices at the end of each month that monitoring services have been provided. In those circumstances in which the Company receives payment in advance, the Company records these payments as deferred revenue.

Product Sales
The Company may sell its monitoring devices in certain situations to its customers. In addition, the Company may sell equipment in connection with the building out and setting up of a monitoring center on behalf of its customers. The Company recognizes product sales revenue when persuasive evidence of an arrangement with the customer exists, title passes to the customer and the customer cannot return the devices or equipment, prices are fixed or determinable (including sales not being made outside the normal payment terms) and collection is reasonably assured. When purchasing products (such as TrackerPAL® and ReliAlert™ devices) from the Company, customers may, but are not required to, enter into monitoring service contracts with the Company. The Company recognizes revenue on monitoring services for customers that have previously purchased devices at the end of each month that monitoring services have been provided.

The Company sells and installs standalone tracking systems that do not require ongoing monitoring by the Company. The Company has experience in component installation costs and direct labor hours related to this type of sale and can typically reasonably estimate costs, therefore the Company recognizes revenue over the period in which the installation services are performed using the percentage-of-completion method of accounting for material installations. The Company typically uses labor hours or costs incurred to date as a percentage of the total estimated labor hours or costs to fulfill the contract as the most reliable and meaningful measure that is available for determining a project’s progress toward completion. The Company evaluates its estimated labor hours and costs and determines the estimated gross profit or loss on each installation for each reporting period. If it is determined that total cost estimates are likely to exceed revenues, the Company accrues the estimated losses immediately.

Multiple Element Arrangements
The majority of the Company’s revenue transactions do not have multiple elements. However, on occasion, the Company enters into revenue transactions that have multiple elements. These may include different combinations of products or monitoring services that are included in a single billable rate. These products or monitoring services are delivered over time as the customer utilizes the Company's services. For revenue arrangements that have multiple elements, the Company considers whether the delivered devices have standalone value to the customer, there is objective and reliable evidence of the fair value of the undelivered monitoring services, which is generally determined by surveying the price of competitors’ comparable monitoring services, and the customer does not have a general right of return. Based on these criteria, the Company recognizes revenue from the sale of devices separately from the monitoring services provided to the customer as the products or monitoring services are delivered.

Other Matters
The Company considers an arrangement with payment terms longer than the Company’s normal terms not to be fixed or determinable, and revenue is recognized when the fee becomes due. Normal payment terms for the sale of monitoring services and products are due upon receipt to 30 days. The Company sells its devices and services directly to end users and to distributors. Distributors do not have general rights of return. Also, distributors have no price protection or stock protection rights with respect to devices sold to them by the Company. Generally, title and risk of loss pass to the buyer upon delivery of the devices.

The Company estimates its product returns based on historical experience and maintains an allowance for estimated returns, which is recorded as a reduction to accounts receivable and revenue.

Shipping and handling fees charged to customers are included as part of net revenues. The related freight costs and supplies directly associated with shipping products to customers are included as a component of cost of revenues.

(7) GEOGRAPHIC INFORMATION

During the three and nine months ended June 30, 2013, the Company recognized revenues from international sources from its products and monitoring services. Revenues are attributed to the geographic areas based on the location of the customers purchasing and leasing the products and services. The revenues recognized by geographic area for the three and nine months ended June 30, 2013 and 2012, are as follows:

	Three Months Ended June 30,		Nine Months Ended June 30,
	2013	2012	2013	2012
United States of America	$1,887,630	$1,812,588	$5,427,973	$5,674,412
Latin American Countries	-	283,045	5,252,960	2,167,938
Caribbean Countries and Commonwealths	778,450	891,335	2,348,245	2,241,591
Other Foreign Countries	19,134	12,738	52,432	32,669
Total	$2,685,214	$2,999,706	$13,081,610	$10,116,610

The long-lived assets, net of accumulated depreciation, used in the generation of revenues by geographic area as of June 30, 2013 and September 30, 2012, were as follows:

	Net Property and Equipment		Net Monitoring Equipment
	June 30, 2013	September 30, 2012	June 30, 2013	September 30, 2012
United States of America	$352,388	$506,599	$1,038,215	$2,174,976
Latin American Countries	-	-	914,325	719,171
Caribbean Countries and Commonwealths	-	-	157,679	263,782
Other Foreign Countries	-	-	3,422	14,018
Total	$352,388	$506,599	$2,113,641	$3,171,947

(8) NET LOSS PER COMMON SHARE

Basic net loss per common share ("Basic EPS") is computed by dividing net loss available to common shareholders by the weighted average number of common shares outstanding during the period.

Diluted net loss per common share ("Diluted EPS") is computed by dividing net loss attributable to common shareholders by the sum of the weighted-average number of common shares outstanding and the weighted-average dilutive common share equivalents outstanding. The computation of Diluted EPS does not assume exercise or conversion of securities that would have an anti-dilutive effect.

Common share equivalents consist of shares issuable upon the exercise of common stock options and warrants, and shares issuable upon conversion of preferred stock. As of June 30, 2013 and 2012, there were 4,460,230 and 2,408,118 outstanding common share equivalents, respectively, that were not included in the computation of Diluted EPS as their effect would be anti-dilutive. No reconciliation for discontinued operations was provided since the impact was immaterial. The common stock equivalents outstanding as of June 30, 2013 and 2012, consisted of the following:

	June 30, 2013	June 30, 2012
Conversion of debt and accrued interest	3,846,758	416,667
Conversion of Series D Preferred stock	14,040	1,463,490
Exercise of outstanding common stock options and warrants	437,432	365,961
Exercise and conversion of outstanding Series D Preferred stock warrants	162,000	162,000
Total common stock equivalents	4,460,230	2,408,118

(9) INVENTORY

Inventory is valued at the lower of the cost or market. Cost is determined using the first-in, first-out (“FIFO”) method. Market is determined based on the estimated net realizable value, which generally is the item selling price. Inventory is periodically reviewed in order to identify obsolete or damaged items or impaired values.

Inventory consists of raw materials that are used in the manufacturing of TrackerPAL® and ReliAlert™ devices. Completed TrackerPAL® and ReliAlert™ devices are reflected in Monitoring Equipment. As of June 30, 2013 and September 30, 2012, respectively, inventory consisted of the following:

	June 30,	September 30,
	2013	2012
Raw materials	$635,721	$822,566
Reserve for damaged or obsolete inventory	(192,000)	(192,000)
Total inventory, net of reserves	$443,721	$630,566

(10) PROPERTY AND EQUIPMENT

Property and equipment as of June 30, 2013 and September 30, 2012, were as follows:

	June 30,	September 30,
	2013	2012
Equipment, software and tooling	$2,000,340	$1,981,936
Automobiles	33,466	33,466
Leasehold improvements	127,162	127,287
Furniture and fixtures	247,218	252,951
Total property and equipment before accumulated depreciation	2,408,186	2,395,640
Accumulated depreciation	(2,055,798)	(1,889,041)
Property and equipment, net of accumulated depreciation	$352,388	$506,599

Depreciation expense for the three months ended June 30, 2013 and 2012, was $54,581 and $91,803, respectively. Furthermore, depreciation expense for the nine months ended June 30, 2013 and 2012, was $182,658 and $286,151, respectively. Property and equipment to be disposed of is reported at the lower of the carrying amount or fair value, less the estimated costs to sell and any gains or losses are included in the results of operations. During the nine months ended June 30, 2013 and 2012, the Company disposed of property and equipment with a net book value of $2,033 and $214,566, respectively.

(11) MONITORING EQUIPMENT

Monitoring equipment as of June 30, 2013 and September 30, 2012, was as follows:

	June 30,	September 30,
	2013	2012
Monitoring equipment	$3,686,213	$3,841,876
Less: accumulated depreciation	(1,572,572)	(669,929)
Monitoring equipment, net of accumulated depreciation	$2,113,641	$3,171,947

The Company began leasing monitoring equipment to agencies for offender tracking in April 2006 under operating lease arrangements. The monitoring equipment is amortized using the straight-line method over an estimated useful life of three years.

Depreciation expense for the three months ended June 30, 2013 and 2012, was $342,676 and $319,411, respectively. Furthermore, depreciation expense for the nine months ended June 30, 2013 and 2012, was $1,010,757 and $1,106,509, respectively. Additionally, as of June 30, 2013, the Company reserved $450,000 for future monitoring equipment impairment. These expenses were classified as a cost of revenues.

Assets to be disposed of are reported at the lower of the carrying amount or fair value, less the estimated costs to sell. During the nine months ended June 30, 2013 and 2012, the Company recorded in cost of revenues disposal of lease monitoring equipment and parts of $89,093 and $88,839, respectively.

(12) INTANGIBLE ASSETS

As of June 30, 2013, the Company had recorded intangible assets related to an agreement to redeem the royalty held by Borinquen Container Corporation (“Borinquen”), the acquisition of International Surveillance Services Corp. (“ISS”) and a license agreement for the use of certain patents. The following table summarizes the balance of intangible assets as of June 30, 2013:

	Borinquen Container Corporation	International Surveillance Services Corp.	Patent	Total

Other intangible assets:
Patent license agreement	$-	$-	$50,000	$50,000
Royalty agreement	11,616,984	5,003,583	-	16,620,567
Total intangible assets	11,616,984	5,003,583	50,000	16,670,567
Accumulated amortization	(515,676)	(500,358)	(18,983)	(1,035,017)

Intangible assets, net of accumulated amortization	$11,101,308	$4,503,225	$31,017	$15,635,550

Borinquen Container Corporation
On September 5, 2012, the Company entered into an agreement to redeem the royalty held by Borinquen pursuant to a royalty agreement dated July 1, 2011, as amended. Under the terms of the royalty, Borinquen had the right to receive 20 percent of net revenues derived within certain geographic territories.

On February 1, 2013, the Company completed the redemption of the royalty with Borinquen which was funded under a Loan and Security Agreement from Sapinda Asia Limited (“Sapinda Asia”), see Note 15. The Company capitalized the total cost of the royalty purchase commitment of $11,616,984, as a non-current asset and will amortize the asset over the remaining term of the royalty agreement, subject to periodic analysis for impairment based on future expected revenues. The Company will annually calculate the amortization based on the effective royalty rate and on the revenues in the geographic territory subject to the royalty. The Company’s analysis will be based on such factors as historical revenue and expected revenue growth in the territory.

As of June 30, 2013, the Company had a balance of $11,616,984 of intangible assets, as noted in the table above. The Company recorded $157,697 and $515,676 of amortization expense on intangible assets for ISS during the three and nine months ended June 30, 2013, resulting in a total accumulated amortization of $515,676 and net other intangible assets of $11,101,308.

International Surveillance Services Corp.
Effective July 1, 2011, the Company entered into a stock purchase agreement and purchased all of the issued and outstanding shares of International Surveillance Services Corp. (“ISS”), a Puerto Rico corporation, to utilize the knowledge and connections of ISS in Central and South America and to acquire the rights to certain territorial commissions that were payable by the Company to ISS.

As of June 30, 2013, the Company had a balance of $5,003,583 of intangible assets, as noted in the table above. The Company recorded $62,546 and $187,634 of amortization expense on intangible assets for ISS during the three and nine months ended June 30, 2013, resulting in a total accumulated amortization of $500,358 and net other intangible assets of $4,503,225.

Patent License
On January 29, 2010, the Company and Satellite Tracking of People, LLC (“STOP”) entered into a license agreement whereby STOP granted to the Company a non-exclusive license under U.S. Patent No. 6,405,213 and any and all patents issuing from continuation, continuation-in-part, divisional, reexamination and reissues thereof and along with all foreign counterparts, to make, have made, use, sell, offer to sell and import covered products in the Company’s present and future business. The license will continue for so long as any of the licensed patents have enforceable rights. The license is not assignable or transferable except for sublicenses within the scope of the license to the Company’s subsidiaries.

The Company paid $50,000 as consideration for the use of this patent. The Company recorded $1,389 and $4,167 of amortization expense for the patent during the three and nine months ended June 30, 2013, resulting in a total accumulated amortization relating to the patent of $18,983 and net intangible assets of $31,017.

(13) ACCRUED EXPENSES

Accrued expenses consisted of the following as of June 30, 2013 and September 30, 2012:

	June 30,	September 30,
	2013	2012
Accrued royalties	$845,656	$641,446
Accrued taxes - foreign and domestic	655,678	262,440
Accrued interest	625,654	27,831
Accrued payroll, taxes and employee benefits	347,161	540,931
Accrued consulting	317,300	352,072
Accrued outside services	151,839	38,630
Accrued travel costs	85,756	-
Accrued settlement costs	82,000	50,000
Accrued board of directors fees	80,000	265,000
Accrued cellular costs	50,500	27,662
Accrued legal costs	47,779	14,628
Accrued warranty and manufacturing costs	30,622	30,622
Accrued other expenses	16,711	183,722
Accrued cost of revenues	-	4,467
Total accrued expenses	$3,336,656	$2,439,451

(14) DEBT OBLIGATIONS

Debt obligations as of June 30, 2013 and September 30, 2012, consisted of the following:

	June 30,	September 30,
	2013	2012

Settlement liability from patent infringement suit and countersuit settled in February 2010. The liability was paid in March 2013.	$-	$200,000

Note issued in connection with the acquisition of a subsidiary and matures in December 2014.	76,586	94,459

Capital leases with effective interest rates that range between 8.51% and 17.44%. Leases mature between August 2013 and November 2015. $154,410 was assumed through the sale of Midwest Monitoring & Surveillance, Inc. to its former owners.	68,870	118,098

Automobile loan with a financial institution secured by the vehicle. Interest rate is 7.06%, due June 2014. $125,614 was assumed through the sale of Midwest Monitoring & Surveillance, Inc.to its former owners.	7,090	12,274

Total debt obligations	152,546	424,831
Less current portion	(90,617)	(339,151)
Long-term debt, net of current portion	$61,929	$85,680

(15) RELATED-PARTY TRANSACTIONS

The Company entered into certain transactions with related parties during the nine months ended June 30, 2013. These transactions consist mainly of financing transactions and consulting arrangements. Transactions with related parties are reviewed and approved by the independent members of the Board of Directors.

Royalty Agreement, Loan and Security Agreement and Revolving Loan

On August 4, 2011, with an effective date of July 1, 2011, the Company entered into an agreement (the “Royalty Agreement”) with Borinquen (see Note 12) to purchase ISS in consideration of 310,000 shares of our common stock, valued at the market price on the date of the Royalty Agreement at $16.40 per share, or $5,084,000, and the grant to Borinquen of the royalty in the amount of 20 percent of the Company’s net revenues from the sale or lease of monitoring devices and monitoring services within a territory comprised of South and Central America, the Caribbean, Spain and Portugal, for a term of 20 years (see Note 12). The royalty payments were due quarterly through June 30, 2031. In the event the Company failed to make the royalty payments, in cash or in shares of common stock, at its discretion, the royalty rate would increase to 50 percent in certain portions of the territory, and 30 percent in others.

On September 5, 2012, the Company entered into an agreement to redeem the royalty with Borinquen. On December 3, 2012, the Company entered into the Loan and Security Agreement (the “Loan”) with Sapinda Asia whereby Sapinda Asia agreed to loan to the Company $16,640,000 at a rate of 8 percent interest per annum. As a condition to the Loan, the Company appointed to the Board of Directors, Guy Dubois, a representative of Tetra House Pte.

The Loan contains the following covenants:

1)
SecureAlert shall provide to the director representing Tetra House Pte. a monthly cash flow report for each month throughout the term of this Loan showing the anticipated use of all loan proceeds and other cash outlays. After the conversion of the outstanding principal, accrued and unpaid interest and fees under the Loan into shares of SecureAlert’s Common Stock, Sapinda Asia shall have a right to require that all of the SecureAlert’s excess cash flow available after the payment of normal operating expenses and scheduled capital expenditures be applied to prepay the Loan without penalty.

2)	SecureAlert shall provide to the director representing Tetra House Pte. a rolling twelve (12) months profit and loss and cash flow projections.

3)
Each schedule and/or report required herein shall be updated monthly by SecureAlert and delivered to the director representing Tetra House Pte. no later than the twenty-fifth (25th) calendar day of each month.

4)
SecureAlert covenants and agrees that it shall not enter into any convertible loan agreement, debenture or other agreement providing for the issuance of new shares of SecureAlert's Common Stock at a price lower than the conversion price without the consent of Sapinda Asia.

Upon the occurrence of any one or more broken covenant outlined above or any other event of default, Sapinda Asia shall provide written notice of such event of default to SecureAlert who shall have thirty (30) days to cure such event(s) of default.

Sapinda Asia failed to timely fund under the terms of the Loan. Sapinda Asia incurred penalties of $5,000 per day, payable to the Company, until the Loan was fully funded. As of March 31, 2013, the Company recorded a receivable of $245,000 from Sapinda Asia for the incurred penalties pursuant to the Loan. Subsequent to June 30, 2013, the Company entered into an acknowledgement and agreement with Sapinda Asia whereby the Company agreed to waive the penalties and any other “out of pocket” expenses owed by Sapinda Asia under the Loan and Sapinda Asia acknowledges that it is not owed an origination fee. Both Parties have also agreed to accelerate the conversion of the loan to reduce the accumulation of interest debt under the Loan. Sapinda Asia commits and is bound to convert all principal and accrued interest under the Loan into common stock of the Company no later than 15 calendar days following the effective date of a registration statement with the Securities and Exchange Commission to register such shares, which the Company has agreed to file in a timely manner.
On February 1, 2013, the Company, Sapinda Asia and Borinquen entered into a Settlement and Royalty and Share Buy Back to complete the repurchase of the royalty ($11,616,982) and to pay accrued royalty expenses ($1,383,018) for a total payment of $13,000,000. The Company borrowed a total of $16,700,000 from Sapinda Asia. Of the $16,700,000, the Company used $13,000,000 toward the redemption of the royalty and to pay off accrued royalty fees and $3,700,000 for operating capital. The Loan is due on August 14, 2014. As a condition to the Loan, Sapinda Asia required the Company to name a nominee from Tetra House Pte. Ltd. (Guy Dubois) to its Board of Directors and to conduct an exchange offer to retire the Series D Preferred Stock. As of March 1, 2013, both of these conditions were met. Sapinda Asia has the right to convert the Loan principal and accrued interest into common stock at a rate of $4.50 per share, beginning March 1, 2013. The Loan is secured by all of the intellectual property and other assets of the Company.

The Company capitalized the total cost of the royalty purchase commitment of $11,616,984, as a non-current asset and will amortize the asset over the remaining term of the royalty agreement, subject to periodic analysis for impairment based on future expected revenues. The Company will annually calculate the amortization based on the effective royalty rate and on the revenues in the geographic territory subject to the royalty. The Company’s analysis will be based on such factors as historical revenue and expected revenue growth in the territory. The Company recorded $515,676 of amortization expense during the nine months ended June 30, 2013, resulting in a net intangible asset of $11,101,308.

On February 1, 2013, SecureAlert entered into a revolving loan agreement with Sapinda Asia wherein the Company may borrow up to $1,200,000 at an interest rate of 3 percent per annum for unused funds and 10 percent per annum for borrowed funds. As of June 30, 2013, no advances have been made under this loan. The loan terminates on June 30, 2014. As of June 30, 2013, the Company has accrued $14,795 in interest liability on this loan.

Related-Party Service Agreement

Subsequent to June 30, 2013, the Company entered into an agreement with Paranet, LLC to provide the following primary services: 1) procurement of hardware and software necessary to ensure that the Company’s vital databases are available in the event of a disaster (backup and disaster recovery system) and 2) ensure the security of all data and the integrity of such data of the Company against all loss of data, misappropriation of data by Paranet, its employees and affiliates and shall guarantee the Company that no unauthorized person or entity shall gain access to such data, wherever such data is located.

The Company agreed to pay Paranet $4,500 per month for this service which can be terminated by either party for any reason upon ninety (90) days written notice by either party. The agreement is considered a related-party service agreement because a Company director and member of the Company’s executive committee is also the Chief Executive Officer of Paranet, LLC.

Related-Party Notes Payable

	June 30,	September 30,
	2013	2012

Note payable in connection with the redemption of a royalty agreement for $10,768,555. The note required installment payments and was paid off by the proceeds of the Loan as discussed under Note 15.	$-	$10,050,027

Note payable in connection with the purchase of the remaining ownership of Court Programs, Inc., interest at 12% per annum, with monthly payments of $10,000. This note was assumed through the sale of Court Programs, Inc.	-	46,693

The Company received $500,000 from Mr. Derrick, a shareholder and former officer. This was converted into 111,112 shares of common stock.	-	500,000

Convertible debenture with an interest rate of 8% per annum. The debenture matured December 17, 2012 and was secured by the domestic patents of the Company. The debenture and accrued interest was converted into 117,784 shares of common stock.	-	500,000

Convertible debenture with an interest rate of 8% per annum. The debenture matured December 17, 2012 and was secured by the domestic patents of the Company. The debenture and accrued interest was converted into 472,548 shares of common stock.	-	2,000,000

The Company received $16,700,000 through the issuance of a convertible debenture with an interest rate of 8% per annum. The debenture matures on June 17, 2014. This debenture may convert into shares of common stock at a rate of $4.50 per share. A debt discount of $14,566,667 and $633,333, respectively, was recorded to reflect a beneficial conversion feature. As of June 30, 2013, the remaining debt discount was $10,765,986.	5,934,012	1,288,693

Total related-party debt obligations	5,934,012	14,385,413
Less current portion	-	(12,654,701)
Long-term debt, net of current portion	$5,934,012	$1,730,712

(16) PREFERRED STOCK

The Company is authorized to issue up to 20,000,000 shares of preferred stock, $0.0001 par value per share. The Company's Board of Directors has the authority to amend the Company's Articles of Incorporation, without further shareholder approval, to designate and determine, in whole or in part, the preferences, limitations and relative rights of the preferred stock before any issuance of the preferred stock and to create one or more series of preferred stock.

Series D Convertible Preferred Stock
On July 27, 2011, the Company amended its Articles of Incorporation and increased the total designated shares of Series D Preferred stock from 70,000 to 85,000 shares. During the nine months ended June 30, 2013, the Company did not issue any Series D Preferred stock.

Dividends
The Series D Preferred stock is entitled to dividends at the rate equal to 8 percent per annum calculated on the purchase amount actually paid for the shares or amount of debt converted. The dividend is payable in cash or shares of common stock at the sole discretion of the Board of Directors. If a dividend is paid in shares of common stock of the Company, the number of shares to be issued is based on the average per share market price of the common stock for the 14-day period immediately preceding the applicable accrual date (i.e., March 31, June 30, September 30, or December 31, as the case may be). Dividends are payable quarterly, no later than 30 days following the end of the accrual period. During the nine months ended June 30, 2013, the Company issued 181,033 shares of common stock to pay $1,654,673 of accrued dividends on the Series D Preferred stock earned. Subsequent to June 30, 2013, the Company issued 799 shares of common stock to pay $9,325 of accrued dividends on Series D Preferred stock earned during the three months ended June 30, 2013.

Convertibility
Each share of Series D Preferred stock may be converted into 30 shares of common stock, commencing after ninety days from the date of issue.

In February 2013, and as a condition to a loan agreement, the Company conducted an exchange offer (“Exchange Offer”) of Series D Preferred stock in order to simplify the capitalization structure. The Exchange Offer was conditioned upon at least 90 percent of the cumulative original issue price paid for all of the issued and outstanding shares of Series D Preferred stock. The shareholders were entitled to exchange their shares of Series D Preferred at a premium over the current conversion rate of 30 shares of common stock per Series D Preferred share as follows: 15 shares for each $1,000 of original price paid, 10 shares for each $676 of original price paid, and 8 shares for each $500 of original price paid. Under the Exchange Offer, 46,095 shares of Series D Preferred stock converted into 1,828,283 shares of common stock.

During the nine months ended June 30, 2013, a total of 48,295 shares of Series D Preferred stock (including shares exchanged for common stock in the Exchange Offer) were converted into 1,894,283 shares of common stock. As of June 30, 2013 and September 30, 2012, there were 468 and 48,763 Series D Preferred shares outstanding, respectively.

Voting Rights and Liquidation Preference
The holders of the Series D Preferred stock may vote their shares on an as-converted basis on any issue presented for a vote of the shareholders, including the election of directors and the approval of certain transactions such as a merger or other business combination of the Company. For the periods ended June 30, 2013 and September 30, 2012, there were 468 and 48,763 shares of Series D Preferred stock outstanding with voting rights equivalent to 14,040 and 1,462,890 shares of common stock, respectively.

Additionally, the holders are entitled to a liquidation preference equal to their original investment amount. In the event of the liquidation, dissolution or winding up of the affairs of the Company (including in connection with a permitted sale of all or substantially all of the Company’s assets), whether voluntary or involuntary, the holders of shares of Series D Preferred stock then outstanding will be entitled to receive, out of the assets of the Company available for distribution to its shareholders, an amount per share equal to original issue price, as adjusted to reflect any stock split, stock dividend, combination, recapitalization and the like with respect to the Series D Preferred stock.

Series D Preferred Stock Purchase Warrants
As of June 30, 2013 and September 30, 2012, the Company had warrants outstanding for the purchase of 5,400 shares of Series D Preferred stock at an exercise price of $16.67 per share. The warrants were issued in connection with a subscription to purchase Series D Preferred stock which expire beginning in November 2013 and ending July 2016.

(17) COMMON STOCK

Authorized Shares

The Company held an Annual Shareholders meeting on February 28, 2013, at which time the shareholders approved a reverse stock split at a ratio of 200 for 1 and amended the total authorized shares of common stock to 15,000,000 shares. The effect of the reverse stock split has been reflected throughout these financial statements.

Common Stock Issuances

During the nine months ended June 30, 2013, the Company issued the following shares of common stock: 1,894,283 from the exchange or conversion of 48,295 shares of Series D Preferred stock, 701,444 shares from the conversion of $3,156,493 of debt and accrued interest, 181,033 shares to pay $1,654,673 of accrued dividends on Series D Preferred stock, 16,266 shares for services valued at $71,979, 2,981 shares issued to pay accrued board of director fees valued at $37,500, and 3,805 shares for commissions valued at $34,245. Subsequent to June 30, 2013, the Company issued 799 shares of common stock as payment of dividends on Series D Preferred stock for the 3rd fiscal quarter ended June 30, 2013.

(18) STOCK OPTIONS AND WARRANTS

Stock Incentive Plan

At the annual meeting of shareholders on December 21, 2011, the shareholders approved the 2012 Equity Compensation Plan (the “2012 Plan”), which had previously been adopted by the Board of Directors of the Company. The 2012 Plan provides for the grant of incentive stock options and nonqualified stock options, restricted stock, stock appreciation rights, performance shares, performance stock units, dividend equivalents, stock payments, deferred stock, restricted stock units, other stock-based awards and performance-based awards to employees and certain non-employees who have important relationships with the Company. A total of 90,000 shares are authorized for issuance pursuant to awards granted under the 2012 Plan. During the nine months ended June 30, 2013 and 2012, 0 and 30,000 options were issued under this 2012 Plan, respectively. As of June 30, 2013, 60,000 shares of common stock were available for future grants under the 2012 Plan.

For the nine months ended June 30, 2013 and 2012, the Company calculated compensation expense of $22,032 and $199,755, respectively, related to the vesting of stock options previously granted under Company stock incentive plans in prior years. Compensation expense associated with unvested stock options and warrants of $7,644 will be recognized over the fiscal year ending September 30, 2013.

All Options and Warrants

The fair value of each stock option and warrant grant is estimated on the date of grant using the Black-Scholes option-pricing model. The Company granted warrants to purchase 129,649 and 54,500 shares of common stock during the nine months ended June 30, 2013 and 2012, respectively. The Company recorded $399,751 and $1,472,732 of expense for the nine months ended June 30, 2013 and 2012, respectively, related to the issuance, vesting and re-pricing of all stock options and warrants. As of June 30, 2013, $7,644 of compensation expense associated with unvested stock options and warrants issued previously to employees and $71,250 of expense associated with unvested warrants issued previously to board members will be recognized over the remaining fiscal year. The option and warrant grants for nine months ended June 30, 2013 and 2012 were valued using the Black-Scholes model with the following weighted-average assumptions:

	Nine Months Ended June 30,
	2013	2012
Expected cash dividend yield	-	-
Expected stock price volatility	108%	95%
Risk-free interest rate	0.15%	0.36%
Expected life of options/warrants	2 years	2 years

The expected life of stock options (warrants) represents the period of time that the stock options or warrants are expected to be outstanding based on the simplified method allowed under GAAP. The expected volatility is based on the historical price volatility of the Company’s common stock. The Company changed from a daily volatility calculation for the nine months ended June 30, 2012 to a weekly volatility for the nine months ended June 30, 2013. The risk-free interest rate represents the U.S. Treasury bill rate for the expected life of the related stock options (warrants). The dividend yield represents the Company’s anticipated cash dividends over the expected life of the stock options (warrants).

A summary of stock option activity for the nine months ended June 30, 2013 is presented below:

	Shares Under Option/ Warrant	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
Outstanding as of September 30, 2012	336,782	$28.00
Granted	129,651	$10.79
Expired / Cancelled	(29,000)	$60.01

Outstanding as of June 30, 2013	437,433	$20.59	1.57 years	$506,361
Exercisable as of June 30, 2013	377,064	$22.19	1.54 years	$214,560

Subsequent to June 30, 2013, the Company granted warrants to purchase 14,286 shares of common stock for two years with an exercise price of $14.70 per share, valued on July 1, 2013 the date of the grant, to board members and valued at $82,715. These warrants are fully vested.

(19) CHANGES IN EQUITY

A summary of the composition of equity of the Company as of June 30, 2013, and the changes during the nine months then ended is presented in the following table:

Total Equity
Balance at September 30, 2012	$4,427,137
Issuance of common stock for:
Dividends from Series D Preferred stock	1,654,673
Services	143,724
Debt	3,156,493
Fractional shares disposed due to reverse stock split	(1,996)
Issuance of warrants to a director for services rendered	318,344
Vesting of stock options and warrants	81,407
Series D Preferred dividends	(1,033,470)
Beneficial conversion feature related to convertible debenture	15,349,074
Net loss	(6,194,027)
Balance at June 30, 2013	$17,901,359

(20) COMMITMENTS AND CONTINGENCIES

Legal Matters

Lazar Leybovich et al v. SecureAlert, Inc. On March 29, 2012, Lazar Leybovich, Dovie Leybovich and Ben Leybovich filed a complaint in the 11th Circuit Court in and for Miami-Dade County, Florida alleging breach of contract with regard to certain stock redemption agreements with the Company. The complaint was subsequently withdrawn by the plaintiffs. An amended complaint was filed by the plaintiffs on November 15, 2012. The Company believes these allegations are inaccurate and intends to defend the case vigorously. The Company has not accrued any potential loss as the probability of incurring a material loss is deemed remote by management, after consultation with outside legal counsel.

Camacho Melendez et al v. Commonwealth of Puerto Rico and International Surveillance Services Corporation. On April 24, 2012 the plaintiffs filed suit against the Commonwealth of Puerto Rico and ISS, claiming negligence by ISS and the government of the Commonwealth of Puerto Rico resulting in the death of a woman. The complaint seeks damages of $2,110,000. The Company is in discussions with the government of the Commonwealth of Puerto Rico to resolve this matter and to obtain a complete release of all claims; the Company expects to finalize this matter before the end of the fiscal year.

Integratechs v. SecureAlert, Inc. On March 14, 2013, Integratechs, Inc., filed a suit in the Fourth Judicial District Court of Utah County, claiming the Company breached a contract for computer services and intentionally interfered with its economic relations. The Company believes the allegations are inaccurate and will defend the case vigorously.

Christopher P. Baker v. SecureAlert, Inc. In February 2013, Mr. Baker filed suit against the Company in the Third Judicial District Court in and for Salt Lake County, State of Utah. Mr. Baker asserts that the Company breached a 2006 consulting agreement with him and claims damages of not less than $210,000. The Company disputes plaintiff’s claims and will defend the case vigorously.

(21) DISCONTINUED OPERATIONS

SecureAlert entered into a Stock Purchase Agreement with certain of the former principals of its wholly-owned subsidiary, Midwest Monitoring & Surveillance, Inc. (“Midwest”) whereby they purchased from the Company all of the issued and outstanding capital stock of Midwest. The agreement was effective as of October 1, 2012. Additionally, the Company entered into a Stock Purchase Agreement to sell to a former principal all of the issued and outstanding stock of Court Programs Inc. (“Court Programs”), effective January 1, 2013. Midwest and Court Programs were components of the Company’s consolidated entity, and as a result of the sale of these entities, these financial statements include the applicable discontinued operations reporting treatment.

The following is a summary of the assets and liabilities of Midwest and Court Programs reported as discontinued operations for the June 30, 2013 and September 30, 2012 periods:

	June 30,	September 30,
	2013	2012
Current assets:
Cash	$-	$237,082
Accounts receivable, net of allowance for doubtful accounts	-	452,841
Note receivable	-	81,389
Prepaid expenses and other assets	-	218,593
Total current assets	$-	$989,905

Non-current assets:
Property and equipment, net of accumulated depreciation	$-	$170,894
Monitoring equipment, net of accumulated amortization	-	153,163
Deposits	-	9,218
Goodwill	-	375,000
Intangible assets, net of accumulated amortization	-	125,617
Total non-current assets	$-	$833,892

Current liabilities:
Accounts payable	$-	$614,557
Accrued liabilities	-	561,611
Deferred revenue	-	67,613
Current portion of long-term related-party debt	-	138,602
Current portion of long-term debt	-	295,067
Total current liabilities	$-	$1,677,450

Long-term liabilities:
Long-term portion of related-party debt	-	-
Long-term portion of debt	-	364,270
Total long-term liabilities	$-	$364,270

The following is a summary of the operating results of discontinued operations for the nine months ended June 30, 2013 and 2012:

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Revenues	$-	$1,794,133	$477,298	$5,135,887
Cost of revenues	-	(1,105,363)	(163,487)	(3,102,773)
Gross profit	-	688,770	313,811	2,033,114
Selling, general and administrative	-	(911,802)	(319,976)	(2,166,014)
Income from operations	-	(223,032)	(6,165)	(132,900)
Other income	-	(22,946)	(295)	(45,715)
Net loss from discontinued operations	$-	$(245,978)	$(6,460)	$(178,615)

(22) SUBSEQUENT EVENTS

The Company evaluated subsequent events through the date the accompanying consolidated financial statements were issued. Subsequent to June 30, 2013, the following events occurred:

1)	799 shares of common stock were issued for the 3rd fiscal quarter Series D Preferred stock dividends, valued at $9,325.

2)	Warrants to purchase 14,286 shares of common stock for two years with an exercise price of $14.70 per share, valued on July 1, 2013 the date of the grant, were issued to board members and valued at $82,715. These warrants are fully vested at date of issuance.

3)	680 shares of common stock were issued to a board member for payment of services rendered from March 2013 through June 30, 2013, valued at $10,000.

4)	The Company entered into a related-party service agreement to provide a backup and disaster recovery system and other services (see Note 15).

5)	The Company entered into an acknowledgement and agreement with Sapinda Asia whereby the Company agreed to waive the penalties and any other “out of pocket” expenses owed by Sapinda Asia under the Loan and Sapinda Asia acknowledges that it is not owed an origination fee. Both Parties have also agreed to accelerate the conversion of the loan to reduce the accumulation of interest debt under the Loan. Sapinda Asia commits and is bound to convert all principal and accrued interest under the Loan into common stock of the Company no later than 15 calendar days following the effective date of a registration statement with the Securities and Exchange Commission to register such shares, which the Company has agreed to file in a timely manner.

SECUREALERT, INC.

3,905,917 Shares of Common Stock

PROSPECTUS

November 13, 2013

i

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.

Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses, payable by us in connection with the sale of the Common Stock being registered. All amounts shown are estimates except for the SEC registration fee.

Amount to
be Paid
SEC registration fee	$9,508
Printing and engraving expenses	$5,000
Legal fees and expenses	$30,000
Accounting fees and expenses	$15,000
Transfer agent and registrar fees and expenses	$1,000
Miscellaneous expenses	$1,000

Total	$61, 508

Item 14.

Indemnification of Directors and Officers.

Section 16-10a-841 of the Utah Revised Business Corporation Act (the “UBCA”) allows a Utah corporation to provide, in its articles of incorporation, bylaws or by shareholder resolution, for the elimination or limitation of personal liability of a director to the corporation or to its shareholders for monetary damages for any action or omission, as a director, except (i) liability for a financial benefit received by a director to which he was not entitled, (ii) intentional infliction of harm on the corporation or the shareholders, (iii) an unlawful distribution to shareholders in violation of the UBCA, and (iv) intentional violation of criminal law.

Section 16-10a-902 of the UBCA provides that a Utah corporation may indemnify any individual made a party to a proceeding because he or she is or was a director, against liability incurred in the proceeding, if: (a) the director’s conduct was in good faith, (b) the director reasonably believed that his or her conduct was in, or not opposed to, the corporation’s best interests; and (c) in the case of any criminal proceeding, the director had no reasonable cause to believe such conduct was unlawful; provided, however, that a corporation may not indemnify a director under Section 16-10a-902 if the director was adjudged liable to the corporation in a proceeding by or in the right of the corporation or adjudged liable for deriving an improper personal benefit.  All indemnification is limited to reasonable expenses only.

Section 16-10a-903 of the UBCA provides that, unless limited by its articles of incorporation, a Utah corporation shall indemnify a director who was successful, on the merits or otherwise, in the defense of any proceeding, or in the defense of any claim, issue or matter in the proceeding, to which the director was a party because he or she is or was a director of the corporation, against reasonable expenses incurred in connection with the proceeding or claim with respect to which the director has been successful.

In addition to the indemnification provided by Sections 902 and 903, Section 6-10a-905 of the UBCA provides that, unless otherwise limited by a corporation’s articles of incorporation, a director may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction.

Under Section 16-10a-904 of the UBCA, a Utah corporation may pay for or reimburse the reasonable expenses incurred by a director in advance of final disposition of the proceeding if the director furnishes the corporation a written affirmation of his or her good faith belief that the director has met the applicable standard of conduct, provides a written undertaking personally binding the director to pay the advance if it is ultimately determined that he or she did not meet the standard of conduct, and a determination is made that the facts then known to those making a determination would not preclude indemnification.  The director’s undertaking need not be secured and may be accepted without reference to financial ability to make repayment.  Section 16-10a-906 prohibits a corporation from making any discretionary indemnification, payment or reimbursement of expenses unless a determination has been made that the director has met the applicable standard of conduct.

The determination required under Sections 16-10a-904 and 16-10a-906 of the UBCA must be made as follows: (1) by a majority vote of a quorum of the board of directors who are not parties to the proceeding; (2) if a quorum cannot be obtained as contemplated by (1), above, by a majority vote of a committee of two or more members of the board of directors who are not parties to the proceeding and are designated by the board of directors; (3) by special legal counsel selected by a quorum of the board of directors or its committee composed of persons determined in the manner prescribed in (1) or (2), above, or if a disinterested quorum of the board of directors or committee is not possible, then selected by a majority vote of the full board of directors, or (4) by a majority of the shareholders entitled to vote by person or proxy at a meeting.

Section 16-10a-907 of the UBCA provides that, unless a corporation’s articles of incorporation provide otherwise, (i) an officer of the corporation is entitled to mandatory indemnification under Section 903 and is entitled to apply for court-ordered indemnification under Section 905, in each case to the same extent as a director, (ii) a corporation may indemnify and advance expenses to an officer, employee, fiduciary or agent of the corporation to the same extent as a director, and (iii) a corporation may also indemnify and advance expenses to an officer, employee, fiduciary or agent who is not a director to a greater extent, if not inconsistent with public policy, and if provided for by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.

Section 16-10a-908 of the UBCA provides that a corporation may purchase and maintain liability insurance on behalf of a person who is or was a director, officer, employee, fiduciary, or agent of the corporation or who, while serving as a director, officer, employee, fiduciary, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, fiduciary, or agent of another foreign or domestic corporation or other person, or of an employee benefit plan against liability asserted against or incurred by the individual in that capacity or arising from his status as such, whether or not the corporation would have the power to indemnify him or her against the same liability under Sections 902, 903 or 907 of the UBCA.

Section 16-10a-909 of the UBCA provides that a provision treating a corporation’s indemnification of or advance for expenses to, directors that is contained in its articles of incorporation or bylaws, in a resolution of its stockholders or board of directors or in a contract, (except an insurance policy), or otherwise, is valid only if and to the extent the provision is not inconsistent with Sections 901 through 909 of the Revised Act.  If the articles of incorporation limit indemnification or advancement of expenses, indemnification and advancement of expenses are valid only to the extent not inconsistent with the articles.

The Company’s Amended and Restated Articles of Incorporation provide that, to the fullest extent permitted by the Revised Act or any other applicable law, a director of the Company will not be personally liable to the Company or its shareholders for monetary damages for any action taken or failure to take any action as a director, except liability for (a) the amount of a financial benefit received by a director to which he is not entitled, (b) an intentional infliction of harm on the Company or its shareholders, (c) a violation of Section 16-10a-842 of the Revised Act (regarding unlawful distributions) or (d) an intentional violation of criminal law.

The Amended and Restated Articles of Incorporation also provide that, to the fullest extent permitted by the Revised Act or other applicable law, (a) the Company will indemnify a person made or threatened to be made a party to any action for all liabilities and expenses incurred by such person in connection with such action because such person is or was a director or officer of the Company or served at the request of the Company as a director, officer, partner, trustee, employee, fiduciary or agent of another entity and (b) the Company will advance expenses to such person in advance of a final disposition of such action.

The Amended and Restated Articles of Incorporation further provide that neither an amendment nor repeal of the such provisions of the Company’s Amended and Restated Articles of Incorporation, nor the adoption of a provision of the Company’s Amended and Restated Articles of Incorporation that is inconsistent with such provisions, will eliminate or reduce the effect of such provisions with respect to any matter that occurs or action or proceeding that accrues or arises prior to such amendment or repeal of such provisions or the adoption of a provision that is inconsistent with such provisions.

The Company’s Bylaws require the Company to indemnify any individual who is made a party to a proceeding because the individual is or was a director or officer of the Company against any liability or expenses incurred in connection with such proceeding to the maximum extent allowed under Utah law, and to advance expenses to any such individual.

The Company has also entered into Indemnification Agreements with each of its directors and executive officers.  In such agreements, the Company agrees to hold harmless and indemnify, including with respect to expenses, the respective officer or director to the fullest extent authorized or permitted by the Revised Act, the Company’s Amended and Restated Articles of Incorporation or the Company’s Bylaws.  The Company also agrees to pay the entire amount of liabilities and expenses, without requiring the contribution of the respective officer or director, in any action in which the Company is held jointly liable with such officer or director.  The Indemnification Agreements further require the Company to advance expenses to such officer or director to the maximum extent as may be permitted under the Revised Act.

The foregoing description is necessarily general and does not describe all details regarding the indemnification of officers, directors or controlling persons of the Company.

Item 15.

Recent Sales of Unregistered Securities.

During the fiscal year ended September 30, 2013, we sold the securities described below without registration under the Securities Act of 1933, as amended (the “Securities Act”) in reliance upon exemptions from registration available under Section 4(a)(2) of the Securities Act and rules and regulations promulgated under the Securities Act, including Regulation D and Regulation S.

Common Stock

We issued the following shares of Common Stock: 181,832 shares of Common Stock as payment of dividends on our Series D Convertible Preferred stock; 21,884 shares of Common Stock for services, valued at $141,758; 3,661 shares of Common Stock for the payment of board of director fees, valued at $47,500; 4,607,361 shares of Common Stock for conversion of debt totaling $20,733,118; and 1,894,283 shares of Common Stock upon the exchange or conversion of 48,295 shares of Series D Preferred stock.

In each of the transactions listed above, the securities were issued in private transactions, solely to accredited investors without general solicitation and without registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act and the rules and regulations promulgated under the Securities Act, as indicated above.

In each of the transactions listed above, the shares of Common Stock were issued without registration under the Securities Act in reliance on exemptions from registration provided by Section 4(a)(2) of the Securities Act and the rules and regulations promulgated thereunder.

Purchases of Equity Securities

Neither the Company nor any affiliated purchaser as defined in Rule 10b-18(3) of the Exchange Act made any purchases of shares of the Company’s Common Stock during the year ended September 30, 2012.

Item 16.

Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit Number	Title of Document

3(i)(1)	Articles of Incorporation (incorporated by reference to our Registration Statement and Amendments thereto on Form 10-SB, effective December 1, 1997).

3(i)(2)	Amendment to Articles of Incorporation for Change of Name (previously filed as Exhibit on Form 10-KSB for the fiscal year ended September 30, 2001).

3(i)(3)	Amendment to Articles of Incorporation Amending Rights and Preferences of Series A Preferred Stock (previously filed as Exhibit on Form 10-KSB for the fiscal year ended September 30, 2001).

3(i)(4)	Amendment to Articles of Incorporation Adopting Designation of Rights and Preferences of Series B Preferred Stock (previously filed as Exhibit on Form 10- QSB for the six months ended March 31, 2002).

3(i)(5)
Certificate of Amendment to the Designation of Rights and Preferences Related to Series A 10% Cumulative Convertible Preferred Stock of SecureAlert, Inc. (incorporated by reference to our annual report on Form 10-KSB for the fiscal year ended September 30, 2001).

3(i)(6)
Certificate of Amendment to the Designation of Rights and Preferences Related to Series C 8% Convertible Preferred Stock of SecureAlert, Inc. (incorporated by reference to our Current Report on Form 8-K, filed with the Commission on March 24, 2006).

3(i)(7)	Articles of Amendment to Articles of Incorporation filed July 12, 2006 (previously filed as exhibits to our current report on Form 8-K filed July 18, 2006, and incorporated herein by reference).

3(i)(8)
Articles of Amendment to the Fourth Amended and Restated Designation of Right and Preferences of Series A 10% Convertible Non-Voting Preferred Stock of SecureAlert, Inc. (previously filed as Exhibit on Form  10-QSB for the nine months ended June 30, 2007, filed in August 2007).

3(i)(9)
Articles of Amendment to the Designation of Right and Preferences of Series A Convertible Redeemable Non-Voting Preferred Stock of SecureAlert, Inc. (previously filed as Exhibit on Form 10-QSB for the nine months ended June 30, 2007, filed in August 2007).

3(i)(10)
Articles of Amendment to the Articles of Incorporation and Certificate of Amendment to the Designation of Rights and Preferences Related to Series D 8% Convertible Preferred Stock of SecureAlert, Inc. (previously filed as Exhibit on Form 10-K filed in January 2010).

3(i)(11)	Articles of Amendment to the Articles of Incorporation filed March 28, 2011 (previously filed as Exhibit on Form 8-K filed April 4, 2011).

3(i)(12)	Articles of Amendment to the Articles of Incorporation of SecureAlert, Inc., filed August 1, 2011 (previously filed as Exhibit on Form 10-Q filed August 15, 2011).

3(i)(13)	Articles of Amendment to the Articles of Incorporation of SecureAlert, Inc., filed December 28, 2011 (previously filed as Exhibit to Definitive Proxy Statement, filed October 25, 2011)

3(i)(14)	Articles of Amendment to the Articles of Incorporation of SecureAlert, Inc., filed April 11, 2013 (previously filed as Exhibit on Form 10-Q filed May 15, 2013).

3(ii)	Bylaws (incorporated by reference to our Registration Statement on Form 10-SB, effective December 1, 1997).

3(iii)	Amended and Restated Bylaws (previously filed in February 2011 as an Exhibit to the Form 10-Q for the three months ended December 31, 2010).

4.01	2006 Equity Incentive Award Plan (previously filed in August 2006 as an Exhibit to the Form 10- QSB for the nine months ended June 30, 2006).

4.02	2012 Equity Incentive Award Plan (previously filed as Exhibit to Definitive Proxy Statement, filed October 25, 2011).

v

5.1	Opinion of Durham Jones & Pinegar

10.01	Distribution and Separation Agreement (incorporated by reference to our Registration Statement and Amendments thereto on Form 10-SB, effective December 1, 1997).

10.02	1997 Stock Incentive Plan of the Company, (incorporated by reference to our Registration Statement and Amendments thereto on Form 10-SB, effective December 1, 1997).

10.03	1997 Transition Plan (incorporated by reference to our Registration Statement and Amendments thereto on Form 10-SB, effective December 1, 1997).

10.04	Securities Purchase Agreement for $1,200,000 of Series A Preferred Stock (incorporated by reference to our Registration Statement and Amendments thereto on Form 10-SB, effective December 1, 1997).

10.05	Loan Agreement (as amended) dated June 2001 between ADP Management and the Company (incorporated by reference to our annual report on Form 10-KSB for the fiscal year ended September 30, 2001).

10.06
Loan Agreement (as amended and extended) dated March 5, 2002 between ADP Management and the Company, effective December 31, 2001 (filed as an Exhibit to our quarterly report on Form 10-QSB for the quarter ended December 31, 2001).

10.07	Agreement with ADP Management, Derrick and Dalton (April 2003) (previously filed as Exhibit on Form 10-QSB for the six months ended March 31, 2003)

10.08	Security Agreement between Citizen National Bank and the Company (previously filed with Form 8-K in July 2006).

10.09	Promissory Note between Citizen National Bank and the Company (previously filed with Form 8-K in July 2006).

10.10	Common Stock Purchase Agreement dated as of August 4, 2006 (previously filed as an Exhibit to our current report on Form 8-K filed August 7, 2006 and incorporated herein by reference).

10.11	Change in Terms Agreement between Citizen National Bank and the Company (previously filed as Exhibit on Form 10-KSB for the fiscal year ended September 30, 2006)

10.12	Securities Purchase Agreement between the Company and VATAS Holding GmbH, a German limited liability company (previously filed with Form 8-K in November 2006).

10.13
Common Stock Purchase Warrant between the Company and VATAS Holding GmbH dated November 9, 2006 (previously filed as Exhibit on Form 10-QSB for the three months ended December 31, 2006, filed in February 2007).

10.14
Settlement Agreement and Mutual Release between the Company and Michael Sibbett and HGR Enterprises, LLC, dated as of February 1, 2007 (previously filed as Exhibit on Form 10-QSB for the three months ended December 31, 2006, filed in February 2007).

10.15
Distributor Sales, Service and License Agreement between the Company and Seguridad Satelital Vehicular S.A. de C.V., dated as of February 5, 2007 (previously filed as Exhibit on Form 10-QSB for the three months ended December 31, 2006, filed in February 2007).

10.16
Distributor Agreement between the Company and QuestGuard, dated as May 31, 2007.  Portions of this exhibit were redacted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission (previously filed as Exhibit on Form 10-QSB for the nine months ended June 30, 2007, filed in August 2007).

10.17
Stock Purchase Agreement between the Company and Midwest Monitoring & Surveillance, Inc., dated effective December 1, 2007 (previously filed as Exhibit on Form 10-KSB for the fiscal year ended September 30, 2007, filed in January 2008).

10.18
Stock Purchase Agreement between the Company and Court Programs, Inc., Court Programs of Florida Inc., and Court Programs of Northern Florida, Inc., dated effective December 1, 2007 (previously filed as Exhibit on Form 10-KSB for the fiscal year ended September 30, 2007, filed in January 2008).

10.19
Sub-Sublease Agreement between the Company and Cadence Design Systems, Inc., a Delaware corporation, dated March 10, 2005 (previously filed as Exhibit on Form 10-KSB/A for the fiscal year ended September 30, 2007, filed in June 2008).

10.20
Patent Assignment Agreement between Futuristic Medical Devices, LLC, dated September 14, 2007 (previously filed as Exhibit on Form 10-KSB/A for the fiscal year ended September 30, 2007, filed in June 2008).

10.21
Patent Assignment Agreement between Futuristic Medical Devices, LLC, dated September 14, 2007 (previously filed as Exhibit on Form 10-KSB/A for the fiscal year ended September 30, 2007, filed in June 2008).

10.22
Patent Assignment Agreement between Futuristic Medical Devices, LLC, dated September 14, 2007 (previously filed as Exhibit on Form 10-KSB/A for the fiscal year ended September 30, 2007, filed in June 2008).

10.23
Patent Assignment Agreement between Futuristic Medical Devices, LLC, dated December 20, 2007 (previously filed as Exhibit on Form 10-KSB/A for the fiscal year ended September 30, 2007, filed in June 2008).

10.24
Stock Purchase Agreement (sale of Volu-Sol Reagents Corporation shares to Futuristic Medical, LLC), dated January 15, 2008, including voting agreement (previously filed as Exhibit on Form 10-KSB/A for the fiscal year ended September 30, 2007, filed in June 2008).

10.25
Distribution and License Agreement between euromicron AG, a German corporation, and the Company, dated  ay 28, 2009 (previously filed as Exhibit on Form 10-Q for the nine months ended June 30, 2009, filed in August 2009).

10.26
Agreement for Monitoring & Associated Services among I.C.S. of the Bahamas Co., Ltd., SecureAlert, Inc., International Surveillance Services Corp and The Ministry of National Security, dated November 19, 2010 (previously filed with Form 8-K in November 2010).

10.27	Agreement and Royalty Agreement between Borinquen Container Corporation and SecureAlert, effective July 1, 2011 (previously filed with Form 8-K in August 2011).

10.28
Addendum to the Royalty Agreement between Borinquen Container Corporation and SecureAlert, effective July 1, 2011 (previously filed as Exhibit on Form 10-Q for the six months ended March 31, 2012, filed in May 2012).

10.29	Stock Purchase Agreement between Gary Shelton, Larry and Sue Gardner and SecureAlert, effective October 1, 2012 (previously filed on Form 8-K in December 2012).

10.30	Loan and Security Agreement between Sapinda Asia Limited and SecureAlert, effective December 3, 2012 (previously filed on Form 8-K in December 2012).

10.31	Stock Purchase Agreement between David Rothbart and SecureAlert, effective February 8, 2013 (previously filed on Form 10-Q in February 2012).

10.32	Settlement and Royalty and Share Buy Back among Borinquen Container Corporation, Sapinda Asia Limited, and SecureAlert, effective February 4, 2013 (previously filed on Form 8-K in February 2013).

10.33	Acknowledgement and Agreement between Sapinda Asia Limited, and SecureAlert, dated August 13, 2013.

23.1	Consent of Hansen, Barnett & Maxwell, LLP

23.2	Consent of Durham Jones & Pinegar

99.1	Insider Trading Policy Adopted

101.INS*	XBRL INSTANCE DOCUMENT (Financial notes for period ending 9/30/2012 do not reflect post reverse split stock numbers)

101.SCH*	XBRL TAXONOMY EXTENSION SCHEMA

101.CAL*	XBRL TAXONOMY EXTENSION CALCULATION LINKBASE

101.DEF*	XBRL TAXONOMY EXTENSION DEFINITION LINKBASE

101.LAB*	XBRL TAXONOMY EXTENSION LABEL LINKBASE

101.PRE*	XBRL TAXONOMY EXTENSION PRESENTATION LINKBASE

* Filed herewith

(b) Financial Statement Schedules

No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or the notes thereto.

Item 17.

Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

           (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sandy, Utah, on the 13 day of November, 2013.

SECUREALERT, INC.
By:	/s/ Guy Dubois

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of SecureAlert, Inc., hereby severally constitute and appoint Guy Dubois, Chad Olsen and Gordon Jesperson and each of them singly, our true and lawful attorneys, with full power to them and each of them singly, to sign for us in our names in the capacities indicated below, any amendments to this registration statement on Form S-1 (including any post-effective amendments thereto), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and generally to do all things in our names and on our behalf in our capacities as officers and directors to enable SecureAlert, Inc., to comply with the provisions of the Securities Act of 1933, as amended, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Guy Dubois	Director, Member Executive Committee	November 13, 2013
Guy Dubois	(Acting Principal Executive Officer

/s/ David S. Boone	Director	November 13, 2013
David S. Boone

/s/ Chad D. Olsen	Chief Financial Officer and (Principal Financial	November 13, 2013
Chad D. Olsen	Officer and Principal Accounting Officer

/s/ Rene Klinkhammer	Director	November 13, 2013
Rene Klinkhammer

/s/ Winfried Kunz	Director	November 13, 2013
Winfried Kunz

/s/ Dan L. Mabey	Director	November 13, 2013
Dan L. Mabey

/s/ George F. Schmitt	Director	November 13, 2013
George F. Schmitt

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